     As Filed with the Securities and Exchange Commission on May 21, 1999
                                                       Registration No. 333-

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 ------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                                 ------------
                                  IXnet, Inc.
  (exact name of registrant as specified in its certificate of incorporation)

                                 ------------

           Delaware                            4813                         13-4060000
                                                                   (IRS Employer Identification
 (state or other jurisdiction           (Primary Standard                      No.)
     of incorporation or
         organization)             Classification Code Number)

                               Wall Street Plaza
                                88 Pine Street
                           New York, New York 10005
                                (212) 412-6400
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                 ------------

                                David A. Walsh
                            Chief Executive Officer
                                  IXnet, Inc.
                               Wall Street Plaza
                                88 Pine Street
                           New York, New York 10005
                                (212) 412-6400
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                                 ------------
                                  Copies to:

           Thomas N. Talley, Esq.                          Michael A. Conza, Esq.
            Mark I. Sokolow, Esq.                     Testa, Hurwitz & Thibeault, LLP
           Thacher Proffitt & Wood                            125 High Street
           Two World Trade Center                       Boston, Massachusetts 02110
          New York, New York 10048                             (617) 248-7000
               (212) 912-7400

                                 ------------
   Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

               Title of each                      Proposed
            Class of Securities              Maximum Aggregate     Amount of
              to be Registered               Offering Price (1) Registration Fee
--------------------------------------------------------------------------------
Common Stock, $0.01 par value...............    $185,437,500        $51,552

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to
Section 8(a), may determine.

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-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+We will amend and complete the information in this prospectus. Although we + +are permitted by U.S. federal securities laws to offer these securities using + +this prospectus, we may not sell them or accept your offer to buy them until + +the documentation filed with the SEC relating to these securities has been + +declared effective by the SEC. This prospectus is not an offer to sell these + +securities or our solicitation of your offer to buy these securities in any +
+jurisdiction where that would not be permitted or legal.                      +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                      SUBJECT TO COMPLETION - MAY 21, 1999
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Prospectus
      , 1999

           [Logo of IXnet]
                                     IXnet

                               Shares of Common Stock

--------------------------------------------------------------------------------

    IXnet, Inc.:           The Offering:

    . We provide highly    . We are offering to
      reliable, secure       the public
      and fully managed      shares of our
      communications         common stock.
      services to the
      worldwide financial  . The underwriters
      community through      have an option to
      our global             purchase an
      Extranet.              additional   shares
                             from us to cover
    . IXnet, Inc.            over-allotments.
     88 Pine Street
     New York, New York    . This is our initial
     10005                   public offering,
     (212) 412-6400          and no public
                             market currently
    Proposed Symbol &        exists for our
    Market:                  shares.

    . IXNT/Nasdaq          . We plan to use the
      National Market        proceeds from this
                             offering to invest
                             in the expansion of
                             our global
                             Extranet. We may
                             also use these
                             proceeds for
                             possible future
                             acquisitions,
                             strategic alliances
                             or investments in
                             property or assets
                             for our business.

                           . Closing:    , 1999.

    ---------------------------------------------------
                                        Per Share Total
    ---------------------------------------------------
     Public offering price, estimated:    $       $
     Underwriting fees:
     Proceeds to IXnet:
    ---------------------------------------------------

    This investment involves risk. See "Risk Factors" beginning on page 12.

--------------------------------------------------------------------------------
Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

                           Joint Book-Running Managers

Donaldson, Lufkin & Jenrette                                Salomon Smith Barney

                                   --------

Merrill Lynch & Co.

                       First Union Capital Markets Corp.

                                                                 DLJdirect Inc.

        [Graphic consisting of a cloud encircling the text "IXnet
       Global Extranet." Surrounding the cloud are IXnet's target customer groups identified by text. Starting from the top and proceeding clockwise the groups are: "broker-dealers,"
        "investment banks," "asset managers/hedge funds," "inter-
              dealer brokers," "electronic trading firms,"
      "commodities/futures trading firms," "content providers" and
     "exchanges." Below the graphic is the text "IXnet is a leading provider of communications services to the worldwide financial services community. Our global Extranet links the key financial trading centers worldwide and can be accessed by all types of financial services firms."]
      [Map of the world with the names and location of each of the
         39 cities in which IXnet has points of presence. Lines
             representing the Extranet connect the cities.]

                               TABLE OF CONTENTS

                                                                          Page
Prospectus Summary.......................................................    4

Risk Factors.............................................................   12

IXnet, Inc...............................................................   22

Use of Proceeds..........................................................   24

Dividend Policy..........................................................   24

Capitalization...........................................................   25

Dilution.................................................................   26

Selected Combined and Consolidated Financial Data........................   27

Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................   33

                                                                            Page
Business...................................................................   46

Management.................................................................   66

Principal Stockholders.....................................................   75

Certain Relationships and Related Transactions.............................   77

Description of Capital Stock...............................................   82

Shares Eligible for Future Sale............................................   83

Underwriting...............................................................   85

Legal Matters..............................................................   87

Experts....................................................................   87

Additional Information.....................................................   87

Index to Financial Statements..............................................  F-1


                                 ------------

   The following are the trademarks and service mark of IXnet: IXPrime(TM); IXGlobal(TM); Trade24(TM); IXLink(TM); DigiHoot(TM); MetroLink SM and Liquidity(TM). This prospectus also refers to trademarks, trade names and service marks of other companies. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder.

                               PROSPECTUS SUMMARY

   You should read the following summary together with the more detailed information regarding our company, the common stock we are offering and the financial statements and notes to those statements that appear elsewhere in this prospectus. We will refer to IXnet, Inc. and its subsidiaries as "IXnet," "we," "us" and "our." We will refer to our parent company, IPC Information Systems, Inc., and its subsidiaries, as "IPC."

                                     IXnet

Our Business and Services

   IXnet is a leading provider of communication services to the worldwide financial services community. We have built and operate the IXnet network, a global extranet connecting financial services firms and their business partners as well as multiple offices within the same firm on a seamless network. Through our Extranet, our customers obtain highly reliable, secure and fully managed voice and data connectivity without having to access multiple disparate public networks or rely on multiple customer service organizations.

   We provide services tailored to meet the specialized needs of the financial services community, including managed voice and data services, virtual private network services and turnkey outsourced network solutions. In addition, we aggregate, host and distribute financially oriented content, such as news, research, analytics and market data, for information service providers, enabling them to efficiently reach this community. Our on-net customers receive the following benefits by connecting to our Extranet:

  . access to our high performance global network that connects over 450 financial services firms and their business partners;

  . multiple voice and data services over a single high capacity network connection;

  .  outsourced network solutions;

  .  on-demand access to multiple content providers;

  . rapid and efficient provisioning of inter- and intra-firm communication links;

  .  superior customer service and support from a single network provider;
     and

  . a content neutral delivery mechanism for content providers to efficiently, economically and effectively reach their target market.

   Financial service firms and their business partners comprise a large global community that relies heavily on efficient communications, interaction among members and timely access to industry-related information to conduct its business. As a result, fault tolerant communications services are mission-critical to this community. We believe our Extranet provides a unique value proposition, enabling these firms to reliably communicate in any manner over a common multi-protocol network platform, and to efficiently access information from multiple providers. We connect customers to our Extranet by installing intelligent network gateways, known as customer access nodes or CANs, on our customers' premises. Once we have installed a CAN at the customer site, we refer to the customer as being "on-net."

   As the number of on-net customers increases, the value of the Extranet to current and prospective customers grows. Adding key firms and sites to our Extranet will greatly increase its value to end-users by allowing (1) customers broader accessibility to connect to other on-net users, (2) quicker provisioning of inter-firm dedicated private line services, (3) greater cost-efficiencies to end-users for on-net inter-firm communications and (4) higher performance communications between on-net customers. We believe that our current customer base of financial services firms will attract many of their business partners to also become customers of our Extranet. This should create a cycle that will attract new customers and fuel growth in the number of services we provide to individual firms. We also believe that content providers will be attracted to our Extranet due to the efficient and cost-effective method it offers to reach the desktops of our significant audience of on-net financial services customers. We believe that as we deliver the services of an increasing number of content providers over our Extranet, additional customers will be attracted to the expanded content offerings on our Extranet.

   Our Extranet currently connects customers in financial centers in 34 countries around the world, including New York, Chicago, Toronto, London, Frankfurt, Paris, Zurich, Hong Kong, Tokyo, Sydney and Singapore. The Extranet employs advanced networking technologies such as Internet protocol, or IP, and asynchronous transfer mode, or ATM, and is designed to maximize performance through features such as redundant, dedicated fiber optic facilities, geographically distributed network operations centers, or NOCs, and physical points of presence, or POPs. In addition, we have three data centers where we provide hosting for content providers and manage servers and other equipment for customers who have outsourced their network applications to us.

   Members of the financial services community that we target as customers include broker-dealers, investment banks, asset managers/hedge funds, inter-dealer brokers, electronic trading firms, commodities/futures trading firms, content providers, exchanges, trade execution systems, correspondents, clearing and settlement firms, and insurance companies. We currently have over 450 customers including the following:


                  Broker-Dealers/                     Asset Managers/         Inter-dealer
                 Investment Banks                       Hedge Funds             Brokers           Trading Firms

  Bankers Trust         Goldman, Sachs             Charles Schwab        Cantor Fitzgerald      AIG Trading
  Barclays Bank         J.P. Morgan                Fidelity Management   Eurobrokers            Amerex Petroleum
  Bear Stearns          Lehman Brothers            Janus                 Exco                   CHOICE! Energy LP
  CIBC Oppenheimer      Merrill Lynch              Moore Capital         Garban                 ED&F Mann
  Chase Manhattan Bank  Morgan Stanley Dean Witter Robertson Stephens    Harlow Butler          FIMAT USA
  Citibank              NationsBanc Montgomery     Sanford C. Bernstein  Liberty                Natsource
  Deutsche Bank         NatWest Securities         Schroder              MW Marshalls           Orion Energy
  Donaldson, Lufkin     PaineWebber                Soros Fund Management Natsource              Power Merchants
   & Jenrette           Prudential Securities      State Street Research Prebon Yamane          PVM Oil
  Dresdner Bank         Salomon Smith Barney       Wellington Management Tradition NorthAmerica Sempra Energy
  First Union                                                                                   Spectron Energy

--------------------------------------------------------------------------------

   In addition to the customers listed above, we also host and deliver data applications on behalf of over 30 content providers including First Call, News Edge, Gov PX, IDEA and Optimark.

Market Opportunity

   The financial services community represents a large, rapidly growing market that spends significant amounts of money on technology and communications each year. Members of this community rely upon communications to conduct their business and therefore demand uniform, highly reliable and secure communications services, including access to real-time financial industry information in a highly efficient and cost effective manner. The Wall Street Telecommunications Association (WSTA) membership survey estimated that its 170 members had combined 1997 budgets in excess of $17 billion for information and communications services. This represents only a portion of the total communications services market for the financial services community as WSTA members include only those firms doing business in New York. Based on this WSTA survey and our experience in the industry, we estimate that the market for information and communications services to the worldwide financial services community is at least $25 billion annually and that this market is currently growing by an average of more than 15% per year.

   The financial services community currently has the following limited alternatives to address its exacting communications requirements: (1) building private networks, (2) utilizing the common carriers' public networks or (3) utilizing the public Internet. However, these alternatives do not provide a complete and efficient means of handling the demanding global communications needs of the financial services community.

   Building a private network often requires the commitment of substantial development time, capital and personnel as well as ongoing operating and maintenance costs. Additionally, integrating a private network with separate public and other private infrastructures and protocols is often difficult and hampers the flow of inter-firm information that is critical to the financial services community.

   Broad-based common carriers' public networks do not offer the performance, quality, services, reliability, speed or single point of responsibility that are available through a dedicated private network.

   While the Internet has become a vehicle of inexpensive communications, it has significant drawbacks including the lack of reliability, limited security and the absence of a single governing authority and contact point for all matters of accountability.

Our Solution

   Through our Extranet, our customers obtain the benefits of a dedicated private network, including highly reliable and secure global voice and data connectivity with the additional benefits of (1) seamless inter-firm connectivity, (2) a fully managed and/or outsourced network solution through one contact point for all matters of accountability and (3) not having to incur the substantial cost of building, maintaining and operating a sophisticated network infrastructure.

Our Strategy

   Our goal is to be the leading provider of multimedia communications services to the financial services community. Our business strategy includes the following elements:

  . Exploit first mover advantage. We are the first company to offer network services through a dedicated Extranet exclusively focused on the financial services community. We intend to significantly leverage our first mover position by aggressively expanding our direct salesforce and investing in the IXnet brand.

  . Rapidly deploy CANs. Adding key firms and sites to our Extranet will greatly increase its value by enabling us to offer greater inter-firm connectivity. This should enable us to attract larger numbers of potential customers and content providers, which, in turn, will further increase the value of our Extranet.

  . Accelerate network expansion. We are focused on expanding the infrastructure of our Extranet to extend our addressable market areas, enhance reliability and increase cost efficiencies.

  . Aggressively add content providers to the Extranet. We intend to become the best delivery vehicle for content providers who want to reach the financial services community. We will seek to accomplish this by remaining a content neutral delivery system and by offering content providers a cost-effective method of reaching their target market through a network gateway or by having us host their content at one of our data centers.

  . Further leverage IPC's installed base. We will continue to leverage our parent company's existing long term customer relationships in the financial services community into new IXnet business opportunities.

  . Further penetrate our existing customer base. Our customer list already includes many of the key global financial services firms, but we currently capture only a small percentage of their communications services expenditures. Accordingly, we are seeking to further penetrate our existing customer base.

  . Expand portfolio of focused service offerings. We plan to continuously expand our service offerings to meet changing customer needs, help further penetrate our customer base, attract new customers and increase the value of our Extranet.

  . Pursue strategic acquisitions. We intend to make strategic acquisitions as appropriate opportunities arise in order to expand our service offerings, broaden the reach of our Extranet and increase our customer base.

Our Relationship with IPC

   IPC currently owns all of our common stock and after this offering is
expected to own approximately    % of our common stock. IPC was established in
1973 and for the last 26 years has manufactured telephone equipment specifically designed to perform in the demanding environment of the financial trading community. IPC has grown to become a leader in providing integrated telecommunications equipment and services that facilitate the execution of transactions by the financial trading community. IPC designs, manufactures, installs and services trading room voice communication systems ("turret systems" or "dealerboards") and installs and services the cabling infrastructure and networks that provide financial traders with desktop access to time-sensitive communications and data. IPC has placed into service more than 100,000 turrets worldwide. IPC's target customer base is nearly identical to ours. IPC is a publicly traded company on the American Stock Exchange under the symbol IPI.

   Our relationship with IPC has provided us with a level of credibility and an entree into the financial services sector, which other emerging communications companies in our market sector do not have. Moreover, through our relationship with IPC, we are able to provide turret-to-turret on-net connectivity to the significant installed IPC customer base and integrate our CANs into IPC turret systems so that we can rapidly provision IPC customers with on-net services. We also coordinate our sales and marketing effort with the IPC sales effort, thereby offering a complete hardware and network solution for the communications needs of financial services firms.

   IPC acquired 80% of our stock in June 1995 and the remaining 20% in April 1998. Since that time we have operated as a wholly owned subsidiary of IPC. In anticipation of this offering, we reorganized our corporate structure and entered into agreements with IPC to govern various interim and ongoing relationships between us. All of the agreements with IPC were negotiated in the context of a parent-subsidiary relationship. Accordingly, the terms of these agreements may be more or less favorable to us than if they had been negotiated with unaffiliated third parties. See "Risk Factors--IPC's control of us may conflict with your interests as a stockholder", "--Our assets are pledged to support IPC's obligations" and "Certain Relationships and Related Transactions" for a more detailed description of our relationship and inter-company agreements with IPC.

                                  ------------

   Our principal executive offices are located at Wall Street Plaza, 88 Pine Street, 6th Floor, New York, New York 10005 and our telephone number is (212) 412-6400. Our e-mail address is ixnet webmaster@ipc.com.

   Our World Wide Web address is www.ixnet.com. Information contained in our Web site does not constitute part of this prospectus.

                                  The Offering

Common stock offered..............      shares

Common stock outstanding after the      shares or     shares assuming the
 offering.........................  underwriters exercise their over-allotment option in full.

Common stock to be held by IPC
 immediately after the offering...      shares

Use of proceeds...................  We will use the proceeds from this offering primarily to finance the continued
                                    deployment and expansion of our Extranet.
                                    Proceeds from the offering may also be used
                                    for possible future acquisitions, strategic
                                    alliances, or investments in property or
                                    assets for our business. See "Use of
                                    Proceeds."

Proposed Nasdaq National Market     IXNT
 symbol...........................

Risk factors......................  You should review the "Risk Factors"
                                    section of this prospectus for a discussion
                                    of certain factors about us, the financial
                                    services community and this offering that
                                    you should consider before buying any
                                    shares of our common stock.

   The shares of common stock outstanding exclude     shares of common stock
reserved for issuance under our stock option plan, of which     shares are
subject to outstanding options at an exercise price of $    per share, none of
which are immediately exercisable.

                        Summary Financial and Other Data

   The following summary combined and consolidated balance sheet data as of March 31, 1999 and statement of operations and other operating data for the years ended September 30, 1996, 1997 and 1998 and for the six months ended March 31, 1998 and 1999 have been derived from our Combined and Consolidated Financial Statements included elsewhere in this prospectus. The summary unaudited pro forma combined and consolidated statement of operations and other operating data for the year ended September 30, 1998 and for the six months ended March 31, 1999 have been derived from the unaudited pro forma combined and consolidated financial information included elsewhere in this prospectus. The unaudited balance sheet data as of March 31, 1999, as adjusted, gives effect to this offering and the estimated net proceeds as of March 31, 1999. The unaudited results of operations for the six months ended March 31, 1999 may not be indicative of the results to be expected for the full year.

   IPC acquired MXNet Inc. in February 1998. We refer to this transaction as the MXNet Acquisition. Our subsidiary, International Exchange Networks, Ltd., acquired Saturn Global Network Services Holdings Limited and its subsidiaries in December 1998. We refer to this transaction as the Saturn Acquisition. In connection with this offering, IPC contributed MXNet to International Exchange Networks, and IPC contributed International Exchange Networks to us. The historical results of operations for IXnet for the year ended September 30, 1998 and for the six months ended March 31, 1999 include the consolidated results of operations of International Exchange Networks and its subsidiaries combined with the results of operations of MXNet Inc. from February 13, 1998. Additionally, the historical results for the six months ended March 31, 1999 include the results of operations of Saturn from December 18, 1998.

   The information contained in the following table should be read in conjunction with "Selected Combined and Consolidated Financial Data," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Combined and Consolidated Financial Statements of IXnet, Inc. and related notes, the Financial Statements of MXNet Inc. and related notes, the Consolidated Financial Statements of Saturn Global Network Services Holdings Limited and related notes, and the unaudited pro forma combined and consolidated financial information and related notes included elsewhere in this prospectus.

                                  Year Ended September 30,               Six Months Ended March 31,
                          ------------------------------------------- ----------------------------------
                            1996      1997      1998         1998       1998       1999         1999
                          --------  --------  ---------  ------------ ---------  ---------  ------------
                                    Actual               Pro forma(1)       Actual          Pro forma(2)
                          -----------------------------  ------------ --------------------  ------------
                                        (Dollars in thousands, except per share data)
Statement of Operations
 Data:
 Revenue................  $  3,459  $ 17,838  $  35,853   $  62,170   $  15,318  $  32,611   $  37,370
 Cost of revenue........     4,406    19,823     35,652      56,957      15,413     30,934      34,988
Sales and marketing
 expense................     1,057     4,172      8,455       8,455       3,213      4,878       4,884
General and
 administrative
 expense................     2,868     3,439      5,001      11,498       2,331      2,815       4,061
 Depreciation and
  amortization..........       998     3,460      9,060      16,730       2,924      9,508      10,830
Special charge(3).......       --        --       1,350       1,350         --         --          --
                          --------  --------  ---------   ---------   ---------  ---------   ---------
 Loss from operations...    (5,870)  (13,056)   (23,665)    (32,820)     (8,563)   (15,524)    (17,393)
Interest expense, net...      (247)   (2,040)    (3,527)     (2,496)     (1,521)    (4,318)     (2,300)
Other income (expense),
 net....................       --        117         26          26           3        (18)          5
                          --------  --------  ---------   ---------   ---------  ---------   ---------
 Loss before provision
  for income taxes......    (6,117)  (14,979)   (27,166)    (35,290)    (10,081)   (19,860)    (19,688)
Provision for income
 taxes..................        62       229        473         563         171        257         271
                          --------  --------  ---------   ---------   ---------  ---------   ---------
 Net loss...............  $ (6,179) $(15,208) $ (27,639)  $ (35,853)  $ (10,252) $ (20,117)  $ (19,959)
                          ========  ========  =========   =========   =========  =========   =========
Basic and diluted loss
 per share..............  $ (6,179) $(15,208) $ (27,639)  $ (35,853)  $ (10,252) $ (20,117)  $ (19,959)
                          ========  ========  =========   =========   =========  =========   =========
Basic and diluted
 weighted average number
 of common shares
 outstanding............     1,000     1,000      1,000       1,000       1,000      1,000       1,000
                          ========  ========  =========   =========   =========  =========   =========
Other Operating Data:
EBITDA(4)...............  $ (4,872) $ (9,596) $ (14,605)  $ (16,090)  $  (5,639) $  (6,016)  $  (6,563)
Capital expenditures....     4,858     3,495     12,930                   5,680      7,683
Other Data: (at period
 end)
Number of POPs..........         6        13         21                      17         73
Number of CANs..........        41       207        488                     377      1,010
Number of customer
 accounts(5)............        45       131        248                     178        456

                                                             March 31, 1999
                                                         -----------------------
                                                          Actual  As Adjusted(6)
                                                         -------- --------------
                                                             (In thousands)
Balance Sheet Data:
 Cash and cash equivalents.............................. $  4,061       $
Total assets............................................  125,444
Note payable to parent(7)...............................   25,522
 Notes payable, net of current portion..................    7,031
Lease obligations, net of current portion...............   13,907
 Total stockholder's equity.............................   42,255

--------------------
(1) Represents the historical financial statements of IXnet and gives effect to the MXNet and the Saturn Acquisitions as if they occurred on October 1, 1997 and includes adjustments for (a) the results of operations of MXNet for the period from October 1, 1997 to the date of acquisition, and the results of operations of Saturn for the year ended July 31, 1998, (b) amortization of the goodwill resulting from the MXNet and the Saturn Acquisitions from October 1, 1997 to the date of acquisition, (c) interest expense related to borrowings for the Saturn Acquisition, (d) the net reduction in interest resulting from the March 31, 1999 capitalization of $73.0 million of the note payable to parent and change in the related interest rate as if it had occurred on October 1, 1997 and (e) the tax effects of such adjustments. See "IXnet, Inc."
(2) Represents the historical financial statements of IXnet and gives effect to the Saturn Acquisition as if it occurred on October 1, 1997 and includes adjustments for (a) the results of operations of Saturn for the period from October 1, 1998 to the date of acquisition, (b) amortization of the goodwill resulting from the Saturn Acquisition from October 1, 1998 to the date of acquisition, (c) interest expense related to borrowings for the Saturn Acquisition, (d) the net reduction in interest resulting from the March 31, 1999 capitalization of $73.0 million of the note payable to parent and change in the related interest rate as if it had occurred on October 1, 1997 and (e) the tax effects of such adjustments.
(3) Special charge represents bonus payments and payments for cancellation of IPC stock options relating to our employees in connection with the merger of IPC and Arizona Acquisition Corp. in 1998. See Note 5 of the Notes to the Combined and Consolidated Financial Statements of IXnet, Inc., included elsewhere in this prospectus.
(4) EBITDA consists of loss from operations before depreciation and amortization. EBITDA is presented to enhance an understanding of our operating results and is not intended to represent cash flow or results of operations in accordance with generally accepted accounting principles, or GAAP, for the periods indicated. EBITDA is not calculated under GAAP and is not necessarily comparable to similarly titled measures used by other companies.
(5) Generally, multiple contractual relationships with a single legal entity are considered a single customer account. However, we are not always aware of and, accordingly, do not always reflect combinations, mergers and consolidations between our customers.
(6) Adjusted to reflect the sale of     shares of common stock at an assumed
    initial public offering price of $    per share.
(7) The March 31, 1999 note payable to parent represents amounts due to IPC and is net of the capitalization to paid-in capital of $73.0 million as of March 31, 1999.

                                 RISK FACTORS

   This prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue" or similar words. You should read statements that contain these words carefully, because they discuss our future expectations, contain projections of our future results of operations or of our financial condition or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. The factors listed in this section and "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in this section, the section of this prospectus captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this prospectus could have a material adverse effect on our business, operating results and financial condition.

We have a limited operating history.

   We commenced operations in June 1995, and we have only a limited operating history on which an evaluation of our business and prospects may be based. Our prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development. To address these risks and uncertainties, we must, among other things, accelerate our network expansion, increase the size of our customer base, maintain and enhance the IXnet brand, successfully implement and execute our business and marketing strategy, continue to develop and upgrade our technology and global network infrastructure, continue to enhance our branded services and develop an expanded portfolio of service offerings to meet the needs of a changing market, provide superior customer service, respond to competitive developments, and attract, integrate, retain and motivate qualified personnel. We cannot assure you that we will be successful in accomplishing any or all of the above, and the failure to do so could have a material adverse effect on our business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

We have experienced significant operating losses and may not be able to achieve profitability.

   We have incurred net losses since we began operations. We incurred net losses of $27.6 million for the year ended September 30, 1998 and $15.2 million for the year ended September 30, 1997. Net loss for the six months ended March 31, 1999 was $20.1 million. We expect to continue to incur significant losses and experience negative cash flow for the foreseeable future. We intend to rapidly and substantially increase spending to expand our Extranet, but we cannot assure you that our revenues will increase in the near future or at all as a result of our increased spending. If revenues grow more slowly than we anticipate, or if operating expenses exceed our expectations, we may not become profitable. While revenues have grown in recent periods, this growth is attributable, in part, to the acquisitions we made, and we cannot assure you that this growth will continue. We cannot assure you that we will ever become or remain profitable or that we will generate positive cash flow from operations.

IPC's control of us may conflict with your interests as a stockholder.

   IPC controls and will continue to control a majority of our voting power, and IPC's interests in us may conflict with your interests as a stockholder. IPC currently owns all of the issued and outstanding shares of our common
stock. At the completion of this offering, IPC will own     shares (or    %)
of our common stock. Thus, IPC will be able to control our management and affairs and all matters submitted to our stockholders for approval, including the election and removal of directors, and any merger, consolidation or sale of all or substantially all of our assets. As a result, the price of our common stock may be adversely affected.

    IPC's debt obligations restrict our ability to raise capital. We will require additional funds to finance the expansion and development of our business as well as fund operating losses, but our ability to raise such funds is significantly limited by agreements entered into by IPC which are also binding upon us. IPC has issued debt securities to the public under an indenture and also has a revolving credit agreement. Under our inter-company agreement with IPC and as a guarantor under IPC's revolving credit agreement, we are subject to the restrictions and covenants under the IPC indenture and revolving credit agreement. These restrictions will, among other things, limit our ability to incur indebtedness, pay dividends or make other distributions, engage in sale and leaseback transactions, create liens, sell our assets, issue, sell or repurchase our stock or other equity interests, or enter into mergers and consolidations. As a result, our future financing sources will be significantly limited. The revolving credit agreement contains various covenants and conditions, including the maintenance of various financial ratios and restrictions on (a) asset dispositions, (b) mergers and acquisitions, (c) capital expenditures, (d) certain payments, (e) the incurrence of indebtedness, (f) loans and investments, (g) liens, (h) certain transactions with affiliates and (i) our issuance or sale of capital stock.

    Restrictions on our ability to use the proceeds of this offering. Pursuant to the indenture, in order to avoid an obligation to utilize the proceeds from this offering to prepay IPC's unsubordinated debt, we must within 12 months of the closing of this offering either (1) invest the net proceeds of this offering in property or assets (other than current assets) of a nature or type used in our business (or invest in a company with a business similar or related to our business) or (2) enter into an agreement to so invest the net proceeds within 12 months after entering into such agreement. Accordingly, we will not be able to use the proceeds of this offering to fund operating losses, working capital, debt service or other uses that are not described above.

    We will depend on IPC for our funding needs. We depend, and after this offering will continue to depend, on IPC to fund our operating losses, working capital and debt service. At March 31, 1999, IPC had outstanding $247.5 million of consolidated indebtedness and a stockholder's deficit of $74.4 million. The extent of IPC's leverage and its financial condition and results of operations will directly affect its ability to fund our operating losses, working capital and debt service.

    Financing arrangements. Under the inter-company agreement, IPC has agreed to continue to provide us with ongoing financing and other forms of credit enhancements, such as letters of credit and guarantees of our obligations, from time to time, upon reasonable notice by us, up to an aggregate of $50 million during the period beginning July 1, 1999 through June 30, 2001. IPC has two sources of funds from which it can fund our needs. The first is from its cash flow; and the second is through its $55 million revolving credit agreement. As of March 31, 1999, availability under the revolving credit facility was limited to $26.6 million of which $24.9 million was utilized for borrowings and letters of credit. However, IPC will not advance funds to us, if at the time of any request for an advance, IPC (1) is not or would not be in compliance with its obligations under the indenture or (2) does not or would not meet certain financial and other covenants measuring operating performance (in its revolving credit agreement). Amounts borrowed from IPC may be used by us to fund our operating losses, working capital and debt service.

    IPC may not be able to provide us with a sufficient source of funds, under its revolving credit agreement or otherwise, to fund our operating losses, working capital needs or debt service. Any failure of IPC to advance funds to us in a timely fashion under such financing arrangement could have a material adverse effect upon our financial condition and results of operations, which may adversely affect the price of our common stock. The degree to which IPC is leveraged could have important consequences to our future operations, including but not limited to:

  . increasing our vulnerability to general adverse economic and industry conditions;

  . limiting our ability to obtain additional financing to fund future working capital, debt service, operating losses, capital expenditures, acquisitions and other general corporate requirements;

  . limiting our flexibility in reacting to changes in our business and the industry in which we compete; and

  . placing us at a competitive disadvantage compared to better capitalized competitors.

    We will have substantial ongoing relationships with IPC. IPC has provided and is expected to continue to provide us with many financial, administrative and operational services and related support functions, including field service, human resources and legal. See "Certain Relationships and Related Transaction." Prior to the consummation of this offering, we have entered into an inter-company agreement under which IPC has agreed to continue to provide such services to us for at least 12 months for specified fees. If IPC unexpectedly stops providing these services for any reason, we could face significant challenges and costs in transitioning to our own or alternative general and administrative functions. Such a transition and any resulting impairment of our operations could harm our financial results. Our marketing and business plan also relies, in part, on leveraging IPC's established presence as a supplier of telecommunications hardware to the financial services community. If IPC ceases doing business or changes its focus, we may have to increase marketing expenditures to raise our market presence. Our legal counsel, Thacher Proffitt & Wood, is also counsel to IPC. Consequently, we do not have legal representation independent from IPC.

Our assets are pledged to support IPC's obligations.

   We have guaranteed IPC's obligations under its revolving credit agreement, and all of our and our subsidiaries' capital stock and real and personal property (including tangible and intangible property) are pledged as collateral to support the borrowings of IPC thereunder. A breach by IPC or any of its subsidiaries, including us, of the terms of the revolving credit agreement could enable the lenders under such facility to pursue us for payment and to take any or all of our assets, including the stock of our operating subsidiaries, in order to satisfy IPC's obligations. Any such foreclosure could have a material adverse effect upon our financial condition and results of operations, which would adversely affect the price of our common stock.

Our directors and our executive officers may have conflicts of interest because of their relationships with IPC.

   We currently anticipate that, upon completion of this offering, five of our eight directors and four of our executive officers will also be directors and/or executive officers of IPC. These directors and executive officers will have obligations to both companies and may have conflicts of interest with respect to matters potentially or actually involving or affecting us, such as acquisitions, financings and other corporate opportunities that may be suitable for both us and IPC. In order to attain approval by a majority of the members of the board, which is the minimum vote required to approve such actions under Delaware law and our by-laws, the approval of one or more of the IPC directors will be required.

   Our directors and some of our executive officers own substantial amounts of IPC stock and options on IPC stock. Such ownership could create, or appear to create, potential conflicts of interest when directors and officers are faced with decisions that could have different implications for us and IPC. See "Certain Relationships and Related Transactions" and "Principal Stockholders."

Our growth will suffer if we cannot successfully expand our Extranet.

   Continuing to expand our Extranet is critical to achieving our business strategy. This expansion will require significant expenditures for hardware and software, and will also include the opening of one additional NOC and additional POPs. We intend to aggressively add capacity over the next two years, sometimes in advance of customer demand. Our ability to do so successfully depends on:

  .  anticipating and preparing for future demand;

  .  having access to sufficient capital; and

  . locating and securing satisfactory sites for the NOC and additional POPs and implementing the buildout of these sites, all of which may require significant lead time.

   If we cannot expand capacity effectively, our growth will suffer, and we may not be able to adequately meet the demands of existing customers or have sufficient capacity to add new customers.

Because the success of our business is dependent on the efficient and uninterrupted operation of our Extranet, a systems failure or breach of security could cause a significant disruption to our business.

   We believe our reputation for providing reliable service to our customers is critical to our future success. Our Extranet and data centers are subject to damage from human error and tampering, natural disasters, fire, power loss, capacity limitations, software defects, breaches of security, physical break-ins, telecommunications failures, intentional acts of vandalism and other factors that can cause interruptions in service or reduced capacity for our customers. We intend to use a portion of the proceeds of this offering to enhance the redundancy of our Extranet, which is not now, nor will it ever be, fully redundant. Despite precautions we have taken and plan to take, the occurrence of a natural disaster or other unanticipated problems could result in interruptions in the services we provide to our customers, which could subject us to loss of business. If a person circumvents our security measures, he or she could jeopardize the security of confidential information stored on our computer systems, misappropriate proprietary information or cause interruptions in our operations. Any of these events could have a material adverse affect on our business, materially damage our reputation and expose us to a risk of loss or liability. We may be required to make significant additional investments and efforts to protect against or remedy security breaches.

We may not be able to successfully manage additional growth.

   We have experienced a period of rapid growth that has placed significant demands on our managerial, operational, financial and accounting resources. We intend to continue to expand operations and expect to dedicate a substantial portion of our financial and management resources to support such expansion. Our future success will depend in part on whether we can improve our operational, financial and accounting systems and expand, train and manage our employee base. Whether we can increase revenues is in part dependent upon hiring and training a sufficient number of suitably skilled employees. Competition for qualified employees, particularly those with sales, marketing or technical expertise is intense, and there is a limited number of persons with relevant knowledge and experience. A failure to manage our growth effectively could have a material adverse effect on our financial condition and results of operations.

Because our revenues are derived primarily from the financial services community, an economic downturn in the financial services industry could adversely affect our business.

   Almost all of our revenues are derived from, and our future success will be dependent upon, sales to customers in the financial services community. If the financial services industry suffers an economic downturn or other long-term disruption, it is likely that we would experience a decline in revenues, which would have a material adverse effect on our financial condition and results of operations.

We are dependent on key customers.

   We are dependent on Deutsche Bank, Optimark and Reuters, our three largest customers. These customers accounted for about 23%, 14% and 6% of our consolidated revenues in fiscal 1998, respectively, and about 11%, 14% and 7% of our consolidated revenues for the six months ended March 31, 1999, respectively. These customers do not have long-term contracts, and, accordingly, we cannot assure you that we will maintain our current volume of business with them. We anticipate that the level of sales activity and revenues derived from Reuters will decline during the remaining term of its contract and that Reuters will not renew this contract when it expires in May 2000. Additionally, while we do not anticipate that Deutsche Bank will reduce its volume or terminate its relationship with us, it is not obligated to spend a minimum nor is it currently subject to a long-term contract. The loss of any of these customers, or a substantial reduction in the amount of services we provide to any of these customers, could have a material adverse effect on our business and results of operations.

Our management has broad discretion in the application of proceeds and may not effectively invest the proceeds of this offering.

   While we are subject to contractual restrictions on how we may use the net proceeds of this offering, our Board of Directors and management have broad discretion over how to use the proceeds. Failure to effectively manage the application of the net proceeds of this offering could have a material adverse effect on our business, financial condition and results of operations. See "Use of Proceeds."

Risks related to our acquisition strategy and acquisition financing.

   As a part of our business strategy, we may acquire additional strategically attractive businesses. We expect to face competition for acquisition candidates, which may limit the number of acquisition opportunities and may lead to higher acquisition prices. We may not be able to identify, acquire or manage additional businesses profitably or to successfully integrate any acquired businesses. Businesses that we acquire may have liabilities that we underestimate or do not discover during our pre-acquisition investigations. Certain liabilities, even if not expressly assumed by us, may be imposed on us under certain legal principles of successor liability. Further, each acquisition involves a number of other special risks that could cause the acquired business to fail to meet our expectations. For example:

  .  the acquired business may not achieve expected results;

  .  we may not be able to retain key personnel of the acquired business;

  . we may incur substantial, unanticipated costs, delays or other operational or financial problems during the integration process;

  . the transfer of required permits, authorizations or licenses may be more difficult, time consuming or costly than we anticipated;

  .  our management group's attention may be diverted; or

  . our management group may not be able to effectively manage the combined entity or to effectively implement our acquisition program and internal growth strategy simultaneously.

   We cannot readily predict the timing, size or success of any future acquisitions or the associated capital requirements. Our inter-company agreement with IPC and the IPC revolving credit agreement contain covenants restricting our ability to issue equity or debt or to acquire indebtedness as consideration for an acquisition and limiting the aggregate consideration that may be paid. These restrictions may limit our ability to react quickly to potential acquisition opportunities. In addition, we may not be able to obtain acquisition financing when required, or such financing may only be available on terms and conditions that are unacceptable to us. If we are unable to fund our acquisition plans, our growth could be limited.

We may not be able to attract and retain key personnel we need to succeed.

   Our success depends to a significant degree upon the continued contributions of our senior management team and technical, marketing and sales personnel. Although our key employees, such as Messrs. David Walsh and Charles Auster, currently have employment agreements with us, they may voluntarily terminate their employment with us at any time. See "Management--Employment Agreements." The loss of the services of these persons or other key personnel, or the inability to attract additional qualified personnel, could have a material adverse effect on our results of operations, service development efforts and ability to expand our business. We may not be successful in attracting and retaining executives and personnel that we need for our business.

We have many competitors, and we may not be able to compete effectively against them.

   The markets in which we operate are comprised of a substantial number of global and regional competitors, including national and international carriers and global alliances. The continuing trend toward business combinations and strategic alliances in the communications industry may create significant new competitors or strengthen existing competitors. Many of our current and potential competitors have greater financial, engineering, marketing and other resources than us. Competing with such companies will require our continued investment in our Extranet, engineering, marketing, research and development and customer service and support. In addition, in many non-U.S. markets, we face competition from dominant local providers that have long standing relationships with our target customers. See "Business-- Competition." The principal competitive factors in this market include:

  .  quality of service;

  .  reliability and security;

  .  service provisioning speed;

  .  key features and functions; and

  .  price.

   Our current and potential competitors in the market include:

  .  large interexchange carriers such as MCI WorldCom, AT&T and Cable &
     Wireless;

  . specific product competitors such as EQUANT N.V., Infonet Services Corporation and GAINS;

  . common carriers such as British Telecom, France Telecom and the Bell Operating Companies;

  . content providers such as Bloomberg L.P., Bridge Information Systems, Inc. and Reuters Holdings Plc; and

  . resellers of network services such as Business Networks International Inc., Sector, Inc. and WestCom Corp.

   We operate in markets that are intensely competitive and feature rapidly changing technology and evolving standards. Our competitors may be able to respond more quickly than we can to new or emerging technologies and/or changes in customer requirements. Competitive pressures could require us to reduce the price of our services, which could have a material adverse effect on our business, operating results and financial condition. See "Business-- Competition."

Our international operations make us susceptible to global economic factors, foreign tax law issues, international business practices and currency fluctuations.

   We currently have established offices and distributors to market and sell our services in Europe, and the Asia/Pacific region. Revenue from our international operations accounted for $15.1 million, or 46.3% of total revenue, for the six months ended March 31, 1999. This period includes the results of Saturn since December 18, 1998, and we expect our percentage of revenues from international operations to increase in future periods. We plan to expand our current international operations and to establish facilities and marketing relationships in additional regions. Managing our international operations subjects us to particular risks, including:

  . impact of recessions or inflation in foreign economies;

  . increased cost of enforcing contractual obligations;

  . unique and unanticipated regulatory issues;

  . difficulties and costs of managing foreign operations;

  . limited protection for intellectual property rights in some countries;

  . currency exchange rate fluctuations;

  . political and economic instability; and

  . potentially adverse tax consequences.

   Our international revenues are generally denominated in local currencies. Many of our international customers have fixed price contracts between six to twelve months. To the extent inflation or a fluctuation in currency exchange rates adversely affects our revenues, it may take us several months before we can renegotiate certain customer contracts. We do not currently engage in currency hedging activities; however, we may implement a program to mitigate foreign currency risk in the future.

Our success depends on keeping up with rapid technological changes in communications and network equipment.

   The networking services and communications market are characterized by rapid technological change. In order to provide our customers with value added services on a cost effective basis, we need to keep abreast of and adopt, where prudent, new technologies. The cost of new technologies may be substantial, and a decision to forego or delay adoption of new technologies may leave us at a competitive disadvantage.

The critical nature of our Extranet may subject us to liability claims.

   Because our Extranet provides critical global communications links to key members of the worldwide financial services community, we may be subject to liability claims if our customers believe that our services have failed to perform as intended. The security services that we offer in connection with our global Extranet cannot assure complete protection from computer viruses, breaches, break-ins, natural disasters and other disruptive problems. Although we attempt to contractually limit our liability in such instances, the occurrence of these problems may result in claims against us and possibly liability. These claims, regardless of their ultimate outcome, could result in costly litigation and could have a material adverse effect on our business and reputation and on our ability to attract and retain customers for our services.

Changes in United States, state or international government regulations could adversely affect our business.

   In the United States, the telecommunication services we provide are subject to the provisions of the Communications Act of 1934, as amended by various statutes including the Telecommunications Reform Act of 1996 ("the Telecommunications Act"), and the Federal Communications Commission, or the FCC, regulations thereunder, as well as the applicable laws and regulations of the various states as administered by the relevant state Public Utility Commissions, or PUCs. The FCC and relevant state PUCs exercise extensive authority to regulate ownership of transmission facilities, provision of services and the terms and conditions under which our communications services are provided. The interpretation and enforcement of laws and regulations by these regulatory authorities vary and could limit our ability to provide certain communications services. Thus, it is possible that changes in current or future laws or regulations or future judicial intervention or other regulatory investigation or intervention in the United States or in any individual state could have a material adverse effect on us.

   In addition, we are required by federal and state law and regulations to file tariffs listing the rates, terms and conditions of the services we provide. Any failure to maintain proper federal or state tariffs or certifications or any finding by federal or state agencies that we are not operating under permissible terms and conditions may result in an enforcement action or investigation, either of which could have a material adverse effect on us.

   The existing regulatory environment for countries other than the United States are based on the laws and regulations of the individual country and intergovernmental agreements such as the World Trade Organization Basic Telecommunication Agreement ("WTO Agreement"). In recent years many countries have adopted competitive regulatory structures for communications. This pro-competitive trend has been recently advanced by the WTO Agreement. Nevertheless, national and local laws and regulations continue to differ significantly among the countries in which we currently operate and plan to operate. Most of the regulatory structures outside the United States pursuant to which we operate were recently enacted. Consequently, there is very limited guidance on the scope of the authority provided to us in many countries. Thus, an examination of our operations by a regulatory or governmental authority could result in a determination that we are not operating in a manner consistent with existing law, regulations or licenses issued to us. If a regulatory authority in a particular country concludes that we are not operating in a manner consistent with law, regulations or licenses issued to us, it could limit our ability to provide certain communications services to or from that country and could result in substantial fines, penalties or loss of our operating authority in such jurisdiction. There may be changes in current and future laws or regulations of any particular country or the WTO Agreement that may have a material adverse effect on our business, results of operations and financial condition.

We may be liable for the material our content providers distribute over our Extranet.

   The law relating to the liability of private network operators for information carried on or disseminated through their networks is currently unsettled. We may become subject to legal claims relating to the content disseminated on our Extranet. For example, lawsuits may be brought against us claiming that material on our Extranet which one of our customers relied on was inaccurate. Claims could also involve matters such as defamation, invasion of privacy and copyright infringement. Content providers operating private networks have been sued in the past, sometimes successfully, based on the content of material. If we have to take costly measures to reduce our exposure to these risks, or are required to defend ourselves against such claims, our business, financial condition and results of operations may be materially and adversely affected.

Year 2000 problems could disrupt our business, reduce our profits and lower the value of your stock.

   Some computers, software and other equipment include programming code in which calendar year data is stored as only two digits. As a result of this programming design, some of these systems, including our systems and those of third parties that we rely upon, could fail to operate or fail to produce correct results if "00" is interpreted to mean 1900, rather than 2000. These problems are commonly referred to as the "Year 2000 problem."

   The Year 2000 problem presents us with several potential risks including, but not limited to, the following:

  . Network equipment we have installed for on-net customers. Once installed, our equipment may interact with other products of the customer and operate on systems not under our control. These factors could affect the performance of our Extranet and/or related services if a Year 2000 problem exists in our customer's information technology infrastructure.

  . Internal infrastructure. The Year 2000 problem could affect computers, software and other equipment that we use internally as well as divert management's attention from ordinary business activities. In addition to computers and related systems, the operation of our office and facilities equipment, such as fax machines, photocopiers, telephone switches, security systems, elevators and other common devices may be affected by the Year 2000 problem.

  . Customers/suppliers/third-party relationships. The Year 2000 problem is currently placing a strain on organizations' information technology budgets and resources. Some organizations may lack sufficient resources to undertake the type of integration projects required to adequately address the Year 2000 problem. It is possible that our customers, suppliers or other third parties that we rely upon will not resolve any or all of their Year 2000 problems on a timely basis.

   We are in the process of identifying and resolving the Year 2000 problems that could materially adversely affect our business, financial condition or results of operations. However, we believe that it is not possible to determine with complete certainty that all Year 2000 problems affecting us will be identified or corrected in a timely manner. We are in the process of developing contingency plans to be implemented as part of our efforts to identify and correct Year 2000 problems that may affect our services; however, these plans are not yet finalized. The results of our enterprise-wide system conversion and responses received from vendors, suppliers and service providers will be taken into account in determining the nature and extent of any contingency plans. If we fail to identify and correct all Year 2000 problems affecting our internal systems, or if we are forced to implement a contingency plan, our business, financial condition or results of operations could be materially adversely affected.

   We strongly urge you to read about our Year 2000 efforts under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations--Impact of Year 2000."

Our use of proprietary technology may subject us to liability claims.

   We could be subject to claims that we have infringed the intellectual property rights of others. In addition, we may be required to indemnify our global partners and customers for similar claims made against them. Any claims against us could require us to spend significant time and money in litigation, pay damages, develop new intellectual property or acquire licenses to intellectual property that is the subject of the infringement claims. Additional licenses, if required, may be costly or may not be available on acceptable terms. As a result, intellectual property claims against us could have a material adverse effect on our business, operating results and financial condition.

   Our success depends in part upon our technology and proprietary rights, although we believe that our success is more dependent upon our technical expertise than our proprietary rights. It may be possible for a third party to copy or otherwise obtain and use our services or technology without authorization or to independently develop similar technology. We may not be able to take adequate measures to protect our proprietary technology, and our competitors may independently develop technologies that are substantially equivalent or superior to our technology. This could have a material adverse effect on our business and results of operations.

Our common stock may be subject to erratic price fluctuations.

   From time to time, the stock market experiences significant price and volume fluctuations, which may affect the market price of our common stock for reasons unrelated to our performance. Recently, such volatility has particularly impacted the stock prices of technology companies. Securities class action litigation often is instituted against companies following periods of volatility in the market price of the companies' securities. If similar litigation were instituted against us, it could result in substantial costs and a diversion of our management's attention and resources, which could have an adverse effect on our business. In addition, the market price of our common stock may be subject to significant fluctuations in response to numerous factors, including:

  .variations in our annual or quarterly financial results or those of our competitors;

  . changes by financial research analysts in their estimates of our earnings or our failure to meet such estimates;

  . conditions in the economy in general or in the financial services, Internet, communications and other technology industries;

  .announcements of key developments by competitors;

  .loss of key personnel;

  .  unfavorable publicity affecting our industry or us;

  .  adverse legal events affecting us;

  .  IPC's financial condition or public announcements made by IPC; or

  . sales of our common stock by existing stockholders, particularly if such sales are by our directors or officers.

   The absence of an active public market for our common stock may make it difficult for you to resell your shares at or above the offering price, and the availability of significant amounts of common stock for sale could adversely affect its market price.

   Prior to this offering, there has been no public market for our common stock, and an active public market for our common stock may not develop. The initial public offering price for our common stock was determined by negotiation between us and the representatives of the underwriters, and you may be unable to resell your shares of common stock at or above the initial public offering price.

   IPC will own in the aggregate shares (or %) of our common stock after the offering. If IPC sells a large portion of these shares on the open market and at one time, our market price per share would likely decline. You should read "Shares Eligible for Future Sale" for a more detailed discussion of when and how many shares of our common stock may be sold after this offering.

You will incur immediate and substantial dilution.

   The initial public offering price of the common stock is substantially higher than the pro forma net tangible book value per share of the outstanding common stock. As a result, you will incur immediate and substantial dilution
of $   per share based upon an assumed initial public offering price of $
per share. In the event we issue additional shares of common stock in the future, you may experience further dilution. Furthermore, we have issued
options to purchase     shares of common stock at an exercise price equal to
   per share. To the extent such options are exercised, you will experience further dilution.

                                  IXnet, Inc.

   Our subsidiary, International Exchange Networks Ltd., was incorporated in March 1993 and commenced operations in June 1995. On June 23, 1995, IPC acquired 80% of the stock of International Exchange Networks. By acquiring International Exchange Networks, IPC sought to position itself as the premier company with a portfolio of services and hardware tailored to address the unique communications needs of the financial services community.

   In February 1998, IPC acquired MXNet, a provider of market data distribution services to content providers. In April 1998, in connection with the recapitalization of IPC, IPC acquired the remaining 20% of the outstanding stock of International Exchange Networks.

   In December 1998, International Exchange Networks acquired Saturn, a provider of managed premium grade voice and data communication services to financial services firms in Europe and the Asia/Pacific region.

   On May 4, 1999, in connection with this offering, IXnet, Inc., a Delaware corporation, was incorporated, and IPC contributed (1) MXNet to International Exchange Networks and (2) International Exchange Networks to IXnet.

   As of the date of this prospectus, we are a wholly-owned subsidiary of IPC and we own all of the outstanding shares of common stock of International Exchange Networks and its subsidiaries, MXNet and Saturn (together with Saturn's subsidiaries).

IPC

   IPC was established in 1973 to provide telephone equipment specifically designed to perform in the demanding environment of the financial trading community. Since that time IPC has grown to become a leader in providing integrated telecommunications equipment and services that facilitate the execution of transactions by the financial trading community. IPC's customer base is nearly identical to ours.

   IPC's major operating units are IXnet and:

   Trading Systems. IPC's Trading Systems division provides sophisticated turret systems, which consist of desktop appliances connected with associated switching equipment and which provide highly reliable, "non-blocking" voice communications for trading operations. These systems incorporate a proprietary design, including many features designed to increase the trader's productivity, and must be highly reliable because of the time-sensitive nature of trading activity and the high potential opportunity cost of a service outage. IPC estimates that it has the largest installed base of turrets in the world, including a majority of the installed base of turrets in New York City and a significant presence in other major financial centers including London.

   Information Transport Systems ("I.T.S."). IPC's I.T.S. division provides cabling infrastructure, design, installation and maintenance services for high speed voice and data networks, including LANs, WANs and data connectivity applications. IPC's I.T.S. engineers design and implement intelligent network infrastructures to provide connectivity to a wide array of customer-owned devices. The I.T.S. division's expertise includes network design, and the installation of all available physical transport media, including copper, fiber optic and coaxial cable. I.T.S. services also include project management for network infrastructure upgrades and on-site, as well as on-call, technical support worldwide.

   IPC completed its initial public offering in October 1994 and is publicly traded on the American Stock Exchange under the symbol IPI. IPC was recently reorganized into a holding company structure and became a wholly-owned subsidiary of IPC Communications, Inc., the successor publicly traded entity, on May 21, 1999.

MXNet

   Through MXNet we entered the business of distributing market data for content providers. We operate a "virtual warehouse" where we host the data of various content providers and then distribute such data to end-users on behalf of the content providers. Our Extranet serves as a content neutral delivery system to the desktops of the financial services community. This approach allows our customers to display content in the formats they desire. Because we often are willing to expand our Extranet to reach additional end-users targeted by our content provider customers, we believe our Extranet is more attractive than existing distribution networks of competing content providers. As of March 31, 1999, we were aggregating data from more than 30 sources, 13 of which were acquired as part of the MXNet Acquisition.

Saturn

   Saturn is a U.K. holding company that owns communication network operating subsidiaries in the United Kingdom, the United States, Hong Kong, Australia, Japan and Singapore. Saturn has established a business selling managed premium grade voice and data communication services to the financial services community, similar to IXnet but focused on Europe and the Asia/Pacific region.

                                USE OF PROCEEDS

   Our net proceeds from the sale of the     shares of common stock we are
offering are estimated to be $   million ($   million if the underwriters
exercise the over-allotment option in full), at an assumed public offering price of $ per share and after deducting the underwriting discounts and estimated offering expenses we will pay.

   We expect to use the net proceeds from this offering for continued deployment and expansion of our global Extranet, including anticipated capital expenditures of approximately $ million in 1999. In addition, we may use a portion of the net proceeds from this offering for possible future acquisitions, strategic alliances or investments in property or assets used in our business. We currently have no commitments or agreements with respect to any such transactions. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in short term U.S. investment grade and government securities.

   Under the indenture for IPC's senior discount notes, and as agreed to by us in our inter-company agreement with IPC, within 12 months after completion of our initial public offering, in order to prevent a breach of our inter-company agreement, we must either (1) invest the net proceeds from this offering in property or assets (other than current assets) of a nature or type used in our business (or invest in a company with a business similar or related to our business) or (2) enter into an agreement to so invest the net proceeds within 12 months after entering into such agreement. See "Risk Factors--IPC's control of us may conflict with your interest as a stockholder--Restrictions on our ability to use the proceeds of this offering" and "Certain Relationships and Related Transactions."

                                DIVIDEND POLICY

   We have not paid, and do not anticipate paying in the foreseeable future, any cash dividends on our common stock. We intend to retain any earnings for use in our growth and ongoing operations. If we decide to pay dividends in the future, such dividends would be subject to certain contractual limitations in the revolving credit agreement and the indenture for IPC's senior discount notes, to which we have agreed to comply pursuant to our inter-company agreement with IPC. See "Certain Relationships and Related Transactions-- Inter-Company Agreement."

                                CAPITALIZATION

   The following table sets forth IXnet's capitalization as of March 31, 1999 on an actual basis and as adjusted to reflect our sale of shares of common
stock at an assumed initial public offering price of $    per share. The
capitalization information set forth in the table below is qualified by and should be read in conjunction with the more detailed Combined and Consolidated Financial Statements and related notes appearing elsewhere in this prospectus.

                                                             March 31, 1999
                                                          ---------------------
                                                           Actual   As Adjusted
                                                          --------  -----------
                                                             (In thousands)
Cash and cash equivalents................................ $  4,061     $
                                                          ========     ====
Current portion of notes payable......................... $  4,941     $
Current portion of capital leases........................    4,885
Long-term debt, excluding current portion:
  Note payable to parent.................................   25,522
  Lease obligations......................................   13,907
  Notes payable..........................................    7,031
                                                          --------     ----
    Total long-term debt.................................   46,460
                                                          --------     ----
Stockholder's equity:
  Common stock--$0.01 par value; 2,000 shares authorized,
   actual,     shares authorized, as adjusted; 1,000
   shares issued and outstanding, actual,     shares
   issued and outstanding, as adjusted...................      --
  Paid-in capital........................................  112,515
  Accumulated deficit....................................  (69,826)
  Cumulative translation adjustment......................     (434)
                                                          --------     ----
    Total stockholder's equity...........................   42,255
                                                          --------     ----
      Total capitalization............................... $ 98,541     $
                                                          ========     ====

   The outstanding share information is based on our shares outstanding as of
March 31, 1999. This information excludes     shares of common stock issuable
upon exercise of options issued after March 31, 1999 at an exercise price of
$    per share, and     additional shares of common stock reserved for
issuance under our 1999 Stock Option Plan.

                                   DILUTION

   Our pro forma net tangible book deficit as of March 31, 1999, was $12.5
million, or $    per share of common stock, after giving effect to the    for
1 stock split effected on    , 1999. Pro forma net tangible book deficit per
share represents the amount of our total tangible assets less total liabilities, divided by the total number of shares of common stock outstanding. Our pro forma net tangible book value as of March 31, 1999 would
have been $  , or $   per share after giving effect to the sale of    shares
of common stock offered by us (at an assumed initial public offering price of
$   per share) and after deducting the underwriting discounts and commissions and other estimated offering expenses. This represents an immediate increase
in pro forma net tangible book value of $   per share to existing stockholders
and an immediate dilution of $   per share to new investors purchasing shares
of common stock in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share........................     $
  Pro forma net tangible book deficit per share as of March 31, 1999... $
  Increase in pro forma net tangible book value per share attributable to new stockholders.................................................
                                                                        ---
Pro forma net tangible book value per share after offering.............
Dilution per share to new stockholders.................................     $
                                                                            ===

   The following table summarizes, on a pro forma basis as of March 31, 1999, the difference between the existing stockholders and new stockholders with respect to the number of shares of common stock purchased from us, the total consideration paid to us and the average price paid per share by the existing stockholder and by new stockholders:

                           Shares Purchased  Total Consideration
                          ------------------ -------------------- Average Price
                            Number   Percent    Amount    Percent   Per Share
Existing stockholders....                  % $                  %    $
New stockholders.........
                          ----------  -----  ------------  -----
    Total................             100.0%               100.0%
                          ==========  =====  ============  =====

   The foregoing discussion excludes (1) any shares to be issued pursuant to the over-allotment option and (2) any shares of common stock issuable upon the exercise of options (as of March 31, 1999, no options were outstanding, and as
of the date hereof, options to purchase     shares of common stock were
outstanding with an exercise price of $   per share).

               SELECTED COMBINED AND CONSOLIDATED FINANCIAL DATA

   The statement of operations data for the years ended September 30, 1996, 1997 and 1998 and the balance sheet data as of September 30, 1997 and 1998 have been derived from the Combined and Consolidated Financial Statements of IXnet, Inc., audited by PricewaterhouseCoopers LLP, included elsewhere in this prospectus. The statement of operations data for the year ended September 30, 1995 and the balance sheet data as of September 30, 1995 and 1996 have been derived from our consolidated unaudited financial statements which do not appear in this prospectus. The statement of operations data for the six months ended March 31, 1998 and 1999 and the balance sheet data as of March 31, 1999 have been derived from our unaudited Combined and Consolidated Financial Statements. The unaudited combined and consolidated interim financial statements for all periods have been prepared on the same basis as the audited Combined and Consolidated Financial Statements, and in our opinion reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of such data.

   Our results of operations for the year ended September 30, 1998 and for the six months ended March 31, 1999 include the consolidated results of operations of International Exchange Networks and its subsidiaries combined with the results of operations of MXNet from February 13, 1998. Additionally, our results of operations for the six months ended March 31, 1999 include the consolidated results of operations of Saturn from December 18, 1998.

   The information contained in the following table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Combined and Consolidated Financial Statements of IXnet, Inc. and related notes, the Financial Statements of MXNet Inc. and related notes, and the Consolidated Financial Statements of Saturn Global Network Services Holdings Limited and related notes, included elsewhere in this prospectus.

                                                              Six Months Ended
                             Year Ended September 30,             March 31,
                          ----------------------------------  ------------------
                          1995    1996      1997      1998      1998      1999
                          -----  -------  --------  --------  --------  --------
                          (Dollars in thousands, except per share amounts)
Statement of Operations
 Data:
 Revenue................  $ --   $ 3,459  $ 17,838  $ 35,853  $ 15,318  $ 32,611
 Cost of revenue........    500    4,406    19,823    35,652    15,413    30,934
 Sales and marketing
  expense...............    --     1,057     4,172     8,455     3,213     4,878
 General and
  administrative
  expense...............    229    2,868     3,439     5,001     2,331     2,815
 Depreciation and
  amortization..........    --       998     3,460     9,060     2,924     9,508
 Special charge (1).....    --       --        --      1,350       --        --
                          -----  -------  --------  --------  --------  --------
 Loss from operations...   (729)  (5,870)  (13,056)  (23,665)   (8,563)  (15,524)
 Interest expense, net..     (3)    (247)   (2,040)   (3,527)   (1,521)   (4,318)
 Other income (expense),
  net...................     49      --        117        26         3       (18)
                          -----  -------  --------  --------  --------  --------
 Loss before provision
  for income taxes......   (683)  (6,117)  (14,979)  (27,166)  (10,081)  (19,860)
 Provision for income
  taxes.................    --        62       229       473       171       257
                          -----  -------  --------  --------  --------  --------
 Net loss...............  $(683) $(6,179) $(15,208) $(27,639) $(10,252) $(20,117)
                          =====  =======  ========  ========  ========  ========
 Basic and diluted loss
  per share.............  $(683) $(6,179) $(15,208) $(27,639) $(10,252) $(20,117)
                          =====  =======  ========  ========  ========  ========
 Basic and diluted
  weighted average
  common shares
  outstanding...........  1,000    1,000     1,000     1,000     1,000     1,000
                          =====  =======  ========  ========  ========  ========
Other Operating Data:
 EBITDA (2).............  $(729) $(4,872) $ (9,596) $(14,605) $ (5,639) $ (6,016)
 Capital expenditures...    --     4,858     3,495    12,930     5,680     7,683
Other Data:
 Number of POPs.........      2        6        13        21        17        73
 Number of CANs.........    --        41       207       488       377     1,010
 Number of customer
  accounts (3)..........    --        45       131       248       178       456

                                              September 30,           March 31,
                                       -----------------------------  ---------
                                        1995   1996   1997    1998      1999
                                       ------ ------ ------  -------  ---------
Balance Sheet Data:
 Cash and cash equivalents............ $5,159 $1,616 $  525  $ 1,255   $ 4,061
 Total assets.........................  6,431 13,703 27,646   60,332   125,444
 Note payable to parent (4)...........  1,474  7,026 20,072   43,629    25,522
 Notes payable, net of current
  portion.............................    --     --     --       --      7,031
 Lease obligations, net of current
  portion.............................    --   3,429  9,576   11,570    13,907
 Total stockholder's equity
  (deficit)...........................  4,845    890 (8,581) (14,959)   42,255

---------------------
(1) Special charge represents bonus payments and payments for cancellation of stock options to our employees in connection with the merger of IPC and Arizona Acquisition Corp. in the year ended September 30, 1998. See Note 5 of Notes to the Combined and Consolidated Financial Statements of IXnet, Inc. included elsewhere in this prospectus.

(2) EBITDA consists of loss from operations before depreciation and amortization. EBITDA is presented to enhance an understanding of our operating results and is not intended to represent cash flow or results of operations in accordance with GAAP for the periods indicated. EBITDA is not calculated under GAAP and is not necessarily comparable to similarly titled measures used by other companies.

(3) Generally, multiple contractual relationships with a single legal entity are considered a single customer account. However, we are not always aware of and, accordingly, do not always reflect combinations, mergers and consolidations between our customers.

(4) The March 31, 1999 note payable to parent represents amounts due to IPC and is net of the capitalization to paid-in capital of $73.0 million as of March 31, 1999.

                 UNAUDITED PRO FORMA COMBINED AND CONSOLIDATED
                             FINANCIAL INFORMATION

   The following unaudited pro forma combined and consolidated financial information is based on the historical Combined and Consolidated Financial Statements of IXnet, Inc. and gives effect to the MXNet Acquisition on February 13, 1998 and the Saturn Acquisition on December 18, 1998.

   Our historical results of operations for the year ended September 30, 1998 and for the six months ended March 31, 1999 include the consolidated results of operations of International Exchange Networks and its subsidiaries combined with the results of operations of MXNet from February 13, 1998. Additionally, our historical results for the six months ended March 31, 1999 include the results of operations of Saturn from December 18, 1998. Earnings per share reflects our common stock as if it had been outstanding for the periods presented.

   The unaudited pro forma combined and consolidated statement of operations for the year ended September 30, 1998 gives effect to the MXNet and Saturn Acquisitions as if they had occurred on October 1, 1997. The pro forma results of operations for the year ended September 30, 1998 include the historical results of Saturn for the year ended July 31, 1998. The unaudited pro forma combined and consolidated statement of operations for the six months ended March 31, 1999 gives effect to the Saturn Acquisition as if it had occurred on October 1, 1997. As the MXNet and Saturn Acquisitions are included in the historical balance sheet as of March 31, 1999, contained elsewhere in this prospectus, no pro forma balance sheet has been provided.

   The unaudited pro forma combined and consolidated financial information and accompanying notes should be read in conjunction with the historical financial statements of IXnet, MXNet and Saturn, and related notes, included elsewhere in this prospectus. The unaudited pro forma combined and consolidated financial information does not purport to represent what our results of operations would have been had the MXNet and Saturn Acquisitions occurred on such dates or to project our results of operations or financial position for any future period or date.

                                  IXnet, Inc.
                        UNAUDITED PRO FORMA COMBINED AND
                      CONSOLIDATED STATEMENT OF OPERATIONS
                         Year Ended September 30, 1998
                    (In thousands, except per share amounts)

                                               Saturn
                                             ----------
                                             Year ended
                                              July 31,   Pro forma
                                  Historical    1998    adjustments   Pro forma
                                  ---------- ---------- -----------   ---------
Revenue.........................   $ 35,853   $25,784     $   533 (a) $ 62,170
Cost of revenue.................     35,652    21,305                   56,957
Sales and marketing expense.....      8,455       --                     8,455
General and administrative
 expense........................      5,001     5,753         744 (a)   11,498
Depreciation and amortization...      9,060     1,479         384 (a)   16,730
                                                              908 (c)
                                                            4,899 (d)
Special charge..................      1,350       --          --         1,350
                                   --------   -------     -------     --------
  Loss from operations..........    (23,665)   (2,753)     (6,402)     (32,820)
Interest (expense) income, net..     (3,527)       13      (4,249)(e)   (2,496)
                                                            5,267 (h)
Other income, net...............         26       --          --            26
                                   --------   -------     -------     --------
  Loss before provision for
   income taxes.................    (27,166)   (2,740)     (5,384)     (35,290)
Provision (benefit) for income
 taxes..........................        473       (16)        106 (g)      563
                                   --------   -------     -------     --------
  Net loss......................   $(27,639)  $(2,724)    $(5,490)    $(35,853)
                                   ========   =======     =======     ========
Basic and diluted loss per
 share..........................   $(27,639)                          $(35,853)
                                   ========                           ========
Basic and diluted weighted
 average number of shares
 outstanding....................          1                                  1
                                   ========                           ========



      See notes to unaudited pro forma combined and consolidated financial information.

                                  IXnet, Inc.
                        UNAUDITED PRO FORMA COMBINED AND
                      CONSOLIDATED STATEMENT OF OPERATIONS
                        Six Months Ended March 31, 1999
                    (In thousands, except per share amounts)

                                                        Pro forma
                                            Historical adjustments   Pro forma
                                            ---------- -----------   ---------
Revenue....................................  $ 32,611    $ 4,759 (b) $ 37,370
Cost of revenue............................    30,934      4,054 (b)   34,988
Sales and marketing expense................     4,878          6 (b)    4,884
General and administrative expense.........     2,815      1,246 (b)    4,061
Depreciation and amortization..............     9,508        257 (b)   10,830
                                                           1,065 (d)
                                             --------    -------     --------
  Loss from operations.....................   (15,524)    (1,869)     (17,393)
Interest expense, net......................    (4,318)        (1)(b)   (2,300)
                                                            (840)(f)
                                                           2,859 (h)
Other (expense) income, net................       (18)        23 (b)        5
                                             --------    -------     --------
  (Loss) income before provision for income
   taxes...................................   (19,860)       172      (19,688)
Provision for income taxes.................       257         14(g)       271
                                             --------    -------     --------
  Net (loss) income........................  $(20,117)   $   158     $(19,959)
                                             ========    =======     ========
Basic and diluted loss per share...........  $(20,117)               $(19,959)
                                             ========                ========
Basic and diluted weighted average number
 of shares outstanding.....................         1                       1
                                             ========                ========



      See notes to unaudited pro forma combined and consolidated financial information.

                                  IXnet, Inc.
            NOTES TO UNAUDITED PRO FORMA COMBINED AND CONSOLIDATED
                             FINANCIAL INFORMATION
                       Year Ended September 30, 1998 and
                        Six Months Ended March 31, 1999

(a) Represents the unaudited financial results of MXNet from October 1, 1997 to the date of the MXNet Acquisition.

(b) Represents the unaudited financial results of Saturn from October 1, 1998 to the date of the Saturn Acquisition.

(c) Reflects the amortization of goodwill for the MXNet Acquisition using a
    2.25 year life from October 1, 1997 to the date of the MXNet Acquisition, assuming the acquisition occurred on October 1, 1997.

(d) Reflects the amortization of goodwill for the Saturn Acquisition using a ten-year life for the year ended September 30, 1998 and from October 1, 1998 to the date of the Saturn Acquisition, assuming the acquisition occurred on October 1, 1997.

(e) Represents interest expense for the year ended September 30, 1998 on borrowings to finance the Saturn Acquisition, assuming the acquisition occurred on October 1, 1997.

                                                               (In thousands)
     Note payable to IPC in the amount of $35.7 million
      bearing interest at a U.S. bank prime rate plus 1/4 of
      one percent, estimated at 8.75%.........................    $ 3,121
     Marshalls Note, a $7.5 million promissory note issued by
      us and guaranteed by IPC bearing interest at the U.K.
      Base Rate, as defined, plus three percent, estimated at
      9.25%, compounded monthly, payable over three years.....        785
     Saturn Note payable to Marshalls in the amount of $5.0
      million payable in monthly installments over two years
      bearing interest at 9.25%...............................        343
                                                                  -------
       Total..................................................    $ 4,249
                                                                  =======

(f) Represents interest expense from October 1, 1998 to the date of the acquisition on borrowings to finance the Saturn Acquisition, assuming the acquisition occurred on October 1, 1997.

                                                                  (In thousands)
     Note payable to IPC.........................................     $ 678
     Marshalls Note..............................................       117
     Saturn Note.................................................        45
                                                                      -----
       Total.....................................................     $ 840
                                                                      =====

(g) Reflects the tax effect of the pro forma adjustments impacting foreign operations at the foreign statutory tax rate. All pro forma adjustments impacting domestic operations increase the net operating loss carryforward deferred tax asset and corresponding valuation allowance and result in a net effect of zero.

(h) Reflects the reduction of interest expense in connection with the March 31, 1999 capitalization of $73.0 million of note payable to parent, to paid-in capital as if it occurred on October 1, 1997, net of the increase in interest expense resulting from the change in the inter-company borrowing rate to a U.S. bank prime rate plus two percent.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion and analysis should be read together with the Combined and Consolidated Financial Statements of IXnet, Inc., the Financial Statements of MXNet Inc. and the Consolidated Financial Statements of Saturn Global Network Services Holdings Limited and related notes to these statements appearing elsewhere in this prospectus. The following discussion contains forward-looking statements based on our current expectations, assumptions, estimates and projections about our company and its industry. Our results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks and uncertainties discussed in "Risk Factors" and elsewhere in this prospectus.

Overview

   IXnet is a leading provider of communications services to the worldwide financial services community. Our Extranet connects financial services firms and their business partners as well as multiple offices within the same firm on a seamless network. In 1995, we began building our Extranet and offering voice and data services. We funded the initial construction of our Extranet, including capital expenditures and working capital, through inter-company investments and loans provided by our parent, IPC. As of March 31, 1999, our Extranet was comprised of two NOCs, three data centers, 73 physical POPs, more than 1,000 CANs placed on customer premises and high capacity bandwidth facilities. Our Extranet connects over 450 customers in financial centers in 34 countries around the world, including New York, Chicago, Toronto, London, Frankfurt, Paris, Zurich, Hong Kong, Tokyo, Sydney and Singapore.


Components of Revenues

   We offer a full range of services to meet the needs of our customers, including the following voice and data communications services:

  . Premium Voice--dedicated private voice trading lines connecting financial trading firms globally;

  .  Managed Bandwidth--dedicated fully managed bandwidth facilities;

  . Outsourcing--end-to-end management of a customer's entire communications network;

  .  Switched Voice--high quality voice communications services;

  . Shared IP--network delivery and hosting of third party market data, research, analytics, news and other trading information to the desktop (also known as our Liquidity service); and

  .  Frame Relay--dedicated transport of facilitated data applications.

   We currently derive a majority of our revenues from sales of premium voice, managed bandwidth and outsourcing services, and to a lesser extent switched voice, shared IP and other services. Service revenue is recorded as services are provided.

 Pricing policies

   Rates for our premium voice, managed bandwidth and frame relay services are determined by geographic location and bandwidth utilization. For frame relay service there is frequently an additional pricing component for optional telecommunications equipment deployed on customers' premises. These fees may be adjusted for customer volume commitments and term of contract.

   The primary components of pricing for switched voice are duration of call and geographic location, and may be adjusted for customer volume commitment, term of contract and whether the call is to another on-net customer.

   Rates for our outsourcing service are determined by geographic location, bandwidth utilization, telecommunications equipment deployed on the customers' premises, quality of service and any custom requirements. The rate may be adjusted for customer volume commitments and term of contract.

   The components of pricing for shared IP may include the following charges paid by content providers: (i) an access fee to connect to our Extranet, (ii) a fee to deliver service to end-users and (iii) optional hosting fees associated with housing of equipment. The access and delivery fees are determined by geographic location and bandwidth utilization. The hosting fee is determined by amount of space and level of required service. The fourth component of pricing, paid either by the end-user or the content provider, is a fee for end-user access to the Extranet. This fee is determined by geographic location and bandwidth utilization and may be adjusted for volume commitment and term of contract.

   Our services are billed on a monthly basis in advance, except for switched voice services, which are billed monthly after service is provided.

 Long term agreements

   The terms of our agreements typically range from one to five years and are determined based on the level of service requested. Customers who outsource their entire network needs to us tend to have longer term agreements, up to five years. Our ability to obtain fixed term agreements from our customers provides us with a certain level of predictability as to revenue generation. We continue to penetrate our customer base by marketing additional new services to existing customers, adding new customer locations and renewing the term of existing agreements with our current customers. Our customers frequently add additional services at their current location or expand to other locations. Revenues for the six months ended March 31, 1999 generated from our installed customer base at September 30, 1997 increased in excess of 20% as compared to the same period for the prior year. This growth (1) includes the impact of lost customer revenue from this customer base and (2) excludes revenue from customers added after September 30, 1997. We also provide services to some of our customers on a month-to-month basis.

Components of Costs and Expenses

 Cost of revenue

   Cost of revenue consists primarily of leased local and long distance circuit costs, and personnel and related operating expenses associated with network operations, customer support and field service support. Depreciation and amortization related to the cost of our NOCs, POPs, CANs, and Indefeasible Rights of Use, or IRUs, are included in depreciation and amortization expense. The increase in these expenses relates primarily to the expansion of our network and resulting increases in leased circuit, maintenance, personnel, facilities, and customer support costs. Although we expect that cost of revenue will continue to increase as our customer base increases, we anticipate that such expenses as a percentage of revenues will decrease over time. These expenses may be incurred prior to the realization of anticipated revenue. We intend to lease or buy higher capacity local and long distance circuits and expect to realize the associated benefits of lower units costs as our network utilization increases. In addition, as revenues grow, we expect to realize economies of scale associated with a relatively fixed operating infrastructure.

 Sales and marketing expense

   Sales and marketing expense consists primarily of personnel costs, commissions, bad debt, travel and entertainment, marketing and advertising. We market our services to the financial services community primarily through our direct salesforce. We intend to significantly expand our salesforce within the U.S., Europe and the Asia/Pacific region over the next 12 to 18 months through the hiring of highly motivated personnel who have a background in network services or experience with the specialized communication needs of the financial services community. Although we compensate our salesforce employees, in part, on a commission basis, hiring, training, integrating and retaining these new hires nevertheless require substantial expenditures in advance of any increased revenues that may arise from the sales effort of new hires. We estimate that an average of three months elapses between the hiring of a new sales employee and the realization of recognizable productivity, and approximately another two months elapses before any significant revenues result. We expect that sales and marketing expenses will increase in the future as we expand our sales and marketing staffs to keep pace with our rapid growth both domestically and internationally but that such expenses will decrease over time as a percent of revenue.

 General and administrative expense

   General and administrative expense consists primarily of salaries and occupancy costs for executive, financial, and management information systems personnel. Certain accounting and management information systems functions, human resources, legal, executive and administrative services have historically been performed pursuant to inter-company understandings, and will in the future be performed pursuant to informal inter-company arrangements with IPC. The related costs of providing such services have been, and will continue to be, allocated based upon the direct and indirect utilization of the specific services. Indirect expenses were allocated based upon the relation of our headcount to the combined headcount of us and IPC. The costs related to such allocation represented 18.2%, 24.8%, 30.6%, and 34.1% of general and administrative expenses for the three years ended September 30, 1996, 1997 and 1998 and six months ended March 31, 1999, respectively. We expect that general and administrative expenses will increase in the future as we expand our management and administrative staffs to keep pace with our rapid growth both domestically and internationally but that such expenses will decrease over time as a percent of revenue.

 Depreciation and amortization

   Depreciation and amortization expense includes the allocation of cost for property, plant and equipment and goodwill over their expected useful lives. Property, plant and equipment, excluding IRUs and leasehold improvements, are depreciated over five years. The cost of IRUs are amortized over the leased term, generally 20 to 25 years, leasehold improvements are amortized over the contract life of the lease term, generally five years, and goodwill is amortized over periods ranging from 2.25 to ten years.

 Network Expansion

   Since the beginning of our operations, we have undertaken a program of developing and expanding our Extranet. We have made significant investments in network capacity and telecommunications equipment, including routers, CANs, transmission electronics, switches, circuits and other equipment to produce a technologically advanced global Extranet. Historically, a large portion of our network expense was associated with the development of our Extranet and only undertaken if there existed customer demand. Under this "success based" network deployment model, we limited the investment in our Extranet to additional customer demand and resulting revenues. Recently, we have begun to make greater network investments in certain strategic areas in anticipation of increased customer demand. Investment in CANs and network capacity (through acquisitions of IRUs and the buildout of our POPs) will continue to represent our most significant capital expenditures over the next 12 months and are expected to increase substantially from historic levels. Depending on the services required by the customer, a CAN will consist of a router, multiplexer, channel bank or a digital line interface card, or DLIC, or a combination of these CANs, and typically costs between $2,000 and $50,000 per CAN.

Acquisitions

 MXNet Inc.

   On February 13, 1998, IPC acquired all of the issued and outstanding common stock of MXNet, a wholly-owned subsidiary of National Discount Brokers Group, Inc., and paid $6.7 million by the issuance of a promissory note. This acquisition was accounted for using the purchase method of accounting and resulted in

$5.5 million of goodwill, which is being amortized on a straight-line basis over 2.25 years. IPC contributed the shares of MXNet to us on May 12, 1999.

 Saturn Global Network Services Holdings Limited

   On December 18, 1998, International Exchange Networks Limited acquired all of the issued and outstanding shares of Saturn from Marshalls 106 Limited. This acquisition was accounted for using the purchase method of accounting. As a result of the acquisition, we recorded approximately $49.2 million of goodwill, which is being amortized on a straight-line basis over ten years.

   The purchase price for Saturn included a cash payment of $35.7 million made through borrowings from IPC, and the issuance of a promissory note guaranteed by IPC in the amount of $7.5 million. In addition, we assumed indebtedness of Saturn due to Marshalls in the amount of $5.0 million. Under the agreement, the Marshalls note is subject to certain rights of offset.

Results of Operations

   The following table presents the components of our results of operations data as a percentage of our revenues:

                                                           Six Months Ended
                            Year Ended September 30,           March 31,
                            -----------------------------  -------------------
                              1996      1997      1998       1998       1999
                            --------   --------  --------  --------   --------
Revenue...................     100.0%    100.0%    100.0%     100.0%     100.0%
Cost of revenue...........     127.4     111.1      99.4      100.6       94.9
Sales and marketing
 expense..................      30.6      23.4      23.6       21.0       15.0
General and administrative
 expense..................      82.9      19.3      14.0       15.2        8.6
Depreciation and
 amortization.............      28.9      19.4      25.3       19.1       29.2
Special charge............       --        --        3.8        --         --
                            --------   -------   -------   --------   --------
  Loss from operations....    (169.7)    (73.2)    (66.0)     (55.9)     (47.6)
Interest expense, net.....      (7.1)    (11.4)     (9.8)      (9.9)     (13.2)
Other income (expense),
 net......................       --        0.7       0.1        0.0       (0.1)
                            --------   -------   -------   --------   --------
  Loss before provision
   for income taxes.......    (176.8)    (84.0)    (75.8)     (65.8)     (60.9)
Provision for income
 taxes....................       1.8       1.3       1.3        1.1        0.8
                            --------   -------   -------   --------   --------
  Net loss................    (178.6)%   (85.3)%   (77.1)%    (66.9)%    (61.7)%
                            ========   =======   =======   ========   ========

 Historical Operating Trends

   Cost of revenue as a percentage of revenue has declined over the periods reported. This cost has decreased as a result of improved utilization of our Extranet as well as more favorable unit pricing from carriers.

   Sales and marketing expense as a percentage of revenue has declined over the periods reported. This expense has decreased as a result of higher incremental revenue generation per sales representative.

   General and administrative expense as a percentage of revenue has declined over the periods reported. This expense has decreased as a result of increased leverage of fixed administrative charges.

   Depreciation and amortization as a percentage of revenue has increased over the periods reported. This expense has increased as a result of increased amortization of goodwill associated with the Saturn Acquisition and increase in fixed assets associated with the expansion of our Extranet.

 Comparison of the six months ended March 31, 1999 to the six months ended March 31, 1998

   Revenue. Revenue was $32.6 million for the six months ended March 31, 1999, an increase of $17.3 million, or 112.9%, from $15.3 million for the six months ended March 31, 1998. Of this increase, $10.8 million related to revenues from Saturn, which we acquired in December 1998, and MXNet, which we acquired in February 1998. The balance of the increase was primarily due to increased revenue from the growth in our customer base of 62.4%, to 178 customers at March 31, 1998 from 289 customers at March 31, 1999, excluding the 167 customers of Saturn, and, to a lesser extent, from growth in revenue from our March 1998 customer base.

   Cost of revenue. Cost of revenue was $30.9 million for the six months ended March 31, 1999, an increase of $15.5 million, or 100.7%, from $15.4 million for the six months ended March 31, 1998. The increase was primarily due to increased leased circuit costs and, to a lesser extent, additional personnel. Leased circuit costs were $22.2 million for the six months ended March 31, 1999, an increase of $11.3 million, or 103.7%, from $10.9 million for the six months ended March 31, 1998.

   Sales and marketing expense. Sales and marketing expense was $4.9 million for the six months ended March 31, 1999, an increase of $1.7 million, or 51.8%, from $3.2 million for the six months ended March 31,

1998. This increase was primarily due to a $1.4 million increase in costs associated with the growth in our salesforce and related support personnel, through both internal growth and the Saturn and MXNet Acquisitions. Provisions for bad debts for the six months ended March 31, 1999 was $0.5 million, or 1.6% of revenue, as compared to $0.4 million, or 2.5% of revenue, for the six months ended March 31, 1998. The decrease in the rate of the provision for bad debt was primarily due to controls implemented in the fourth quarter of 1998 to minimize bad debt expense in future periods.

   General and administrative expense. General and administrative expense was $2.8 million for the six months ended March 31, 1999, an increase of $0.5 million, or 20.8%, from $2.3 million for the six months ended March 31, 1998. This increase was primarily due to an increase in the costs of certain shared administrative and general services provided by IPC, personnel costs related to internal growth and acquisitions, and, to a lesser extent, higher occupancy and professional fees.

   Depreciation and amortization. Depreciation and amortization was $9.5 million for the six months ended March 31, 1999, an increase of $6.6 million, or 225.2%, from $2.9 million for the six months ended March 31, 1998. This increase was primarily due to the increase in property, plant and equipment in connection with the expansion of our Extranet and the $3.1 million of amortization of goodwill associated with the Saturn and MXNet Acquisitions. The six months ended March 31, 1999 included only one full fiscal quarter of amortization of goodwill related to the Saturn Acquisition.

   Interest expense, net. Interest expense, net was $4.3 million for the six months ended March 31, 1999, an increase of $2.8 million, or 183.9%, from $1.5 million for the six months ended March 31, 1998. This increase was primarily due to higher average borrowings from IPC during the six months ended March 31, 1999 as compared to the 1998 period in order to fund the Saturn Acquisition, losses from operations, debt service payments and capital expenditures. Also contributing to the increase in interest expense, net, were increased capital lease obligations related to certain capital expenditures. As a result of the $73.0 million contribution to paid-in capital of the then outstanding $98.5 million note payable to IPC as of March 31, 1999, interest expense is expected to decrease. As of March 31, 1999, the outstanding balance on the note payable to IPC was $25.5 million.

   Provision for income taxes. The provision for income taxes consisted of foreign taxes. As of September 30, 1998, and March 31, 1999, we had federal net operating loss carryforwards of approximately $50.0 million and $65.0 million, respectively. These net operating loss carryforwards may be carried forward in varying amounts until 2013. In accordance with generally accepted accounting principles, we have provided a valuation allowance for the net deferred tax asset resulting from these carryforwards, since it is more likely than not we would not realize these benefits on a stand alone basis. However, pursuant to our tax sharing arrangement with IPC, we are reimbursed by IPC to the extent that IPC receives a tax benefit related to the inclusion of our tax losses in the consolidated federal income tax return of IPC. Since we currently can not derive this tax benefit on a stand alone basis, these benefits are treated by us as a contribution to paid-in capital.

 Comparison of the year ended September 30, 1998 to the year ended September 30, 1997

   Revenue. Revenue was $35.9 million for the year ended September 30, 1998, an increase of $18.0 million, or 101.0% from $17.8 million for the year ended September 30, 1997. Approximately $15.6 million of the increase was primarily due to growth in our customer base of 89.3%, to 248 customers at September 30, 1998 from 131 customers at September 30, 1997. The balance of the increase was primarily due to the MXNet Acquisition.

   Cost of revenue. Cost of revenue was $35.7 million for the year ended September 30, 1998, an increase of $15.8 million, or 79.9%, from $19.8 million for the year ended September 30, 1997. The increase was primarily due to expanding and maintaining the leased bandwidth to service the customers on our Extranet. The largest component of cost of revenue, leased circuit costs, was $24.8 million for the year ended September 30, 1998, an increase of $10.9 million, or 78.7%, from $13.9 million for the year ended September 30, 1997.

   Sales and marketing expense. Sales and marketing expense was $8.5 million for the year ended September 30, 1998, an increase of $4.3 million, or 102.7%, from $4.2 million for the year ended September 30, 1997. This increase was primarily due to an increase in sales and related personnel to 70 at September 30, 1998 from 32 at September 30, 1997. The balance of the increase resulted from an increase in the provision for bad debts to $1.7 million for the year ended September 30, 1998, as compared to $0.3 million for the year ended September 30, 1997. $1.0 million of this increase was due to write-offs relating to three customers that ceased doing business. Due to controls implemented in the fourth quarter of fiscal 1998 we expect bad debts as a percentage of revenue to decrease.

   General and administrative expense. General and administrative expense was $5.0 million for the year ended September 30, 1998, an increase of $1.6 million, or 45.4%, from $3.4 million for the year ended September 30, 1997. The increase was primarily due to additional personnel and an increase in the allocation of certain shared administrative and general expenses provided by IPC.

   Depreciation and amortization. Depreciation and amortization was $9.1 million for the year ended September 30, 1998, an increase of $5.6 million, or 161.9%, from $3.5 million for the year ended September 30, 1997. This increase was primarily due to the increase in property, plant and equipment during the year ended September 30, 1998, as well as $1.5 million of goodwill amortization associated with the MXNet acquisition.

   Special charge. In April 1998, IPC completed its recapitalization by way of merger with Arizona Acquisition Corp. In connection with the recapitalization, certain of our employees received bonuses of $0.5 million and payments of $0.9 million in consideration of the cancellation of their IPC stock options. See
Note 5 of the Notes to the Combined and Consolidated Financial Statements of IXnet, Inc. included elsewhere in this prospectus.

   Interest expense, net. Interest expense, net was $3.5 million for the year ended September 30, 1998, an increase of $1.5 million, or 72.9%, from $2.0 million for the year ended September 30, 1997. The increase was primarily due to higher average borrowings from IPC to fund operations, the MXNet Acquisition, debt service payments and capital expenditures, as well as interest expense on increased capital lease obligations associated with certain capital expenditures.

   Provision for income taxes. The provision for income taxes consisted of foreign taxes.

 Comparison of the year ended September 30, 1997 to the year ended September 30, 1996

   Revenue. Revenue was $17.8 million for the year ended September 30, 1997, an increase of $14.4 million, or 415.7%, from $3.5 million for the year ended September 30, 1996. The increase of 191.1% was primarily due to the growth in the customer base of 191.1%, to 131 customers at September 30, 1997 from 45 customers at September 30, 1996, as well as increased penetration of existing customer accounts.

   Cost of revenue. Cost of revenue was $19.8 million for the year ended September 30, 1997, an increase of $15.4 million, or 349.9%, from $4.4 million for the year ended September 30, 1996. The increase was primarily due to costs associated with expanding and maintaining our Extranet. The largest component of cost of revenue was leased circuit costs, which was $13.9 million for the year ended September 30, 1997, an increase of $11.4 million, or 456.0%, from $2.5 million for the year ended September 30, 1996.

   Sales and marketing expense. Sales and marketing expense was $4.2 million for the year ended September 30, 1997, an increase of $3.1 million, or 294.7%, from $1.1 million for the year ended September 30, 1996. This increase was primarily due to salaries and related costs associated with the increased number of personnel to 32 at September 30, 1997 from 20 at September 30, 1996.

   General and administrative expense. General and administrative expense was $3.4 million for the year ended September 30, 1997, an increase of $0.6 million, or 19.9%, from $2.9 million for the year ended

September 30, 1996. This increase was primarily due to professional fees associated with establishing our presence in foreign countries.

   Depreciation and amortization. Depreciation and amortization was $3.5 million for the year ended September 30, 1997, an increase of $2.5, or 246.7%, million from $1.0 million for the year ended September 30, 1996. This increase was primarily due to the increase in property, plant and equipment.

   Interest expense, net. Interest expense, net was $2.0 million for the year ended September 30, 1997, an increase of $1.8 million from $0.2 million for the year ended September 30, 1996. The increase was primarily due to higher average borrowings from IPC to fund operations and capital expenditures, as well as, increased capital lease obligations.

   Provision for income taxes. The provision for income taxes consisted of foreign taxes.

Quarterly Results

   The following tables set forth certain unaudited quarterly financial data, and such data expressed as a percentage of revenue, for the six quarters ended March 31, 1999. We believe that the unaudited financial information set forth below has been prepared on the same basis as the audited financial information included elsewhere in this prospectus and includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the information set forth. The operating results for any quarter are not necessarily indicative of results for any future period.

                                          Quarter Ended
                         ----------------------------------------------------
                          1997                 1998                    1999
                         -------  ----------------------------------  -------
                         Dec 31   Mar 31   June 30  Sep 30   Dec 31   Mar 31
                         -------  -------  -------  -------  -------  -------
                                         (In thousands)
Revenue................. $ 7,390  $ 7,928  $ 9,917  $10,618  $12,752  $19,859
Cost of revenue.........   7,770    7,643    9,439   10,800   12,458   18,476
Sales and marketing
 expense................   1,352    1,861    2,247    2,995    2,092    2,786
General and
 administrative
 expense................     762    1,569    1,472    1,198    1,215    1,600
Depreciation and
 amortization...........   1,289    1,635    2,692    3,444    3,922    5,586
Special charge..........     --       --     1,350      --       --       --
                         -------  -------  -------  -------  -------  -------
Loss from operations.... $(3,783) $(4,780) $(7,283) $(7,819) $(6,935) $(8,589)
                         =======  =======  =======  =======  =======  =======
  EBITDA(1)............. $(2,494) $(3,145) $(4,591) $(4,375) $(3,013) $(3,003)

                                         Quarter Ended
                           ---------------------------------------------------
                            1997                1998                     1999
                           ------   ---------------------------------   ------
                           Dec 31   Mar 31   June 30  Sep 30   Dec 31   Mar 31
Revenue..................  100.0 %  100.0 %   100.0 % 100.0 %  100.0 %  100.0 %
Cost of revenue..........  105.1     96.4      95.2   101.7     97.7     93.0
Sales and marketing
 expense.................   18.3     23.5      22.7    28.2     16.4     14.0
General and
 administrative expense..   10.3     19.8      14.8    11.3      9.5      8.1
Depreciation and
 amortization............   17.4     20.6      27.2    32.4     30.8     28.1
Special charge...........    --       --       13.6     --       --       --
                           -----    -----     -----   -----    -----    -----
Loss from operations.....  (51.2)%  (60.3)%   (73.4)% (73.6)%  (54.4)%  (43.2)%
                           =====    =====     =====   =====    =====    =====
  EBITDA(1)..............  (33.8)%  (39.7)%   (46.3)% (41.2)%  (23.6)%  (15.1)%

---------------------
(1) EBITDA consists of loss from operations before depreciation and amortization. EBITDA is presented to enhance an understanding of our operating results and is not intended to represent cash flow or results of operations in accordance with GAAP for the periods indicated. EBITDA is not calculated under GAAP and is not necessarily comparable to similarly titled measures used by other companies.

   Our quarterly operating results have fluctuated and will continue to fluctuate from period to period for the foreseeable future depending upon such factors as:

  . the success of our efforts to expand our customer base, and to sell additional services to our existing customer base,

  . changes in and the timing of expenditures relating to the continued expansion of our Extranet,

  .  the success of our efforts to add content providers to our Extranet,

  .  the development of new service offerings,

  .  changes in pricing policies by us or our competitors,

  .  the growth in our salesforce, and

  .  the timing of acquisitions.

   In view of the significant historical growth of our operations, we believe that period-to-period comparisons of our financial results should not be relied upon as an indication of future performance and that we may experience significant period-to-period fluctuations in operating results in the future. We expect to focus in the near term on building and increasing our customer base and increasing our Extranet utilization both through internal growth and through acquisitions which may require us from time to time to increase our expenditures for personnel, marketing, global network infrastructure and the development of new services offerings.

Liquidity and Capital Resources

   Since the commencement of our operations in 1995, we have relied primarily on IPC to fund our operating cash requirements, property, plant and equipment expenditures, debt service payments and acquisitions. We have also obtained financing for certain of our network equipment, which is either guaranteed by IPC and/or partially supported by letters of credit issued under IPC's $55.0 million revolving credit agreement. In addition, we obtained certain seller financing for the Saturn Acquisition, which has been guaranteed by IPC. From inception to March 31, 1999, the aggregate net amount of inter-company funding, exclusive of guarantees and letters of credit, was approximately $98.5 million, of which $73.0 million was contributed to equity.

   IPC has two sources of funds from which it can fund our working capital needs. The first is from its cash flow; and the second is through its $55.0 million revolving credit agreement. However, the revolving credit agreement is subject to limitations based upon eligible accounts receivable and inventory.

  Financing arrangements. Under the inter-company agreement, IPC has agreed to continue to provide us with ongoing financing and other forms of credit enhancements such as letters of credit and guarantees of our obligations from time to time, upon reasonable notice by us, up to the aggregate of $50 million during the period beginning July 1, 1999 through June 30, 2001. Funding under the inter-company agreement will be extended at a rate based upon a U.S. prime rate plus 2%. IPC has two sources of funds from which it can fund our working capital needs. The first is from its cash flow; and the second is through its $55 million revolving credit agreement. As of March 31, 1999, $24.9 million was utilized for borrowings and letters of credit under the revolving credit facility, and an additional $1.7 million was available to be borrowed by IPC. However, IPC will not advance funds to us if, at the time of any request for an advance, IPC (1) is not or would not be in compliance with its obligations under the indenture for its senior discount notes or (2) does not or would not meet certain financial and other covenants measuring operating performance in its revolving credit agreement. Amounts borrowed from IPC may be used by us to fund our working capital, debt service and operating losses. We believe that through a combination of IPC's cash flow and amounts available under the revolving credit facility, IPC will be able to fund our working capital needs for the next 12 months.

   The revolving credit agreement and indenture contains various covenants and conditions, including the maintenance of various financial ratios and restrictions on (1) asset dispositions, (2) mergers and acquisitions, (3) capital expenditures, (4) certain payments, (5) the incurrence of indebtedness, (6) loans and investments, (7) liens, (8) certain transactions with affiliates and (9) our issuance or sale of capital stock. All of our and our subsidiaries' capital stock and real and personal property (including tangible and intangible property), are pledged as collateral under the revolving credit agreement. See "Risk Factors--IPC's control of us may conflict with your interests as a stockholder, Financing Arrangements" and "--Our assets are pledged to support IPC's obligations" and "Certain Relationships and Related Transactions."

   As of March 31, 1999, our note payable to IPC was $25.5 million and bore interest at a rate equal to a U.S. bank prime rate plus one quarter of one percent on the average net amount outstanding each month, which is net of the capital contribution in the form of a reduction in the amount of $73.0 million of indebtedness owed by us to IPC as of March 31, 1999. See "Certain Relationships and Related Transactions."

 Cash Flows

   Cash flows from operating activities can vary significantly from period to period depending upon the timing of operating cash receipts and payments, particularly accounts receivable, prepaid expenses and other assets, and accounts payable and accrued liabilities. During the three years ended September 30, 1998, our net losses were the primary component of net cash used in operating activities, offset by significant non-cash depreciation and amortization expenses. Net cash used in operating activities was $11.6 million for the six months ended March 31, 1999, as compared to $6.2 million for the six months ended March 31, 1998.

   Cash used in investing activities was $42.4 million, and $5.7 million for the six months ended March 31, 1999 and 1998, respectively. The largest components of cash used in investing activities during the six months ended March 31, 1999 resulted from $34.7 million used for the Saturn Acquisition and $7.7 million used for expenditures for property, plant and equipment, which consisted primarily of network equipment. Investments in our network and facilities during the year ended September 30, 1998 resulted in total additions to fixed assets of $22.9 million. Of this amount, $6.4 million was financed under vendor or other financing arrangements, $3.6 million related to IRU facilities acquired under an installment purchase contract due within one year, and $12.9 million was expended in cash. For the year ended September 30, 1997, total additions to fixed assets were $13.2 million, of which $9.7 million was financed and $3.5 million was expended in cash. For the year ended September 30, 1996, total additions to fixed assets were $9.5 million, of which $4.6 million was financed and $4.9 million expended in cash. We intend to continue to invest in the expansion of our Extranet and future acquisitions.

   Cash provided by financing activities was $57.4 million for the six months ended March 31, 1999 as compared to $11.9 million for the six months ended March 31, 1998. The increase was primarily due to $35.7 million in borrowings from IPC, which we used to finance the Saturn Acquisition.

Commitments, Capital Expenditures and Future Financing Requirements

   As of March 31, 1999, we had capital lease commitments to certain telecommunications vendors totaling $18.8 million payable in various years through 2003 of which $4.9 million were due within one year. Additionally, as of March 31, 1999, we were obligated to make future minimum lease payments for property, leased circuits, IRUs and equipment of $41.3 million under non-cancellable operating leases expiring in various years through 2009.

   Capital expenditures were $7.7 million for the six months ended March 31, 1999. In addition, we had notes in the aggregate amount of $12.0 million outstanding as of March 31, 1999 to the former shareholders of Saturn, of which $4.9 million is due within one year.

   Installation of CANs, acquisition of IRUs and the buildout of our POPs will continue to be our most significant capital expenditure items over the next 12 months. We expect to continue to acquire high capacity bandwidth to enhance our global network capabilities in North America, Europe and the Asia/Pacific region which would be accompanied by capital expenditures in the deployment of POPs. We expect that our purchase of property, plant and equipment will increase substantially from historic levels and that the net proceeds from this offering, along with third party equipment financing arrangements, will be sufficient to meet our needs for property, plant and equipment for at least the next 12 months.

   As of March 31, 1999, we had available cash of $4.1 million. We are currently generating operating losses and expect to continue to do so for the foreseeable future. Under the indenture for IPC's senior discount notes, the net proceeds from this offering may not be used to fund our working capital needs. We believe that we will need additional working capital, along with the funding of our debt obligations, which consist of capital lease obligations, IRU installment payments and payments on the notes to Saturn. Pursuant to the revolving credit agreement and our inter-company agreement with IPC, we are restricted from seeking additional debt or equity financing. Therefore we have entered into the inter-company agreement with IPC, whereby we can borrow funds from IPC for working capital and other operating costs. Accordingly we will continue to rely upon IPC to fund these requirements.

Other Possible Strategic Relationships and Acquisitions

   We intend to make strategic acquisitions as appropriate opportunities arise to expand our service offerings, expand our Extranet and/or increase our customer base. See "Risk Factors--Risks related to our acquisition strategy and acquisition financing."

Foreign Exchange Rate Risk

   We conduct our business in more than 34 countries, and transactions from these foreign operations are denominated in local currencies. With respect to these foreign operations, we are exposed to foreign currency fluctuations for our net working capital positions. Foreign currency fluctuations have not had a significant impact on our revenues or operating results. We currently do not have a foreign exchange hedging program; however, we may implement a program to mitigate foreign currency transaction risk in the future. Although our foreign operations are subject to economic, fiscal and monetary policy of foreign governments, to date these factors have not had a material effect on our results of operations or liquidity. See "Risk Factors--Our international operations make us more susceptible to global economic factors, foreign tax law, issues, international business practices and currency fluctuations."

   On January 1, 1999, several members of the European Union established fixed conversion rates between their existing sovereign currencies and adopted the Euro as their new legal currency. Our international operations are transacted primarily using British pound sterling as the functional currency. Since its adoption, the Euro has not had a material adverse effect on our business or financial condition.

Effects of Recently Issued Accounting Standards

   In June 1997, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS, No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This standard is effective for the Company's year ending September 30, 1999. Financial statement disclosures for prior periods are required to be restated. The Company is in the process of evaluating the disclosure requirements. The adoption of SFAS No. 131 will have no impact on the Company's financial position, results of operations or cash flows.

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. This standard is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. We do not currently use derivative financial instruments.

   In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." SOP

98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. We do not anticipate that the adoption of this standard will have a material effect on our financial position, results of operations or cash flows.

Impact of Year 2000

   The Year 2000 issue is the result of computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including among other things, a temporary inability to process transactions, deliver products and services to customers, send invoices, or engage in similar normal business activities.

   Our state of readiness. We have assessed and are in the process of implementing and validating the Year 2000 readiness of our CANs, the communications equipment in our POPs, Network Management Systems, and internal accounting, billing and office systems. Certain of our CANs require hardware and software updates, which, in many cases, necessitate one or more site visits. We have contracted with the original equipment manufacturer of some of our CANs to complete such updates by July 1999. We believe that substantially all of the communications equipment in our POPs are currently Year 2000 ready, with the exception of our U.S. switch, which we expect to have ready through software updates by June 1999. Our Network Management Systems have been upgraded and are expected to be Year 2000 ready once our U.S. switch is updated. In July 1999, we will begin the conversion to our new internal accounting enterprise-wide system, currently in use at most of our parent company locations. Such system is Year 2000 ready and we anticipate completion by August 1999. Our new billing system, which should be operational by August 1999, has been purchased from a third-party source and is being tailored to our specific requirements and has been stated to be Year 2000 ready. Our office systems, which are comprised primarily of personal computers, file servers and routers, as well as software applications, are expected to be Year 2000 ready.

   We are currently in the process of obtaining Year 2000 readiness documentation from suppliers of our domestic and international communication bandwidth. By July 1999, we plan on having an evaluation of the potential risk associated with those suppliers that may not be Year 2000 ready. We anticipate such suppliers will be located outside of the areas where the majority of our customers are located. If we determine that certain carriers pose a threat to our Extranet, we will notify our customers in advance that it may be necessary to discontinue service to that region in order to maintain the integrity of our Extranet.

   Costs. Most of our expenses in connection with Year 2000 readiness have related to, and are expected to continue to relate to, the operating costs associated with time spent by employees in the evaluation process and Year 2000 readiness matters. Our costs associated with Year 2000 readiness issues, excluding the cost of implementing our new accounting system which is being borne by our parent company, is currently anticipated to be less than $2.0 million.

   Potential Risks. While we believe that we are taking the necessary steps to identify and correct any Year 2000 problems in our systems, we may discover Year 2000 readiness problems in our systems or services that will require substantial correction. Our failure to fix or replace our internally developed software, third-party software, hardware or services on a timely basis could result in the loss of revenues, increased operating costs, the loss of customers and other business interruptions any of which could have a material adverse effect on our business, results of operations and financial condition. Moreover, the failure to adequately address Year 2000 readiness issues related to our services could result in claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time-consuming to defend. We also cannot assure you that third-party providers of products and services, including telecommunications companies, and our customer base consisting primarily of firms in the financial services industry, will be Year 2000 ready. The failure of such entities to be Year 2000 ready could result in a systematic failure, beyond our control. Such failures may result in prolonged telecommunications or electrical failure, or the inability of our customers to make payment for services rendered, which could have a material adverse effect on our business, results of operations and financial condition. In addition, pursuant to the IPC revolving credit agreement, we are subject to a covenant that we will be Year 2000 compliant by August 31, 1999. Failure of either IPC or us to reach Year 2000 compliance by such date will result in a breach of such agreement.

   In a recent Securities and Exchange Commission, or SEC, release regarding Year 2000 disclosure, the SEC stated that public companies must disclose the most reasonably likely worst case Year 2000 scenario. Although it is not possible to assess the likelihood of any of the following events, each must be included in a consideration of worst case scenarios:

  .  widespread failure of electrical, gas, and similar suppliers serving us;

  . widespread disruption of the services provided by common communications carriers;

  . disruption to the means and modes of transportation for us and our employees, contractors, suppliers and customers;

  . significant disruption to our ability to gain access to, and remain working in, office buildings and other facilities;

  . the failure of our mission-critical computer hardware and software systems, including both internal business systems and systems controlling operational facilities; and

  .  the failure of third-party banking and finance systems.

   We urge you to read "Risk Factors--Year 2000 problems could disrupt our business, reduce our profits and could lower the value of your stock."

   If we cannot operate effectively after December 31, 1999, we could, among other things, face substantial claims by customers or loss of revenue due to service interruptions, inability to fulfill contractual obligations or bill customers accurately and on a timely basis, and increased expenses associated with litigation, stabilization of operations following critical system failures and the execution of contingency plans. We could also experience an inability by customers and others to pay us for our services on a timely basis or at all. Under these circumstances, the adverse effects, although not quantifiable at this time, would be material.

   Contingency Plans. We are engaged in an ongoing Year 2000 readiness assessment and are in the process of developing contingency plans. The results of our enterprise-wide system conversion and responses received from vendors and service providers will be taken into account in determining the nature and extent of such contingency plans.

                                   BUSINESS

   IXnet is a leading provider of communication services to the worldwide financial services community. We have built and operate the IXnet network, a global extranet connecting financial services firms and their business partners as well as multiple offices within the same firm on a seamless network. Through our Extranet, our customers obtain highly reliable, secure and fully managed voice and data connectivity without having to access multiple disparate public networks or rely on multiple customer service organizations.

   We provide services tailored to meet the specialized needs of the financial services community, including managed voice and data services, virtual private network services and turnkey outsourced network solutions. In addition, we aggregate, host and distribute financial oriented content, such as news, research, analytics and market data, for information service providers, enabling them to efficiently reach this community. Our on-net customers receive the following benefits by connecting to our Extranet:

  . access to our high performance global network that connects over 450 financial services firms and their business partners;

  . multiple voice and data services over a single high capacity network connection;

  .  outsourced network solutions;

  .  on-demand access to multiple content providers;

  . rapid and efficient provisioning of inter- and intra-firm communication links;

  .  superior customer service and support from a single network provider;
     and

  . a content neutral delivery mechanism for content providers to efficiently, economically and effectively reach their target market.

   Financial service firms and their business partners comprise a large global community that relies heavily on efficient communication, interaction among members and timely access to industry-related information to conduct its business. As a result, fault tolerant communications services are mission-critical to this community. We believe our Extranet provides a unique value proposition, enabling these firms to reliably communicate in any manner over a common multi-protocol network platform; and to efficiently access information from multiple providers. We connect customers to our Extranet by installing intelligent network gateways, known as CANs, on our customers' premises. Once we have installed a CAN at the customer site, we refer to the customer as being "on-net."

   As the number of on-net customers increases, the value of the Extranet to current and prospective customers grows. Adding key firms and sites to our Extranet will greatly increase its value to end-users by allowing (1) customers broader accessibility to connect to other on-net users, (2) quicker provisioning of inter-firm dedicated private line services, (3) greater cost efficiencies to end-users for on-net inter-firm communications and (4) higher performance communications between on-net customers. We believe that our current customer base of financial services firms will attract many of their business partners to also become customers of our Extranet. This should create a cycle that will attract new customers and fuel growth in the number of services we provide to individual firms. We also believe that content providers will be attracted to our Extranet due to the efficient and cost-effective method it offers to reach the desktops of our significant audience of on-net financial services customers. We believe that as we deliver the services of an increasing number of content providers over our Extranet, additional customers will be attracted to the expanded content offerings on our Extranet.

   Our Extranet connects customers in financial centers in 34 countries around the world, including New York, Chicago, Toronto, London, Frankfurt, Paris, Zurich, Hong Kong, Tokyo, Sydney and Singapore. The Extranet employs advanced networking technologies such as IP and ATM and is designed to maximize performance through features such as redundant, dedicated fiber optic facilities, geographically distributed NOCs and physical POPs. In addition, we have three data centers where we host information from our content providers and co-locate servers of our customers who have outsourced their network applications to us. As of March 31, 1999, we had over 450 customers and had deployed approximately 1,000 CANs globally.

Financial Services Community

   Members of the financial services community include broker-dealers, investment banks, asset managers/hedgefunds, inter-dealer brokers, electronic trading firms, commodities/futures trading firms, content providers, exchanges, trade execution systems, correspondents, clearing and settlement firms, and insurance companies. Members of this community rely upon communications, to conduct their business and therefore demand uniform, highly reliable and secure communications services, including access to real-time financial industry information in a highly efficient and cost effective manner. Further, many of the financial institutions operate globally and require these communications services to be provided on a worldwide basis. Additionally, most members of the financial services community interact to a great extent with many other members. The exchange of information, such as pricing, indications of interest, market data, news, research and confirmation of trades, characterizes the interdependent relationships among the various members.

 Communication Trends in the Financial Services Community

   The financial services community represents a large, quickly growing market, spending significant amounts of money on technology and communications each year. The WSTA membership survey estimated that its 170 members had combined 1997 budgets in excess of $17 billion for information and communications services. This represents only a portion of the total communications services market for the financial services community as WSTA include only those firms doing business in New York. Based on this WSTA survey and our experience in the industry, we estimate that the market for information and communications services to the worldwide financial services industry is at least $25 billion annually and that this market is currently growing by an average of more than 15% per year.

   The growing demand for information and communications services is being driven by a number of factors, including continued industry globalization, expansion of emerging markets and increasing volume of market transactions. The increase in market transactions is largely a result of the growth of electronic trading, new trading markets arising from the deregulation of industries such as the United States energy market, the lengthening of the trading day and increased cross border flow of capital.

   Movement towards outsourcing of private communications networks. Over the past decade, many financial services firms committed vast resources to building private networks to meet their exacting global communications requirements. However, many of those firms, as well as many new financial services firms, are moving away from relying on private networks because of, in part, the costs (both capital and personnel) of maintaining and operating these networks, the limited usefulness of intra-firm only solutions and the difficulty and cost of incorporating technological innovations. Accordingly, firms are increasingly looking to fully managed services and/or outsourced networks to address their communications needs.

   Proliferation of content providers and a growing need for a content neutral delivery mechanism. The financial services community relies heavily on its ability to gain access to electronically disseminated data (including market quotes, news and trade confirmations), as well as research and other analytical tools and applications to increase the utility of information, expedite business decisions and obtain access to electronic trading. Over the last several years, the number of firms providing data to the financial services community has grown dramatically in response to the rapid growth in the size of the financial services community and the growth in the volume of market transactions. More than 1,400 firms currently provide content to the financial services community, and the number of such firms continues to increase.

   Most content providers do not own the networks that deliver their data because they do not want to incur the high capital and personnel costs necessary to build such networks as well as the ongoing cost of operating and maintaining the network. Such firms are often left to rely on one of the few large content providers who own their own networks to deliver their content. This arrangement is not ideal for such firms because (1) such large firms are often their competitors, (2) the means of delivery established by such large content providers is optimized for their data and not that of other content providers, often causing other content providers' data to be displayed in a less effective manner, (3) content providers may have limited opportunities to brand their products and receive market recognition and (4) distribution is limited to the clients of such large content providers. For these reasons, many content providers are seeking alternatives to efficiently and effectively deliver their content over a content neutral delivery mechanism.

 Current Communications Environment in the Financial Services Community

   The financial services community currently has the following limited alternatives to address its unique communications requirements: (1) building private networks, (2) utilizing the common carriers' public networks or (3) utilizing the public Internet. However, these alternatives do not provide a complete and efficient means of handling the exacting global communications needs of the financial services community.

   Building a private network often requires the commitment of substantial development time, capital and personnel as well as ongoing operating and maintenance costs. Additionally, integrating a private network with separate public and other private infrastructures and transmission protocols is often difficult and hampers the flow of inter-firm information that is critical to the financial services community.

   Broad-based common carriers' public networks do not offer the performance, quality, services, reliability, speed or single point of responsibility that are available through a dedicated private network. Public networks consist of numerous non-homogeneous systems and services offered by a multiplicity of local providers in different national markets. Presently, a large portion of international communications, including services marketed by some of the largest telecommunications carriers, are typically conducted through disparate public networks and service organizations. For example, an international data or voice connection may be routed through a local exchange carrier, a domestic international carrier, a foreign international carrier and a foreign local exchange carrier. Problems related to determining why a network has failed and which carrier is responsible for reestablishing a communication connection may be more difficult to resolve on these public networks. In contrast, a dedicated private network offers end-to-end network monitoring and a single point of contact for all matters of accountability.

   Although the Internet has become a mainstream vehicle for communications and on-line consumer trading, it is not well suited for critical financial services applications. The drawbacks of the Internet include the lack of reliability, limited security and the absence of a single governing authority and contact point for all matters of accountability.

The IXnet Solution

   We have built and operate the IXnet network, a global Extranet connects financial services firms and their business partners, as well as multiple offices within the same firm on a high performance network. Through our Extranet, our customers obtain the benefits of a dedicated private network, including highly reliable and secure global voice and data connectivity, with the additional benefits of (1) seamless inter-firm connectivity, (2) a fully managed and/or outsourced network solution through one contact point for all matters of accountability and (3) not having to incur the substantial cost of building, maintaining and operating a sophisticated network infrastructure.

   The following graphic depicts the fully managed end-to-end service of our
Extranet:


      [Graphic consisting of two boxes, each containing symbols and the text "customer sites" connected by a horizontal line. Segments of the line are denoted, from left to right, "local exchange carrier", "international carrier", "international carrier" and "local exchange carrier". Also connecting the two customer sites is a second line which peaks above the horizontal line. At the peak of the second line is the IXnet logo, a computer terminal and the text "Network Management System".]

   We offer many significant advantages over our competition, including:

  . High performance global network. Our Extranet is a scalable network that currently provides seamless connectivity to over 450 customers in 39 global financial centers. Our Extranet was built using the latest networking technologies and redundant fiber optic facilities, which enables us to reliably, securely and efficiently deliver multiple services. We employ a uniform platform throughout our Extranet consisting primarily of Newbridge Networks and Cisco Systems networking technologies, enabling us to provide mission-critical voice and data services over dedicated fiber optic facilities. In addition, we deploy ATM switches in the backbone to support high bandwidth multimedia applications in combination with IP switches for specialized data delivery. In contrast, many of our competitors have legacy networks optimized for voice telephony and low speed data services and cannot easily adapt their network architecture to accommodate the current diverse and mission-critical communications requirements of the evolving financial services community.

  . Fully managed end-to-end network services. By connecting customers to our Extranet through a CAN physically located at each on-net customer site, we are able to provide fully managed end-to-end network services. Once a CAN is deployed, we are able to remotely monitor, administer and provision network connections to the customer site and in many cases directly to the desktop. In addition, we are a single point of responsibility for the installation, maintenance and operation of our services and equipment. We provide technical support 24 hours per day, seven days per week, and utilize IPC's global field service personnel to address local network issues in many of the cities where we provide service. As a result, customers that connect to our Extranet enjoy the benefits of a seamless private network without having to coordinate service offerings among multiple local and long haul carriers and their respective customer service organizations.

  . Multiple communication services through a single "pipe." By deploying CANs at our customer sites, we are able to provide bundled services over a single, high capacity network connection. CANs serve as multi-purpose gateways that support commonly used voice and data protocols as well as specialized protocols such as financial information exchange, or FIX, for trading applications. CANs typically connect to our Extranet through a high capacity connection enabling customers to cost-effectively provision multiple voice and data services as opposed to ordering single, low capacity circuits from a local carrier. In addition, because the CAN is a scaleable platform, we can rapidly deploy new services such as video delivery to the desktop over our current infrastructure. We believe that we are one of the only companies focused on the financial services community that globally delivers such a broad base of voice and data services through a single network connection.

  . Critical mass of on-net customers. We have established a customer base of over 450 of the world's top financial services firms on our Extranet. We have just begun to penetrate our current customer base and believe that this core group of financial services firms will attract many of their business partners to also become customers of our Extranet. This should create a cycle that will further fuel growth in the number of our customers and penetration of our current customer base. We also believe that as we continue to penetrate our customer base with more services and attract other large financial services firms to our Extranet, it will become increasingly difficult for competitors to establish themselves in our market sector.

  . Singular focus on the financial services community. Our singular focus enables us to offer services tailored to the specialized needs of our customers. Unlike many of our competitors who offer services to a broad base of customers with wide ranging communications requirements, our approach is to focus only on the exacting requirements of the financial services community. For example, our understanding of the trading environment and our customers' needs led us to develop our DigiHoot Service, a specialized open voice conference system allowing continuous voice contact between trading floors. DigiHoot is the first fully managed global digital hoot & holler service available to financial services firms. In addition, the combination of our management team's great depth of knowledge and experience in providing communications services to financial services firms and our relationship with IPC, provides us with significant advantages over our competitors.

  . IPC relationship. IPC is a worldwide market leader in providing voice trading systems to the financial services community and has served this market for more than 25 years. IPC has provided us with a level of credibility and an entree into the financial services sector, which other emerging communications companies in our market sector do not have. Moreover, through our relationship with IPC, we are able to (1) provide turret-to-turret on-net connectivity to the significant installed IPC customer base and (2) integrate our CANs into IPC turret systems so that we can rapidly provision IPC customers with on-net services. We also coordinate our sales and marketing efforts with the IPC sales efforts, thereby offering a complete hardware and network solution for the communications needs of financial services firms.

  . High level of customer service and flexibility in customer relations. We offer services at cost competitive prices and dedicate considerable resources to providing the highest quality global network with well-qualified and responsive customer service representatives. We monitor and manage our Extranet from our NOCs, 24 hours per day, seven days per week. Together with IPC, we have a worldwide presence of field service representatives and, in many cases, on-site technical support personnel. We are also focused on offering highly customized solutions for all of our customers' service, billing and reporting needs. In addition to our broad portfolio of globally available services, our Extranet allows us to implement solutions that meet the individual connectivity needs and requirements of each customer. Our billing system also allows us to generate customized reports for customers. This customization approach differentiates us from most of our competition, which are large organizations with standard products, prices and support and who are not generally known for flexibility and customization. This approach also differentiates us from our many other competitors, who offer low prices with limited quality, availability and customer support.

  . Corporate position as content neutral. Unlike the few large content providers who have their own networks and carry the content of their competitors to the desktop, we are not in competition with content providers who use our Extranet. We are focused on being an efficient and effective distribution vehicle for the content of others, not on being a content provider ourselves. Our Extranet serves as a content neutral delivery system to the desktops of the financial services community. This approach allows our customers to display content in the formats they desire. Because we often are willing to expand our Extranet to reach additional end-users targeted by our content provider customers, we believe our Extranet is more attractive than existing distribution networks of competing content providers.

Our Strategy

   Our goal is to be the leading provider of multimedia communications services to the financial services community. Our business strategy includes the following elements:

  . Exploit first mover advantage. We are the first company to offer network services through a dedicated Extranet exclusively focused on the financial services community. We intend to significantly leverage our first mover position by aggressively expanding our direct salesforce and investing in the IXnet brand. In addition, we will continue to invest in our Extranet to expand its capacity and reach in order to offer a greater array of bandwidth intensive services to our customer base. We believe that the high concentration of communications traffic among a relatively defined number of financial services members should enable us to achieve sufficient customer concentration that will make us the preferred service provider to the financial services community.

  . Rapidly deploy CANs. Adding key firms and sites to our Extranet will greatly increase its value by enabling us to offer greater inter-firm connectivity. This should enable us to attract larger numbers of potential customers, which, in turn, will further increase the value of our Extranet. We expect that the addition of new customers to our Extranet will also attract new content providers to our Extranet who seek to deliver content to our expanded customer base. Similarly, we believe that as the number of content providers whose services we deliver over our Extranet increases, additional customers will be attracted to the expanded content on our Extranet.

  . Accelerate network expansion. We are focused on expanding the infrastructure of our Extranet to extend our addressable market, enhance reliability and increase cost efficiencies. We currently plan to begin construction of a new NOC in the Asia/Pacific region in 1999 to expand our regional presence. We also intend to build physical POPs in certain cities in which we do not yet have a presence to expand the reach of our Extranet and in those cities where we do have a presence to meet customer demand and provide redundancy. This will allow us to reach more potential customers and increase the value of our Extranet to current customers. In order to maintain our superior quality and highly reliable services, we intend to acquire more bandwidth through leases and IRU agreements from multiple vendors to increase the Extranet's redundancy, capacity and capability.

  . Aggressively add content providers to the Extranet. We intend to become the best delivery vehicle for content providers who want to reach the financial services community. We will seek to accomplish this goal by remaining a content neutral delivery system and by offering content providers a cost-effective method of reaching their target market through a network gateway or by having us host their content at one of our data centers. We also believe that our core customer base will attract content providers who want to reach the largest financial services firms in a highly efficient manner.

  . Further leverage IPC's installed base. We will continue to leverage our parent company's existing long term customer relationships in the financial services community into new IXnet business opportunities, including through the launch of bundled services (network and equipment). In addition, during the next six months, we intend to take advantage of our exclusive arrangement with IPC under our inter-company agreement and begin buying and integrating DLICs, a specific type of CAN with voice service capabilities, in each new IPC turret system sold. This will enable us to rapidly provision services to on-net IPC customers.

  . Further penetrate our existing customer base. We currently have a significant established customer base encompassing many of the key global financial services firms, but we capture only a small percentage of their communications services expenditures. We will seek to further penetrate our customer base by aggressively marketing additional services to our existing customers that we can rapidly provision through our installed CANs and expanding our selling efforts to IPC's significant customer base. As the number of on-net users increases, the value of the Extranet to current and prospective customers grows.

  . Expand portfolio of focused service offerings. We plan to continuously expand our service offerings to help further penetrate our customer base, attract new customers and increase the value of our Extranet. Within the next 12 months, we plan to offer real-time collaborative capability including video streaming applications delivered directly to the desktop to support analyst presentations and electronic roadshows. We are also planning to offer user initiated service provisioning, which will allow our on-net customers to remotely provision additional services.

  . Pursue strategic acquisitions. We intend to make strategic acquisitions as appropriate opportunities arise in order to expand our service offerings, broaden the reach of our Extranet and increase our customer base.

Services

   We offer our customers a variety of specialized voice and data services over our Extranet. The following table sets forth a brief description and the benefits of each of our branded services. We are capable of providing any one of these services either alone or in combination with one or more other services, or collectively as part of our management of the customer's entire network.

                                                                                        Branded
         Service               Description                     Benefits                 Services

---------------------------------------------------------------------------------------------------
  Premium voice          Dedicated voice          Access to high quality voice       DigiHoot
                         communications lines     services without the need to       MetroLink
                         which are primarily used build a private network.
                         in conjunction with
                         turrets and trading
                         applications.
---------------------------------------------------------------------------------------------------
  Virtual private voice  Seamless global virtual  Fast call connect time, industry-  IXGlobal
   network               private network with a   wide abbreviated dialing and cost  Trade24
                         single uniform           effective for on-net customers.
                         technology platform and
                         global toll free
                         feature.
---------------------------------------------------------------------------------------------------
  Switched voice         High quality voice       Competitive rates and simplified   IXPrime
                         communications worldwide billing.
                         with simplified pricing.
---------------------------------------------------------------------------------------------------
  Managed bandwidth      Fractional T-1/E-1       Access to high quality digital     IXLink
                         digital lines with end-  services without the need to
                         to-end service           build a private network.
                         management for
                         connections between
                         LANs, WANs and data
                         centers.
---------------------------------------------------------------------------------------------------
  Outsourcing            End-to-end management of Outsourcing enables customers to   Trader Connect
                         a customer's entire      focus on core business by placing
                         network.                 responsibility for network and
                                                  hardware on IXnet.
---------------------------------------------------------------------------------------------------
  Shared IP              Network delivery of      Efficient distribution method for  Liquidity
                         third-party news,        content providers. Simplicity of
                         research, analytics,     multiple services through a
                         market data and other    single network connection for
                         trading applications via end-users.
                         data center hosting and
                         our Extranet.
---------------------------------------------------------------------------------------------------
  Frame relay            Transport for data       Cost effective alternative to      IXFrame
                         applications. Includes   leased line networks.
                         router deployment and
                         management.


Our branded services are described below.

   DigiHoot. Our DigiHoot hoot & holler networks are specialized open line voice conference systems utilized by trading firms to allow continuous voice contact between various trading floors. Our DigiHoot service is a desktop to desktop managed solution delivered over the Extranet combined with IPC's Tradenet MX turret systems and speaker systems. We support DigiHoot globally with 24-hour network management and customer support including remote diagnostics. DigiHoot service can be rapidly provisioned and reconfigured to meet our customers' demands for a flexible trading environment.

   MetroLink. MetroLink is a digital private line service that connects IPC's Tradenet MX customers within a metropolitan area. We serve as a single source provider of hardware and connectivity from turret to turret. Compared to the analog connections typically available in the market, MetroLink provides faster circuit provisioning, end-to-end managed digital connectivity, reduced installation cost and rapid circuit reconfigurations at a competitive price. Metrolink is currently offered in the New York metropolitan area and we intend to offer Metrolink within the next 12 months within other metropolitan areas. We also intend to provide this service between customers in different cities.

   IXGlobal. IXGlobal, our on-net switched voice service, provides a seamless international virtual private voice network service to the financial services community over a uniform switching platform. Because we provide end-to-end connectivity among all our on-net customers, we are able to offer the same high performance characteristics presently available only on dedicated private networks. Features of IXGlobal include: preferential and competitive pricing for on-net calls, fast call completion and advanced features such as caller name and ID, abbreviated dialing plans and customized billing formats.

   Trade24. Trade24 is a service that allows our customers to offer their customers 24 hours per day, seven days per week global toll free access. Trade24 routes calls to an active trading floor regardless of the time of day, day of week or holiday schedule. Call routing can be managed rapidly and remotely to accommodate business requirements or unexpected situations such as weather conditions or disaster recovery.

   IXPrime. IXPrime is our off-network switched voice service. Features of IXPrime include switched or dedicated originating access and flat rate pricing for calls.

   IXLink. IXLink provides a premium end-to-end managed digital service for voice and/or data transmission with bandwidth available from 64Kbps to 768Kbps. IXLink's features include end-to-end circuits which eliminate the need for multiple vendors, bandwidth on demand, simplified billing from a single worldwide service provider and shorter provisioning intervals.

   TraderConnect. TraderConnect service is provided in connection with the IPC Trading Systems division for a fully integrated solution. As part of this service, IPC Tradenet MX turret systems are located in our POPs. TraderConnect enables a customer to utilize the features of the turret system remotely and also access our various network services.

   Liquidity. Liquidity is a turnkey managed data network service based on IP technology. Liquidity provides, over a single network connection, secure and reliable delivery of time-sensitive financial information and applications, such as market data, access to institutional electronic trading systems and routing of messages such as FIX used in the electronic trading process. Standard Liquidity features include a customer-site router and network connection which is supplied, owned and managed by us, as well as network performance guarantees and several levels of optional content data center hosting including complete outsourcing.

   IXFrame. IXFrame is a managed data network service using frame relay as its underlying technology and including managed customer-site routers.

   We also provide the following services:

   Content Hosting. We provide content hosting services that permit financial information services providers to deliver data to the desktop of the financial services community without having to invest significantly in technology, infrastructure or operations staff. The level of hosting services we provide scales from simple co-location to fully outsourced network solutions.

   Outsourcing. We provide end-to-end management of a customer's network including network services and hardware. We take complete responsibility for building, operating and maintaining the network, enabling our customers to focus on their core business and avoid the cost of maintaining a network. In addition, as the hardware often resides on our premises, our outsourcing customers are not required to dedicate space and facilities for network equipment.

   Bandwidth Resale. We provide leased bulk bandwidth at speeds of 768Kbps and above for various customer applications. This is a cost effective service for customers with large bandwidth requirements.

   Dedicated Internet Access. We offer dedicated high-speed continuous access to the Internet to customers. This service is provided at speeds up to 1.5Mbps.

The IXnet Extranet

 Overview

   We have created a global Extranet built specifically to meet the stringent communications requirements of the financial services community. Our Extranet provides highly reliable and secure communications and minimizes the likelihood of any single point of failure.

   Our Extranet is built upon the following strategic principles:

  . Establish a uniform network equipment platform using "best of breed" vendors. We have selected and deployed a uniform equipment platform throughout our Extranet. Our strategy ensures that our services are available with the same features and functionality globally. We utilize hardware, software and facilities vendors who are known for their high quality products and technologies and have achieved broad acceptance. Some of our vendors include Cisco Systems Inc. ("Cisco"), Newbridge Networks Corporation ("Newbridge") and Nortel Networks Corporation ("Nortel Networks"). These vendors have facilitated our deployment of the advanced technologies such as IP and ATM.

  . Deploy CANs on customer premises. Our strategy is to place CANs on customer premises and to link those CANs to our POPs through high capacity facilities. These CANs enable us to manage the network end-to-end on a full time basis and rapidly provision services.

  . Primarily utilize a success-based network deployment model. The scalability of our network enables us to enter each new market with a small POP and build to a larger presence as our business grows. Similarly, at most new customer sites, we deploy a CAN on a customer's premises and augment the CAN to accommodate increasing demand for additional services.

  . Utilize multiple carriers to ensure diverse network routing. We use multiple carriers to obtain our local access, domestic and international long haul backbone facilities. Diverse routing among several carriers ensures maximum availability and reliability of our Extranet.

  . Reduce network costs by purchasing segments on fiber optic facilities. Due to the growing supply of international bandwidth, the cost of bandwidth has declined significantly. We have and will continue to aggressively take advantage of this positive development to reduce our bandwidth costs, which are a significant portion of our capital expenditure plan and expense structure. Currently, a majority of our capacity is leased. We intend to purchase bandwidth as and when purchasing would be advantageous and more cost effective than leasing bandwith. We have purchased and are committed to purchase IRUs on numerous international cable systems in the Atlantic, the Pacific and intra-Europe, which has enabled us to increase our bulk bandwidth in a highly cost effective manner.

Global Network Infrastructure

   We have deployed our global network infrastructure to 39 financial centers worldwide. The Extranet consists of IXnet-owned switches, NOCs, POPs, data centers and CANs, and primarily leased fiber optic facilities.

   Our Extranet utilizes a uniform equipment platform based on Newbridge network management technology, and augmented with Nortel Networks switches for enhanced voice services and Cisco routers for enhanced data services. Newbridge network access nodes and network management software are located at our POPs, while CANs are directly installed at the customers' premises. The Newbridge platform provides advanced global network management which allows for rapid provisioning and end-to-end network diagnostics from our NOCs to our customers' premises. We own two Nortel Networks digital switches located in New York and London that allow for universal availability of services, rapid provisioning of services, short call setup times and a single network management and control system. We have deployed Cisco products for various network functions including core routing, distribution routing and customer premises routing. The advanced features and built-in scalability of the Cisco routers enable us to offer high quality and globally advanced data services such as Liquidity and IXFrame.

   The infrastructure of our Extranet includes the following components:

  . Network operations centers (NOCs). We have deployed NOCs in the financial districts of New York and London, each of which serves as a control center of our Extranet. Each NOC is staffed 24 hours per day, seven days per week, and houses the specialized equipment necessary for managing the Extranet. The NOCs contain workstation-based software systems utilizing state of the art graphical user interfaces to provide a global view of our Extranet, including all CANs worldwide. This network management system allows for the display of alarms for all network faults, testing of the network for adverse conditions, re-routing of traffic to other equipment or facilities, and remote maintenance for certain network faults. While the New York NOC concentrates on the Americas and Asia, it also acts as the overall NOC for our entire Extranet. The London NOC services Europe but also acts as a backup system for the New York NOC and is capable of supporting the entire Extranet if required. We currently plan to begin construction within the next 12 months of a new NOC in the Asia/Pacific region in order to expand our presence.

  . Points of presence (POPs). We have 73 POPs in 39 financial centers worldwide. POPs house the network transmission equipment required to provide all IXnet services to the financial community. A POP enables us to bring our broad portfolio of services through the local high speed access facility in a prompt and cost effective manner. These POPs are built pursuant to high standards with backup power capability, battery and UPS systems, separate humidity control and air conditioning, raised equipment flooring, static electricity control and security, fire and other control systems. POPs are either located in facilities owned and operated by us or are co-located in other facilities through arrangements with other carriers. Equipment in the POPs may include:

    . Newbridge products for global transmission bandwidth management as well as ATM switching;

    .  Nortel Networks and other voice switches; and

    . Various other equipment, such as Stratum 1 clocking, echo cancellers, compression equipment, digital cross connection systems, test equipment and patch panels.

   The following is a list of cities in which our 73 POPs are currently located (and, if more than one, the number of POPs located in that city):

        Americas                      Europe                             Asia/Pacific
        --------                      ------                             ------------
     Atlanta               Amsterdam                Luxembourg           Adelaide
     Boston                Athens                   Madrid               Auckland
     Chicago (3)           Brussels                 Milan (3)            Brisbane
     Houston               Budapest (2)             Paris (2)            Hong Kong (4)
     Los Angeles (3)       Copenhagen (2)           Rotterdam            Melbourne (3)
     New York (3)          Dublin                   Stockholm            Perth
     San Francisco         Frankfurt (4)            Vienna               Philippines
     San Jose              Geneva (2)               Warsaw               Singapore (3)
     Toronto (2)           Helsinki                 Zurich (2)           Sydney (6)
                           London (4)                                    Tokyo (3)
                                                                         Wellington

   In cities with developing demand for our services, such as in emerging and secondary markets, we service our customers as off-network customers through our relationships with carriers who have established a presence in such locations until there is sufficient demand, at which point we would build a POP at that location. As of March 31, 1999, we were providing service in over 250 off-net cities. Over the next 12 months, we intend to build POPs in a number of these cities in order to expand our network footprint, and to build additional POPs in those cities where we already have a presence in order to meet customer demand and provide redundancy. New POPs will only be built after careful consideration of the size of the market opportunity, customer demand, the regulatory environment and the competitive situation as well as the costs to enter and support the market. Emerging financial markets may be a large growth opportunity in the coming years and will be closely monitored.

   Some of the other markets where we are considering building POPs over the next several years include the following cities:

    .Sao Paolo (Brazil);

    .Montreal (Canada);

    .Denver, Stamford, Miami (U.S.);

    .Shanghai (China);

    .Kuala Lumpur (Malaysia);

    .Seoul (S. Korea);

    .Johannesburg (S. Africa);

    .Prague (Czech Republic); and

    .Moscow (Russia).

  . Data centers. Our POPs in New York, London and Jersey City, New Jersey also house Liquidity content centers. These data centers enable us to host and distribute the content of various content providers. Equipment in the data centers includes:

    .Extreme Networks--layer 3 switches;

    .Bay Networks--distribution routers; and

    .Cisco Systems--inter-data center and dial backup routers.

    Additional data centers will be built to complement existing or new POPs based on demand.

  . Customer access nodes (CANs). A key differentiator of our Extranet is our deployment of CANs on customer premises. CANs vary in size and complexity based on customer needs and requirements, but may include one or more of a Newbridge multiplexer, a Cisco router or a DLIC, which is a device that connects the customer's turret directly to our network for voice circuits. All CANs can be controlled by us remotely, enabling us to fully manage the network end-to-end and to rapidly provision services. In addition, CANs are scalable to allow for future growth as a customer's requirements expand. CANs are connected to our closest POP by fiber optic facilities utilizing diverse redundant local facilities where possible.

  . Backbone facilities. In connecting POP to POP, we have both leased and purchased various T-1/E-1/DS-3 long haul facilities worldwide. We lease fiber optic facilities from major international facilities-based carriers such as MCI WorldCom Inc., Frontier/GlobalCenter, Williams Communications Group, Inc., Sprint Communications Company, L.P., Cable & Wireless plc, Singapore Telecommunications Limited, Hongkong Telecom, France Telecom, British Telecommunications plc, Teleglobe Inc, Sprint Canada Inc., Bell Canada, Swisscom, Telstra Corporation Limited, Hermes and Deutsche Telekom AG. In addition, we are focused on buying IRUs. In addition, we have purchased or committed to purchase IRUs on projects such as: TAT12/13, TAT 14, Gemini, Southern Cross, CANTAT 3, Germany-U.K. 6, Japan-U.S. and NTL. We expect to further expand our Extranet in this manner to support growth as well as to improve cost efficiencies.

  . Local loop facilities. We utilize many local facilities-based carriers to connect our POPs and CANs. For example, in the New York area, we have contracted with major local providers such as Bell Atlantic Corporation, MCI WorldCom Inc. and AT&T Corp. to provide diversely routed, fiber optic facilities from our POP to the customers' premises. Where possible, we utilize carriers that employ fiber optic ring protection for reliability and disaster recovery.

Sales and Marketing

   Our sales and marketing activities are targeted to members of the financial services community in the key financial centers worldwide. Our customers include members of the financial services community including broker-dealers, investment banks, asset managers/hedge funds, inter-dealer brokers, electronic trading firms, commodities/futures trading firms, content providers, exchanges, trade execution systems, correspondents, clearing and settlement firms, and insurance companies.

   The major components of our sales strategy are as follows:

  . Utilize a direct salesforce. We have deployed a dedicated and experienced salesforce in many of the major cities worldwide where we have operational POPs. As of March 31, 1999, our salesforce consisted of 28 commissioned salespeople (16 of whom were in the Americas, seven of whom were in Europe and five of whom were in the Asia/Pacific region). Because our salespeople are regionally based, they are able to consult prospective customers face-to-face to discuss their network needs and technical requirements and develop tailored solutions. Our sales representatives also market our services to financial institutions at industry seminars and trade shows. Our salespeople are familiar with the applications, requirements and technical terminology of the financial services community as well as its unique business practices.

    We have developed programs to attract and train high quality, motivated sales representatives who, in addition to having strong financial services industry backgrounds, technical skills and knowledge of industry applications, have consultative sales experience. These programs include competitive compensation plans including stock option pools, technical sales training and consultative selling technique training. Sales representatives from our United States and international operations jointly attend training programs in order to ensure an integrated sales approach domestically and internationally.

  . Expand our salesforce. We believe that our rate of growth is directly related to the size and productivity of our sales force. Therefore, we are focused on expanding our salesforce over the next 12 to 18 months through the hiring of motivated personnel who have backgrounds in network services or experience with the specialized communications needs of the financial services community. We intend on growing our salesforce both within North America and in Europe and the Asia/Pacific area. Until the full deployment is complete to all major cities, some foreign markets will be handled through distributor relationships.

  . Focus sales efforts on strategic customer sites. We place emphasis on adding customers and CANs in sites that we believe are strategic in nature. Strategic sites are those with which our existing on-net customers or potential customers are interested in communicating, such as those with large trading or processing volume.

  . Leverage the salesforces of our content providers. The salesforces of our content providers have, in effect, become secondary salesforces for us by selling their content delivered over our Extranet to their end-users. In order to access this content, end-users must connect to our Extranet, if they are not connected already. These secondary salesforces have been able to significantly grow the number of on-net user sites on the Extranet.

  . Coordinate joint sales efforts worldwide. Our regional salesforces work together in a cooperative and coordinated manner to create higher levels of customer satisfaction which we believe will lead to additional business. This approach maximizes the benefits of selling our services locally as well as globally and confers a unified corporate level sales relationship between our regional salesforces for our customers worldwide.

  . Coordinate joint sales efforts with IPC salesforce. Coordinating the efforts of our salesforce with the IPC salesforce has helped to introduce our Extranet to the significant installed base of IPC customers. IPC's salesforce is provided with incentives to reach certain sales targets in connection with their sales of our services.

   We maintain a high profile in the financial services marketplace with targeted marketing and public relations efforts. We place our company information and press releases in many financial services industry publications such as the Security Industry News, Wall Street and Technology and Trading Technology Week. We actively participate in financial industry organizations such as the Wall Street Telecommunications Association and the Securities Industry Association and seminars such as the "On-Line Securities Trading Seminar" and the "Future of Buy Side/Sell Side Transaction Technologies" which enable our representatives to communicate our vision and capabilities directly to prospective customers. Moreover, we are highly visible at key industry trade shows including "IT for Wall Street" and the "SIA Technology Management Conference."

Customers

   Our customers are members of the financial services community. The following is a representative list of customers from whom we generated at least $25,000 in revenues during the six months ended March 31, 1999. Deutsche Bank and Optimark Inc. accounted for 23% and 14%, respectively, of our consolidated revenues for the fiscal year ended September 30, 1998, and 11% and 14%, respectively, of our consolidated revenues for the six months ended March 31, 1999.

ABN Amro Incorporated                                Fuji Securities Incorporated
AIG Trading Corporation                              Futuresource/Bridge, L.L.C.
Australia and New Zealand Banking Group Limited      Garban Broking Services Ltd.
BancBoston Robertson Stevens Inc.                    Generic Trading Inc.
Bank of Montreal                                     GFI Ltd
The Bank of Nova Scotia                              GNI Limited
Bankers Trust Company                                Goldman, Sachs & Co.
Banque Paribas                                       Greenwich Capital Corp.
Barclays Bank PLC                                    Gruntal & Co., L.L.C.
Bayerische Vereinsbank Aktiengesellschaft            Hambrecht & Quist LLC
Bear, Stearns & Co. Inc.                             Harlow Butler U.K. Ltd.
BT Alex. Brown Incorporated                          Herzog Heine Geduld, Inc.
Cantor Fitzgerald, L.P.                              Hilliard Farber & Co. Inc.
Carr Futures Inc.                                    HSBC Bank USA
The Chase Manhattan Bank                             ING Baring Furman Selz LLC
CHOICE! Energy LP                                    Intercapital Government Securities, Inc.
CIBC Oppenheimer Corp.                               ITG Inc.
Citibank, N.A.                                       Janus Distributors, Inc.
Commerzbank Aktiengesellschaft                       J B Were & Son Inc.
Credit Agricole Indosuez                             Jefferies International Ltd.
Credit Suisse First Boston, Inc.                     J.P. Morgan & Co. Incorporated
Dawnay Day & Co. Ltd.                                Lazard Freres & Co. LLC
D.E. Shaw & Co. Ltd.                                 Lehman Brothers Inc.
Deutsche Bank                                        Liberty Eurasia Ltd.
Donaldson, Lufkin & Jenrette Securities Corporation  Long Term Capital Company
Dresdner Bank AG                                     Lloyd's Bank
ED&F Mann International                              Martin Brokers (U.K.) PLC
Eurobrokers AS                                       Meitan Traditional Co., Ltd.
Fiduciary Trust Co.                                  Merrill Lynch & Co., Inc.
FIMAT USA, Inc.                                      Mitsui Trust & Banking Co., Ltd.
First Union Corporation                              Moneyline Corporation
                                                     Moody's Investors Service, Inc.

Moore Capital
Morgan Stanley Dean Witter & Co.
M. W. Marshall & Company Limited
National Australia Bank Limited
NationsBanc Montgomery Securities LLC
NatSource Inc.
NatWest Securities Corp.
Nesbitt Burns Inc.
Optimark Inc.
OTA Limited Partnership
Paloma Partners L.L.C.
PaineWebber Group Inc.
Power Merchants Group
Prebon Yamane (USA) Inc.
Prudential Securities Incorporated
RBC Dominion Securities Inc.
Rabobank International Ltd.
Republic National Bank of New York
Reuters Holdings Plc
Salomon Smith Barney Inc.
Sanford C. Bernstein & Co. Inc.
SBC Warburg Dillon Read LLC
Schroder & Co. Inc.
SG Cowen Securities Corporation
Societe Generale
Soros Fund Management Company
Standard Bank London Ltd.
Standard Chartered Bank
The Toronto Dominion Bank
Tradition North America Inc.
Union Bank of Switzerland
Westpac Banking Corporation

   The following is a representative list of our content provider customers:


                               [TO BE PROVIDED]

Customer Service

   High quality customer service and support are critical to our objective of retaining and developing our customer base. We differentiate ourselves from many of our competitors by customizing solutions and providing individualized support to our customers. For example, we utilize customized billing in local currencies and provide reports designed to address the specific needs of our customers. To support a customer's business requirements, we make available numerous IXnet resources, including technical support, engineers and project managers in the pre-implementation phase and customer service representatives and help desk personnel in the post-implementation phase. To ensure a rapid response and remedy to any customer network concerns, we monitor and manage our Extranet from our NOCs, 24 hours per day, seven days per week. When necessary, we also dispatch IPC's global field service personnel to address certain local network issues.

   In addition to person-to-person customer service, we are developing other methods of customer support through our Internet web site. We plan to include various types of reporting, customer communication and billing, and we may include payment and customer initiated order entry.

Case Studies

   The following examples illustrate how two of our customers use our services and capabilities to their significant business needs:

   Deutsche Bank. In 1995, Deutsche Bank sought to build a network to interconnect its trading desks on a global basis, allowing traders to be in constant voice contact with each other. These hoot & holler networks would effectively create a virtual trading environment within Deutsche Bank. We brought a worldwide outsourced solution to Deutsche Bank, providing both network and hardware with local support for over 4,000 traders in more than 20 countries.

   Deutsche Bank selected us over the bids of several competing network providers because of our ability to understand their business, to rapidly implement this network and provide local technical and customer support. We deployed the initial hoot & holler networks for Deutsche Bank in late 1995 and early 1996. Since then, Deutsche Bank has added other voice and data services in numerous locations throughout the world. Our relationship with Deutsche Bank exemplifies the global reach and enhanced services that we offer our customers.

   MoneyLine. MoneyLine Corporation aggregates real-time market data, news, commentary, historical prices, analytics and interactive applications from the world's financial markets and delivers such information and applications to its customers' desktops in a cost effective manner.

   As a relatively new company, MoneyLine did not have a network to deliver its information to potential customers, nor did it have the internal expertise to establish such a network. Accordingly, MoneyLine sought a turnkey network solution for the distribution of its information. Through our Extranet, we were able to offer and rapidly deploy a highly reliable, secure, and fully outsourced and managed network solution capable of delivering MoneyLine's content to the desktops of MoneyLine's target market.

   MoneyLine is able to direct its financial and technical resources toward developing its application and building its business rather than developing and maintaining a communications network. Today MoneyLine and IXnet are implementing service to firms nationwide.

Competition

   Our competition varies geographically and by service offerings. Currently, while no one company dominates the voice and data communications market for the financial services industry, many companies compete with us in individual service categories and on a regional basis. We compete with and expect continued competition from:

  . Large interexchange carriers and partnerships. Many of the large carriers, such as MCI WorldCom Inc., Cable & Wireless plc, Global One and the AT&T Corp./British Telecommunications plc venture are expanding their capabilities to support high-speed, end-to-end communications services. These large carriers compete with us in the areas of switched voice, outsourcing, premium voice and frame relay. Increasingly, their bundled services include high-speed local access combined with metropolitan and wide area networks services and we expect them to offer combined data, voice and video services over these networks in the future. These carriers have greater financial, marketing and technological resources, have already deployed large scale networks, have large numbers of existing customers and enjoy strong brand recognition, and, as a result, are significant competitors.

  . Specific product competitors and other communications companies. Several companies, such as EQUANT N.V., Infonet Services Corporation, GAINS and GTE Internetworking, have focused on competing within a particular service category and offer some of the same communications services including frame relay, managed bandwidth, premium voice and outsourcing. These companies have significant experience in offering tailored services and sell themselves as experts in such services and related technology. We believe that they have the financial capability and technical expertise to expand their existing networks and service offerings to become more competitive.

  . Common carriers. Common carriers, such as British Telecommunications plc, France Telecom and the former Bell Operating Companies, have extensive regional networks. Common carriers currently provide some communications services to many members of the financial services community in their market area. These common carriers compete with us in the areas of switched voice and managed bandwidth services and have marketing, financial and technical resources substantially greater than ours. Common carriers are expanding the capabilities of their network services and may be able to offer bundled services that would be competitive with us if they receive regulatory approval.

  . Content providers. Content providers, such as Bloomberg L.P., Bridge Information Systems, Inc. and Reuters Holdings Plc, have developed extensive communications networks in the financial services industry and distribute their content and the content of other providers. Although they have wide distribution in the industry, their focus is on content, not network services. In addition, while they are potential customers for our services, they also compete directly with us in the content delivery segment of our business. Further, these companies have substantial resources and brand recognition.

  . Resellers. Resellers, such as Business Networks International Inc., Sector, Inc. and WESTCom Corp., resell other companies' network services and do not focus on building or managing their own networks. They principally compete on price and do not focus on network quality, features or functionality.

   Depending on the specific competitor, we compete on the basis of many elements, including customer service, quality, reliability, network security, service provisioning speed, service features, functionality and cost effectiveness.

Regulatory Environment

   The telecommunications services that we provide must be structured to comply with the laws and regulations of national, state and local government agencies in countries we serve. The primary regulatory policy of the United States in this area is to promote effective competition in the United States telecommunications service market, including the market for international services. The United States government has advocated that competitive international markets will provide incentives for further market entry both in the United States and foreign markets. Many other countries are also moving toward the implementation of competitive market structures.

 United States Regulatory Considerations

   For domestic telecommunication services in the United States, the FCC and State PUCs have direct jurisdiction, granted by statute, over all aspects of our telecommunications service offerings. With international traffic, however, the United States regulatory structure is limited to the origination or termination of telecommunications services in the United States. As a result, the United States and each foreign country share jurisdiction over policies and regulations controlling international telecommunications services between the two. Thus, the United States cannot unilaterally implement a regulatory policy for international telecommunications, thereby limiting the impact a domestic statute, such as the Telecommunications Act, can have in developing a new structure for international telecommunications.

   In the United States, our telecommunications services are subject to the Communications Act of 1934, as amended by various statutes, including the Telecommunications Act and the FCC's regulations promulgated thereunder, as well as the applicable laws and regulations of the various states as administered by the relevant PUCs. The recent trend in the United States, for both federal and state regulation of telecommunications service providers, has been in the direction of reduced regulation. Despite recent trends toward deregulation, the FCC and relevant PUCs continue to exercise extensive authority to regulate ownership of transmission facilities, telecommunications services and the terms and conditions under which our services are provided. In addition, we are required by federal and state laws and regulations to file tariffs listing the rates, terms and conditions of the telecommunications services we provide. Any failure to maintain proper federal and state tariffs or certification or any finding by the federal or state agencies that we are not operating under permissible terms and conditions may result in an enforcement action or investigation, either of which could have a material adverse effect on our business.

   We and Saturn currently hold several FCC authorizations for telecommunications services. These authorizations permit us to (1) acquire interests in submarine cable and international satellite facilities previously authorized by the FCC, (2) resell private lines that are not interconnected to the public switched telephone network for communication services between the United States and all other countries, other than those listed on the FCC's exclusion list published from time to time and (3) offer switched service by the use of private lines interconnected to the public switched telephone network for service between the United States and a number of approved countries.

   State PUCs exercise jurisdiction over intrastate services which are communications that originate and terminate in the same state. We hold a certificate of public convenience and necessity to resell forms of telephone service within New York State and have the appropriate authority to offer intrastate service in a number of other states.

   Regulatory requirements pertinent to our operations have recently changed and will continue to change as a result of the WTO Agreement, federal legislation, court decisions, and new and revised policies of the FCC and PUCs. In particular, the FCC continues to refine its international service rules to promote competition, reflect and encourage liberalization in foreign countries. To the extent the FCC is successful in this endeavor, a more competitive environment for international telecommunications services is likely to develop. This may increase competition and alter our ability to compete with other service providers. It also may impact our ability to provide certain services, or introduce new services. The impact on our operations of any changes in applicable regulatory requirements cannot be predicted. As the regulatory regimes change in the United States and elsewhere, our authorizations also may need to be adjusted.

 International Regulatory Considerations

   Significant liberalization of telecommunications regulation in a number of countries has provided us with greater flexibility to obtain authorizations to provide service. The specific licensing approach or regulation of our services has differed from country-to-country depending on the status of deregulation and the development of competition in each country.

   Canada. We were recently granted a Class A license in Canada that allows us to provide international telecommunications services to the public in Canada and operate telecommunications facilities used in transporting basic telecommunications service traffic between Canada and another country.

   United Kingdom. The United Kingdom generally permits competition in all sectors of the telecommunications market, subject to licensing requirements and license conditions. Individual licenses (with standard conditions) are required for the provision of facilities-based services and for the resale of leased lines. Our subsidiary holds both an IFBTL, International Facilities Based Telecommunications License, and an ISVR, International Simple Voice Resale, license in the United Kingdom. The IFBTL entitles us to acquire indefeasible rights of use on international satellites and submarine cable systems, to resell international private lines, as well as interconnect with, and lease capacity at, wholesale rates from, facility-based carriers. The ISVR license allows us to resell international private lines, as well as interconnect with, and obtain capacity at wholesale rates from facility-based carriers.

   Other European Union Countries. Prior to January 1, 1998, a majority of the EU, European Union, countries maintained the position that all or most telecommunications services were under the exclusive jurisdiction of state-sanctioned monopolies. Under that regulatory regime, provision of many competitive telecommunications services was strictly limited to particular services or banned to preserve the privileged position of the state-sanctioned monopoly. Effective January 1, 1998, the EU required that member states liberalize their telecommunications regulations to permit the introduction of competition in all sectors of the telecommunications market. These regulatory reforms have been implemented over the last year. Nonetheless, we initiated service prior to these reforms. In some cases, we were able to take advantage of a special status granted to CUGs, Closed User Groups. CUGs are communities of interest that are common among a company and its subsidiaries or group of companies. The EU definition of CUGs looks to see if the link between the members of the group is a "common business activity." We and our subsidiaries fit this definition of CUGs in several countries. In addition, in several EU countries, we structured our service offerings to not require interconnection to the local public switched telephone network. Based on CUG status and/or lack of interconnection to the public switched network, we have been granted licenses in Belgium, Ireland and Italy to provide voice and data services to CUGs. Additionally, our subsidiaries are able to operate in France, Germany and the Netherlands without the need for licenses in these countries. In these cases, we provide private line and virtual private network voice services and a full range of data services.

   Switzerland. Although Switzerland is not part of the EU, it has followed the EU's market liberalization approach. Even prior to the January 1, 1998 opening of the Swiss telecommunications market, we, through our subsidiaries, have been able to provide private line and virtual private network voice services and a full range of data services in Switzerland due to our status as a CUG and our lack of interconnection to the Swiss public switched telephone network.

   Japan. On January 27, 1997, the Japanese Ministry of Post & Telephone granted our Japanese subsidiary a Special Type II telecommunications carrier license. This license allows us to provide virtual private network and private line voice services, data transmission services, image transmission services, packet switched data transmission and managed digital network services.

   Hong Kong. On June 10, 1997, our subsidiary received from the Hong Kong Government Office of the Telecommunications Authority a PNETS, Public Non-Exclusive Telecommunications Service, license for the provision of virtual private network services. This license allows us to provide virtual private network services for customers for the purpose of carrying out telecommunications between companies involved in the financial services industry.

   Singapore. On October 21, 1997, the Telecommunications Authority of Singapore granted our Singapore subsidiary a license to operate a network in Singapore for CUGs actively involved in the financial services industry for the provision of data services including bandwidth on demand, frame relay, ATM and multi-protocol transport services.

   Brazil. On April 28, 1998, Anatel, the Brazilian Agencia Nacional de Telecomunicacoes, granted our Brazilian subsidiary a Brazilian Limited Service License to offer specialized limited telecommunications services to and from Brazil. This license allows us to provide virtual private network and private line voice and data services to CUGs. Since the issuance of the Limited Service License, Anatel has notified us that we must satisfy certain technical requirements or face loss of our license. We are in the process of satisfying these requirements.

   Saturn Global Networks. Saturn offers telecommunications services in the United Kingdom and Australia pursuant to class licenses. Saturn also holds a Special Type II license in Japan, a public non-exclusive telecommunications service license for the provision of international value added data services and an international simple resale license in Hong Kong and a license to provide intracompany voice and data services in Singapore.

   We intend to expand our operations into other jurisdictions as such markets deregulate and we are able to offer a full range of services to our customers. However, in countries that enact legislation intended to deregulate the telecommunications sector or that have made commitments to open their markets to competition in the WTO Agreement, there may be significant delays in the adoption of implementing regulations and uncertainties as to the implementation of the deregulatory programs which could delay or make more expensive our entry into such additional markets. Our ability to enter a particular market and provide telecommunications services, particularly in developing countries, is dependent upon the extent to which the regulations in a particular market permit new entrants. In some countries, regulators may make subjective judgments in awarding licenses and permits, without any legal recourse for unsuccessful applicants. In the event we are able to gain entry to such a market, no assurances can be given that we will be able to provide a full range of services in such market, that we will not have to significantly modify our operations to comply with changes in the regulatory environment in such market, or that any such changes will not have a material adverse effect on our business, results of operations or financial condition.

   In those countries where we are strictly prohibited from offering service, we may enter into a relationship with the state-sanctioned telecommunications monopoly so that our services can be offered in that jurisdiction. In these situations, the local telecommunications service provider would provide the facilities and offer local services to our customers. It is likely that services would cost more in these situations. There are, however, certain countries which do not require licensing for the provision of telecommunications network services.

Employees

   As of March 31, 1999, IXnet and its subsidiaries employed 232 persons, including 56 in sales and marketing, 19 in customer service and support, 18 in finance and administration, 20 in engineering and 119 in network operations. We believe that our future success will depend in part on our continued ability to attract, hire, integrate, retain and motivate highly qualified sales, technical, and managerial personnel, and upon the continued service of our senior management and key sales and technical personnel. None of our employees are represented by a labor union. We have never experienced a work stoppage and believe our relationship with our employees is good.

Properties

   Our properties consist of a combination of real estate leases in our name and certain real estate facilities we share with IPC, which will be governed by our inter-company agreement with IPC. See "Certain Relationships and Related Transactions--Real Estate."

   We lease directly:

  . 14,000 square feet in New York City where our New York NOC and primary POP are located, under subleases expiring in March 2002;

  . 9,400 square feet in Newark, New Jersey where our second New York area POP is currently being built, under a lease expiring in April 2009;

  . 5,300 square feet in Chicago, Illinois where our Chicago POP is located, under a lease expiring in June 2002;

  . Office space and telecommunications equipment housing in Sydney (4,900 square feet) and Melbourne (2,400 square feet), Australia; Hong Kong (1,900 square feet); Singapore (1,340 square feet); and Tokyo, Japan (1,330 square feet), through leases acquired as part of the Saturn acquisition;

  . 2,200, 450 and 175 square feet, primarily for telecommunications equipment housing in Paris, France (2,200 square feet); and Zurich (450 square feet) and Geneva (175 square feet), Switzerland; and

  . Various smaller spaces under lease or collocation agreements for telecommunications equipment housing in Frankfurt, Milan, New York, Chicago, Los Angeles and San Jose.

   We occupy the following portions of IPC-leased space:

  . 24,500 square feet in New York City where our executive and U.S. sales headquarters is located, under leases expiring in November 2002;

  . 8,400 square feet in London, England, where our European headquarters and London NOC are located, under leases expiring in December 2010; and

  . Various spaces, with square footage between 750 and 3,000 in Atlanta, Georgia, Boston, Massachusetts, Chicago, Illinois, Houston, Texas, Los Angeles and San Francisco, California and Toronto, Canada, where our branch sales and operations personnel and telecommunications equipment are located.

   Our use of and the costs associated with the facilities occupied under IPC leases are outlined under certain provisions of our inter-company agreement with IPC. Typically, charges for such facilities are allocated pro-rata, based upon the relative percentage of space occupied by us or IPC, with company-specific charges applied directly to the respective company.

Legal Proceedings

   Neither we nor any of our subsidiaries are involved in any material pending legal proceedings.

                                  MANAGEMENT

Directors and Executive Officers

   The following table shows information about our executive officers and directors, including their ages as of March 31, 1999. Each person holds the same positions with both IXnet, Inc. and International Exchange Networks, Ltd. Each director began service as a director of International Exchange Networks as indicated in such director's biography and began service as a director of IXnet upon its formation in May 1999.

Name                     Age                       Position
Richard W. Smith          46 Chairman of the Board
 (1)(2).................
David A. Walsh..........  37 Chief Executive Officer and Director
Gerald E. Starr.........  45 President and Director
Charles F. Auster.......  47 Executive Vice President, Chief Operating Officer
                             and Director
Brian L. Reach..........  44 Chief Financial Officer
Anthony M. Servidio.....  53 Senior Vice President, Sales
William E. Walsh........  32 Senior Vice President, Marketing and
                             Strategic Planning
Robert D. Woog..........  52 Senior Vice President, Network Development
John Faccibene..........  53 Managing Director, Americas
Peter Hase..............  41 Managing Director, Europe
Drew Kelton.............  40 Managing Director, Asia Pacific
Paul Pluschkell.........  34 Vice President, Liquidity Group
Richard M. Cashin, Jr.    46 Director
 (2)....................
Douglas T. Hickey         43 Director
 (1)(2).................
Douglas J. Mello .......  56 Director
John T. Sharkey ........  62 Director
Peter A. Woog (1).......  56 Director

---------------------
(1) Member of the Audit Committee.
(2) Member of the Compensation Committee.

   Richard W. Smith has served as our Chairman of the Board and a director since May 1999. He is also a General Partner of the general partners of Allegra Capital Partners III, L.P., Lawrence, Tyrrell, Ortale & Smith, L.P. and Lawrence, Tyrrell, Ortale & Smith II, L.P. He is also a director of IPC, as well as several private companies. He has participated in the private equity industry since 1979 and was formerly employed by Citicorp Venture Capital, Ltd.

   David A. Walsh founded our company in May 1993. Mr. Walsh has served as our Chief Executive Officer since April 1998 and as a director since May 1993. From May 1993 to April 1999, he served as our President. Mr. Walsh has also served as an Executive Vice President and director of IPC since May 1998. Mr. Walsh also co-founded Voyager Networks in 1993 and served as its Chief Executive Officer, President and director until June 1995, when International Exchange Networks, Ltd. commenced operations. Voyager Networks was a New York City based Internet and data communications company which was acquired by GlobalCenter and then sold to Frontier Corporation in February 1998. Prior to June 1993, Mr. Walsh held various technology related positions in the financial community, including at the New York Commodities Exchanges (NYCE, CSCE, NYMEX, COMEX), Garban/Garvin Guybutler, a interdealer broker of government bonds, and Drexel Burnham Lambert Trading Corporation.

   Gerald E. Starr has served as our President and a director since May 1999. Mr. Starr has served as President and Chief Executive Officer and a director of IPC since December 1998. From January 1997 to December 1998, he was IPC's Executive Vice President, Turret Systems and from February 1996 to January 1997, he was IPC's Vice President of Manufacturing and Engineering. Since April 1995, he has also served as President of IPC Bridge, Inc., a wholly-owned subsidiary of IPC, which acquired the assets of Bridge Electronics, Inc. in April 1995. Mr. Starr founded Bridge Electronics, Inc. in 1987 and built it into a leading provider of digital open line speaker systems to the foreign exchange trading industry. Mr. Starr was the President and a director of Bridge Electronics, Inc. from its founding until it ended its operations in April 1995. Previously, Mr. Starr founded Turret Equipment Corporation in 1980 and sold it to Tie Communications in 1984, where he remained until 1990.

   Charles F. Auster has served as our Executive Vice President and Chief Operating Officer and has been a director since May 1998. Mr. Auster was a founding beneficial stockholder of our Company, and from February 1994 to June 1995, Mr. Auster served as our Executive Vice President of Finance and Operations and a director. From December 1995 until he negotiated the sale of Voyager Networks, Inc. to GlobalCenter, in February 1998, he served as its President and Chief Executive Officer and as one of its directors. From September 1991 to March 1993, he served as Executive Vice President and a director of Ameritrade, Inc., a Washington-based trade and investment banking firm. Mr. Auster is a director of American Utilicraft, a design and manufacturing aircraft company, Lucent Digital Video, an internal venture of Lucent Corp. and several charitable organizations. Mr. Auster is a member of the District of Columbia Bar and the Virginia Bar.

   Brian L. Reach has served as our Chief Financial Officer since May 1997. Mr. Reach has also served as Chief Financial Officer of IPC since May 1997, as Vice President of IPC since November 1997 and as a director of IPC since December 1998. Prior to joining IPC, Mr. Reach was employed by the Celadon Group Inc., an international transportation company, as its Chief Financial Officer from November 1993 to April 1996, and its Vice President--Special Projects from April 1996 to April 1997. From September 1990 through November 1993, he served as Chief Financial Officer of Cantel Industries, Inc., an international distributor of medical and scientific products and ergonomic seating. Mr. Reach is a Certified Public Accountant.

   Anthony M. Servidio was a founding stockholder of our company and has served as our Senior Vice President, Sales since June 1995. From February 1990 to June 1995, Mr. Servidio served as Vice President of Sales of WorldCom's Banking and Finance team. From June 1985 to February 1990, Mr. Servidio served as Vice President, Sales with TRT/FTC Communications, a full service telecommunications carrier. From July 1965 to June 1985, Mr. Servidio held various sales responsibilities with RCA Global Communication, a larger inter-exchange carrier, including Vice President of the Banking and Finance Division.

   William E. Walsh has served as our Senior Vice President, Marketing and Strategic Planning since March 1999 and our Vice President of Marketing from October 1995 to March 1999. From August 1990 through October 1995, Mr. Walsh served as Director of Marketing, Director of New Business Development, National Business Manager, and Product Manager with Kirschner Medical Corporation, a medical device manufacturer with global sales and operations. His responsibilities included marketing, product management and developing new business. From July 1988 through August 1990, he held product management positions with Thackray Reconstructive Systems and Osteonics Corporation.

   Robert D. Woog has served as our Senior Vice President, Network Development since April 1997 and our Vice President of Global Operations from July 1995 to April 1997. From April 1988 to July 1995, Mr. Woog served as Vice President of Trading Systems for Positron Industries, a trading turret manufacturer. He was responsible for sales, installation, service and maintenance of all turret products. From June 1986 to December 1987, Mr. Woog was Director of Quality Assurance for Communications Techniques, Inc., a telecommunications equipment manufacturer. He also served as Executive Vice President of Digital Transervice Corporation from 1985 to 1986. Mr. Woog held various positions with AT&T Long Lines from 1968 to 1985. Mr. Woog also served as Assistant Director General for the Telecommunications Company of Iran from 1975 to 1978.

   John Faccibene has served as our Managing Director, Americas since March 1999 and our Vice President of Network Implementation from December 1998 to March 1999. From September 1997 until December 1998, Mr. Faccibene was an executive director at CIBC Oppenheimer, Corp., an investment banking firm, where he was responsible for all technology, management and expenses for communications/market data services and trading floors. From June 1988 until August 1997, he was a senior vice president of Garban plc, an interdealer broker of government bonds, where he was also responsible for communications and trading floors. Mr. Faccibene is a director of Avesta Technology, a software start-up company, Timestep, a software security company, and Netrix, a network hardware company. He also served as a director of several financial and telecommunications industry organizations, including the Security Industry Association, the Wall Street Telecommunications Executive Committee and NYNEX Executive Forum.

   Peter Hase has served as our Managing Director, Europe since December 1998. Prior to joining us, Mr. Hase was the Business Development Manager, Europe of Saturn Global Network Services from November 1993 until we acquired it in December 1998. His responsibilities included all network development activities throughout the European Region, which included 13 countries. Mr. Hase also served as a director of Saturn Global Network Services from 1997 until it was acquired.

   Drew Kelton has served as our Managing Director, Asia Pacific since December 1998. Prior to joining us, Mr. Kelton was a founder and the Managing Director of Saturn Global Network Services from September 1992 until we acquired it in December 1998. His responsibilities included sales and operations in the Asia Pacific area.

   Paul Pluschkell has served as our Vice President, Liquidity Group since February 1998. From March 1997 until IPC acquired MXNet in February 1998, Mr. Pluschkell served as President and Chief Executive Officer of MXNet. From August 1995 to February 1997, Mr. Pluschkell was the Sales Manager of Open Systems and IMS Technical Manager for the Northeast Region of Reuters America, a provider of news and information. From August 1994 to August 1995, Mr. Pluschkell served as the Chief Information Officer of Rumson Capital Management, LLP, an asset management group. Prior to working at Rumson Capital Management, LLP, he held various positions with Reuters.

   Richard M. Cashin, Jr. has served as a director since April 1998. Mr. Cashin has been employed by Citicorp Venture Capital, Ltd. since September 1980, and has been President since December 1994. Mr. Cashin is a director of IPC, as well as Cable Systems International, Inc., Delco Remy International, Delta Terminal Services, Inc., Euromax International plc, Fairchild Semiconductor, FFC Holding, Inc., Gerber Childrenswear, Hoover Group, Lifestyle Furnishings International, Ltd., Levitz Furniture Incorporated, MSX International, Inc., Thermal Engineering International Corporation and Titan Wheel International, Inc.

   Douglas T. Hickey has served as a director since May 1999. Mr. Hickey served as President and Chief Executive Officer and a director of Critical Path Inc. since October 1998. From February 1998 to October 1998, Mr. Hickey served as Executive Vice President of Frontier Corporation, a telecommunications company, and as President of Frontier GlobalCenter. From July 1996 to February 1998, Mr. Hickey served as President and Chief Executive Officer of GlobalCenter, Inc., a web hosting company. In February 1998, GlobalCenter was acquired by Frontier. From December 1994 to July 1996, Mr. Hickey was President of Internet services at MFS Communications, a provider of high-speed fiber-optic services. From September 1990 to November 1994, Mr. Hickey was general manager of North American sales and field operations at Ardis, a Motorola company.

   Douglas J. Mello has served as a director since May 1999. Mr. Mello was employed by Bell Atlantic, and its predecessor corporations, from 1965 to March 1999. He served as President, Large Business Sales--North of Bell Atlantic from August 1997 to March 1999. From March 1996 to August 1997, he was NYNEX Vice President--Business Marketing & Sales, responsible for all business customers in the New York and New England areas. From January 1994 to March 1996, he served as Vice President--Sales for NYNEX Corporation. Prior to 1994, Mr. Mello was the Group Vice President--Manhattan Market Area for New York Telephone, were he was responsible for the provisioning of telecommunications technology from 1985 to 1991, Mr. Mello was President of Business Information Systems Corp. Mr. Mello is a director of Telexis Co. and Netrix Corporation.

   John T. Sharkey has served as a director since May 1999. Mr. Sharkey served in various positions with MCI WorldCom, including Vice President, from June 1986 to April 1999. He was responsible for assisting in the design and implementation of their corporate large account program. From March 1985 to June 1986, he was Vice President of Major Accounts at Southern New England Telephone. From June 1982 to March 1985, Mr. Sharkey was Vice President of National Accounts with Optimum Systems, Inc., a Silicon Valley start up voice-messaging company. Prior to June 1982, Mr. Sharkey held positions with General Electric Company and ROLM Corporation. Mr. Sharkey is a director of Mutual of America Institutional Funds and several charitable organizations.

   Peter A. Woog has served as a director since May 1999. Mr. Woog has served as President and Chief Executive Officer for Cable Systems International since October 1995. From May 1989 to October 1995, Mr. Woog was AT&T's Copper Cable Products Vice President, responsible for the copper cable products business unit. Mr. Woog also serves as President and Chief Executive Officer and a director of Cable Systems Holding Company. Mr. Woog is chairman of the board of directors of IPC and is a director of Arizona Association of Industries and The Samaritan Health Systems.

   Under the terms of the Amended and Restated Investor Agreement, dated as of April 9, 1998, by and among IPC, Cable Systems Holding, LLC, Cable Systems International, Inc., Allegra Capital Partners III, L.P., Richard P. Kleinknecht, David A. Walsh and Anthony M. Servidio, IPC agreed to vote for David A. Walsh to be on the board of directors for as long as we remain a wholly owned subsidiary of IPC. After this offering we will no longer be wholly owned by IPC.

   David A. Walsh and William E. Walsh are brothers. Peter A. Woog and Robert
D. Woog are brothers.

Information About Our Board of Directors

   Composition. Our by-laws empower the board of directors to decide how many directors we will have. Following this offering, our board of directors will consist of nine members. Each director shall be elected at the annual meeting of stockholders, and shall hold office until such director's successor is elected and qualified or until such director's earlier resignation or removal.

   Director Compensation. In the past we have not paid our directors any compensation for their service as directors. We will pay each of our non-employee directors a retainer of $20,000 for each fiscal year in which they served as a director. We will only pay this retainer to our non-employee directors who attended at least 75% of the total number of meetings of the board of directors held in that fiscal year. We have also granted options to
purchase   shares of our common stock to each of our non-employee directors under our 1999 Stock Option Plan. These stock options have a ten-year term and an exercise price of $ per share, and they vest at the rate of 25% on the first anniversary of the grant plus an additional 2 1/12% per month for the next 36 months. For additional information about the 1999 Stock Option Plan, please refer to the discussion under the caption "Executive Compensation-- Stock Option Plan." For the purposes of director compensation, Messrs. Hickey, Mello, Sharkey and Smith are considered non-employee directors. Mr. Smith has elected not to receive the cash retainer. We do not pay additional compensation for service as a member or as the chairman of a board committee.

   Committees. Historically, our board of directors has not used a committee structure in managing our affairs. However, it has now established standing audit and compensation committees. Among other functions, the audit committee will:

   . make recommendations to the board of directors regarding the selection of independent auditors;

   . review the results and scope of the audit and other services provided by our independent auditors;

   .  review our financial statements; and

   .  review and evaluate our internal control functions.

   The compensation committee will establish a compensation philosophy to be applied in making compensation decisions for our executive officers, set executive officer salaries and administer our executive officer bonus plans as well our 1999 Stock Option Plan.

Compensation Committee Interlocks and Insider Participation

   Prior to May 1998, our board was responsible for establishing executive officer compensation. However, in practice S. Terry Clontz, the then serving Chief Executive Officer, and Brian L. Reach, the Chief Financial Officer, were responsible for establishing executive officer compensation. The compensation of Messrs. Clontz and Reach was set by the compensation committee of IPC and by employment agreement. Beginning in May 1998, David Walsh, in consultation with the compensation committee of IPC, determined the compensation of our executive officers. Mr. Walsh's compensation was set by the compensation committee of IPC and by his employment agreement.

   From October 1, 1997 to May 22, 1998, our board consisted of Messrs. David
A. Walsh, Anthony M. Servidio, Richard Kleinknecht, Peter Kleinknecht and Russell Kleinknecht. From May 22, 1998 to September 30, 1998, our board consisted of Messrs. David A. Walsh, Charles F. Auster and S. Terry Clontz.

   Messrs. David A. Walsh, Anthony M. Servidio, Charles F. Auster and S. Terry Clontz served as our executive officers during these periods. During our fiscal year ended September 30, 1998, none of our executive officers served as a director or member of the compensation committee (or equivalent body) of another entity, except IPC, of which any of our directors was an executive officer.

Executive Compensation

   The following table provides information about the compensation earned by our Chief Executive Officer during the fiscal year ended September 30, 1998, and by the four other most highly compensated persons serving as our executive officers at September 30, 1998 whose total annual salary and bonus for the fiscal year ended on September 30, 1998 was at least $100,000. The table also provides information about an additional executive officer who would be included as one of the four other most highly compensated persons serving at September 30, 1998 if his salary for the period employed was included on an annualized basis. We refer to these six executive officers as our Named Executive Officers.

                          Summary Compensation Table

                                                                        Long-term
                                           Annual Compensation         Compensation
                                    ---------------------------------- ------------
                                                                        Securities
                                                                        Underlying
                             Fiscal                     Other Annual     Options     All Other
Name and Principal Position   Year  Salary(4) Bonus(5) Compensation(6)  Granted(7)  Compensation
---------------------------  ------ --------- -------- --------------- ------------ ------------
David A. Walsh...........     1998  $199,423  $281,250     $44,745(8)    184,704      195,000(9)
 Chief Executive
  Officer(1)                  1997   190,000       --          --            --           --
                              1996   190,000   128,938         --            --           --

Brian L. Reach...........     1998   186,153   370,000       8,400(8)     92,352        4,800(9)
 Chief Financial
  Officer(1)(2)               1997    58,462    23,100       2,000(8)        --         2,000(9)
                              1996       --        --          --            --           --

Anthony M. Servidio......     1998   190,000   195,833      44,745(8)        --       136,252(9)
 Senior Vice President,
  Sales

Robert D. Woog...........     1998   138,918   202,500         --         46,176       66,168(9)
 Senior Vice President,
 Network Development

William E. Walsh.........     1998   122,393    56,875         --         46,176       64,227(9)
 Senior Vice President,
 Marketing and Strategic
 Planning

Charles F. Auster(3).....     1998    75,000    48,750         --         92,352       37,687(9)
 Chief Operating Officer
  and
 Executive Vice President

---------------------
(1) The compensation reported for Messrs. David A. Walsh and Brian L. Reach for the years ended September 30, 1996, 1997 and 1998 is the compensation reported in the summary compensation table in the proxy statement for IPC for the 1999 annual meeting of stockholders. Compensation for the years ended September 30, 1996 and 1997 for the other Named Executive Officers is not shown here because it has not previously been disclosed in any filing with the Securities and Exchange Commission.
(2) The compensation reported for Mr. Reach includes compensation for services to IPC. For the years ended September 30, 1998 and 1997, 20% and 12%, respectively, of Mr. Reach's compensation was allocated to us for services he performed as our chief financial officer. His compensation is charged to us pursuant to the allocation of indirect General and Administrative expenses by IPC, and may not reflect the actual portion of Mr. Reach's time spent acting as our chief financial officer.
(3) Mr. Auster became an executive officer in May 1998. His compensation, including a pro-rated bonus, reflects the period from May until September 1998.
(4) Includes the pre-tax deferrals, if any, made by the Named Executive Officers under the IPC Information Systems, Inc. Retirement Savings Plan and Trust (the "401(k) Plan") with respect to the year ended September 30, 1998 fiscal year.
(5) The cash bonus payments shown in the table for the year ended September 30, 1998 year with respect to all of the Named Executive Officers include
    (i) except Mr. Servidio, cash bonus payments awarded to them under the IPC Information Systems Management Performance Plan and (ii) cash payments made in connection with the successful completion of IPC's recapitalization transaction to Messrs. David A. Walsh, Servidio and Woog of $150,000 each, Mr. Reach of $60,000 and Mr. William E. Walsh of $10,000 and (iii) in connection with IPC's recapitalization transaction, Mr. Reach received a payment of $204,000 in lieu of a stock option grant by IPC. The cash payments made to Mr. Servidio also include the minimum guaranteed commission payments required to be made to him pursuant to his Amended and Restated Employment Agreement with IXnet dated December 18, 1997.
(6) Does not include certain perquisites and other personal benefits, securities or property received by the Named Executive Officers where the aggregate value does not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus disclosed in this table.
(7) Reflects stock options granted at an exercise price of $10.50 per share to each of the Named Executive Officers to purchase shares of IPC Common Stock under the IPC Information Systems, Inc. 1998 Stock Incentive Plan.
(8) Includes $44,745 paid by us on behalf of Messrs. David A. Walsh and Anthony M. Servidio for legal fees incurred by them in connection with the negotiation of their Amended and Restated Employment Agreements with us and with respect to other company related matters. These amounts also include a tax "gross-up" payment made by us to each officer in respect of the payment of such legal fees. With respect to Mr. Reach, consists of payments for automobile allowance.
(9) Includes (i) cash payments made pursuant to IPC's recapitalization transaction to settle outstanding stock option grants made under the IPC Information Systems, Inc. 1994 Stock Option Plan in the following amounts: for David A. Walsh, $195,000; for Mr. Anthony M. Servidio, $130,000; for Mr. Robert D. Woog, $62,000 and Mr. William E. Walsh, $62,000; (ii) amounts paid by IXnet as matching and/or profit sharing contributions to the 401(k) Plan; (iii) a $1,500 cash payment made to Mr. Anthony M. Servidio for a successful employee referral and (iv) a consulting fee totaling $37,687 paid to Mr. Charles F. Auster.

Employment Agreements

   We are a party to employment agreements with Messrs. David Walsh, Servidio and Auster. We expect to enter into new employment agreements prior to the closing of this offering with each of these officers.

   Employment Agreement with David A. Walsh. We are party to an amended and restated employment agreement dated as of December 18, 1997 with David A. Walsh pursuant to which he serves as Chief Executive Officer of IXnet. This agreement has a five-year term and provides for Mr. Walsh to receive a minimum annual base salary of $225,000 and a discretionary cash bonus target of no less than $175,000 each year. Mr. Walsh also receives medical, insurance, retirement and other types of fringe benefits and perquisites that are commensurate with his position with the company. The employment agreement also provides for Mr. Walsh to receive an automatic or "springing" stock option
grant of at least     shares of our common stock in the event there is an
initial public offering of the stock during the term of his employment.

   Mr. Walsh's employment agreement also requires IXnet to provide him with severance pay and continued benefit coverages in the event his employment with the company terminates during the five year term of his Agreement "without cause" or if Mr. Walsh terminates his employment with IXnet for "good reason."

   Employment Agreement with Anthony M. Servidio. We are party to an employment agreement with Anthony M. Servidio dated as of December 18, 1997 pursuant to which he serves as Executive Vice President--Sales. Mr. Servidio's employment agreement has a five-year term and provides for him to report directly to Mr. David A. Walsh and our Board of Directors. Mr. Servidio is entitled to receive a minimum annual base salary of $190,000 and a commission-based bonus with a guaranteed minimum draw of $110,000 annually.

  Employment Agreement with Charles F. Auster. We are party to an employment agreement with Charles F. Auster dated and effective as of May 1, 1998 pursuant to which he serves as Executive Vice President and Chief Operating Officer. Mr. Auster's employment agreement has an initial term of two years and is renewable for successive one year terms. Under this agreement, Mr. Auster reports solely to Mr. David A. Walsh and our Board of Directors and also serves as a member of the Board. Mr. Auster is paid a base salary of $195,000 and is eligible for an annual discretionary bonus, as determined by the Board.

Stock Option Grants

   IPC Stock Option Plan. The following table shows information about options granted during the year ended September 30, 1998 to our Named Executive Officers under the IPC Information Systems, Inc. 1998 Stock Incentive Plan:

               Option Grants in Year Ended September 30, 1998(1)

                                                                        Potential Realizable Value
                                                                          at Assumed Annual Rates
                                                                        of Share Price Appreciation
                                       Individual Grants                    for Option Term(2)
                         ---------------------------------------------- ---------------------------
                         Number of    % of Total
                         Securities    Options     Exercise
                         Underlying   Granted to    or Base
                          Options    Employees in    Price   Expiration      5%            10%
                          Granted   Fiscal Year(3) ($/Share)    Date         ($)           ($)
          Name           ---------- -------------- --------- ---------- ------------- -------------
David A. Walsh..........  184,704        16.7        10.50    4/30/08       1,219,046     3,090,098
Brian L. Reach..........   92,352         8.3        10.50    4/30/08         609,523     1,545,049
Anthony M. Servidio.....      --          --           --         --              --            --
Robert D. Woog..........   46,176         4.2        10.50    4/30/08         304,626       772,524
William E. Walsh........   46,176         4.2        10.50    4/30/08         304,626       772,524
Charles F. Auster.......   92,352         8.3        10.50    4/30/08         609,523     1,545,049

---------------------
(1) All options granted during the year ended September 30, 1998 were options to purchase common stock of IPC and were granted under the IPC Information Systems, Inc. 1998 Stock Incentive Plan. Options granted under this plan have a ten-year term, vest in equal amounts on the first five anniversaries of their grant date (with earlier vesting for (i) 75% of the options if and when the average closing price for the IPC common stock over any period of 30 consecutive trading days equals or exceeds 300% of the exercise price, and (ii) 100% of the options if and when the average closing price for the IPC common stock over any period of 30 consecutive trading days equals or exceeds 450% of the exercise price) and are exercisable at the fair market value of the IPC common stock on the date of grant.
(2) Represents the potential value of options granted at assumed 5% and 10% rates of compounded annual stock appreciation for ten years from the date of grant of each such option.
(3) These percentages represent the percent of total options granted to our employees and employees of IPC.

   Prior to April 30, 1998, our executive officers participated in the IPC Information Systems, Inc. 1994 Stock Option Plan. Upon consummation of the IPC recapitalization transaction, each option then outstanding under this plan was cancelled in consideration of a cash payment equal to the product of (1) the excess, if any, of $21.00 over the per share exercise price of such option and
(2) the number of shares of IPC common stock subject to such option. The following table shows information about options granted to our Named Executive Officers under this plan which were canceled and for which cash payments were made:

                Aggregated Option Exercises In Last Fiscal Year
                       and Fiscal Year-End Option Values

                                Former Option Plan                       Stock Incentive Plan
                         -------------------------------- ---------------------------------------------------
                                                            Number of Securities
                             Options                       Underlying Unexercised   Value of Unexercised In-
                            Canceled          Value           Options at Fiscal         the-Money Options
                          under Former     Realized on          Year-End (#)         at Fiscal Year-End ($)
          Name           Option Plan (#) Cancellation ($) Exercisable/Unexercisable Exercisable/Unexercisable
------------------------ --------------- ---------------- ------------------------- -------------------------
David A. Walsh..........     30,000          195,000              0/184,704                    0/0
Brian L. Reach..........          0                0               0/92,352                    0/0
Anthony M. Servidio.....     20,000          130,000                    0/0                    0/0
Robert D. Woog..........     13,000           62,000               0/46,176                    0/0
William E. Walsh........     13,000           62,000               0/46,176                    0/0
Charles F. Auster.......          0                0               0/92,352                    0/0

---------------------
Except for such deemed exercises resulting in cash-out payments, no Named Executive Officer exercised any stock options during the year ended September 30, 1998.

   IXnet Stock Option Plan. We have adopted a 1999 Stock Option Plan for our employees, officers, directors and consultants and for the employees, officers, directors and consultants of our parent and subsidiary companies. We
have reserved     authorized but unissued shares of our common stock for
issuance on exercise of stock options granted under this plan. We have granted
options to purchase     shares of our common stock to the following
individuals and groups:

      Name                                                      Number of Shares
David A. Walsh.................................................
Brian L. Reach.................................................
Anthony M. Servidio............................................
Robert D. Woog.................................................
William E. Walsh...............................................
Charles F. Auster..............................................
All executive officers as group (17 persons)...................
All non-employee directors (4 persons).........................
All others (120 persons).......................................

   All options are incentive stock options for federal income tax purposes up to applicable limits, have a term of 10 years and are subject to earlier expiration upon the option holder's termination of employment. All options have an exercise price of $ per share. All options vest at the rate of 25% on first anniversary of the grant date and an additional 2 1/12% per month for the next 36 months. Options may not be exercised for 2 1/2 years after the date of grant, unless, prior to that date, we stop filing consolidated income tax returns with IPC or our compensation committee allows the exercise.

                            PRINCIPAL STOCKHOLDERS

   The following table shows certain information with respect to the beneficial ownership, as of May 1, 1999, of:

  . our common stock by each person who we know beneficially owns more than 5% of our outstanding common stock;

  . the common stock of our parent, IPC, by each of our directors and our Named Executive Officers; and

  . the common stock of our parent, IPC, by all of our directors and executive officers as a group.

   Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. Share ownership includes shares issuable upon exercise of outstanding options that are exercisable within 60 days of the date of this prospectus as described in the footnotes below. Percentage of ownership is calculated pursuant to SEC Rule 13d-3(d)(1). The calculation of the percentage of beneficial ownership does not include shares to be issued if the underwriter's over-allotment option is exercised. Unless otherwise indicated, the address for each stockholder listed below is c/o IXnet, Inc., 88 Pine Street, New York, New York 10005.

                                                            Percentage of Class
                                              Number of     Beneficially Owned
                                                Shares      ------------------------
                                             Beneficially    Before          After
Beneficial Owner           Securities Owned     Owned       Offering       Offering
------------------------  ------------------ ------------   ----------     ---------
Five Percent
 Stockholder:
IPC Information Systems,
 Inc. (1)...............  IXnet Common Stock                     100.00%             %
Directors and Executive
 Officers:
Richard W. Smith........  IPC Common Stock      381,904(2)          4.7(8)
David A. Walsh..........  IPC Common Stock      400,622(3)          5.0
Charles F. Auster.......  IPC Common Stock       92,880(4)          1.2
Brian L. Reach..........  IPC Common Stock       73,264             1.0
Anthony M. Servidio.....  IPC Common Stock      174,730             2.2
William E. Walsh........  IPC Common Stock       34,832(5)            *
Robert D. Woog..........  IPC Common Stock       34,632(6)            *
Richard M. Cashin, Jr...  IPC Common Stock          --                *
Douglas T. Hickey.......  IPC Common Stock          --                *
Douglas J. Mello........  IPC Common Stock          500               *
John T. Sharkey.........  IPC Common Stock          --                *
Peter A. Woog...........  IPC Common Stock       38,632(7)            *
All executive officers
 and directors
 as a group (17 per-
 sons)..................  IPC Common Stock    1,329,008            16.5

--------------------
* Indicates beneficial ownership of less than one percent of the outstanding shares of IPC's Common Stock.
(1) The following persons reported, in Schedule 13D and 13G filings made with the SEC, beneficial ownership of more than five percent of IPC's outstanding common stock: Cable Systems Holding, LLC owns 4,829,584 shares, Chesapeake Partners Management Co., Inc. owns 939,400 shares and Chesapeake Partners Limited Partnership owns 896,000 shares, or 59.80%, 11.63% and 11.09%, respectively. As a result of its control of IPC, Cable Systems Holding, LLC may be deemed to beneficially own more than 5% of our common stock. Cable Systems Holding, LLC, Cable Systems International, Inc., Allegra Capital Partners III, L.P., Richard Kleinknecht, Charles F. Auster, David A. Walsh and Anthony Servidio are parties to the Investors Agreement, which, among other things, contains provisions concerning the voting and transfer of shares of IPC common stock. Under applicable SEC rules, this group of investors may be deemed to beneficially own more than 5% of our common stock as a result of the group's deemed beneficial ownership of more than 50% of IPC's common stock. Citicorp Venture Capital, Ltd, David Kirby and John O'Mara, members of Cable Systems Holding, LLC, are entitled to exercise joint decision making authority over the shares of IPC common stock held by it, and thus may also be deemed to beneficially own more than 5% of our common stock.
(2) Consists of 381,904 shares beneficially owned by Allegra Capital Partners III, L.P. Does not include 6,051,628 shares of IPC Common Stock owned by other signatories of the Investors Agreement.
(3) Includes 138,528 shares issuable upon exercise of outstanding options that are or become exercisable within 60 days of May 1, 1999. Does not includes 6,171,438 shares owned by other signatories of the Investors Agreement.
(4) Includes 3,000 shares jointly owned by Mr. Auster and his spouse and 300 shares owned by Mr. Auster's minor children. Also includes 69,264 shares issuable upon exercise of outstanding options that are or become exercisable within 60 days of May 1, 1999. Does not include 6,413,216 shares owned by other signatories of the Investors Agreement.
(5) Includes 34,632 shares issuable upon exercise of outstanding options that are or become exercisable within 60 days of May 1, 1999.
(6) Consists of 34,632 shares issuable upon exercise of outstanding options that are or become exercisable within 60 days after May 1, 1999.
(7) Includes 34,632 shares issuable upon exercise of outstanding options that are or become exercisable within 60 days of May 1, 1999. Does not include 4,829,584 shares owned by Cable Systems Holding, LLC, of which Mr. Woog is a member.
(8) Based on 8,076,188 shares of IPC Common Stock outstanding as reported in the IPC Information Systems, Inc. proxy statement for the annual meeting of stockholders as filed with the Securities and Exchange Commission.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreements with IPC

   We have entered into an inter-company agreement, a registration rights agreement and a tax-sharing agreement with IPC. The inter-company agreement contains provisions relating to the separation of our business operations from IPC, as well as provisions governing the various interim and ongoing relationships between us and IPC. The registration rights agreement provides IPC with certain registration rights relating to the shares of our common stock which it holds. The tax-sharing agreement contains provisions relating to the allocation of tax liability and tax benefits between us and our domestic subsidiaries and IPC and its other domestic subsidiaries.

   We have set forth below a summary description of the inter-company agreement, the registration rights agreement and the tax-sharing agreement. These descriptions, which summarize the material terms of those agreements, do not purport to be complete and are qualified in their entirety by reference to the full text of those agreements which have been filed as exhibits to the registration statement of which this prospectus is a part.

 Inter-Company Agreement

   Corporate support services. The inter-company agreement describes certain corporate support services (including cash management, accounting, executive management, legal, administrative, human resources, information systems and insurance), that IPC will provide to us. Specified charges for these services are generally intended to allow IPC to recover the costs of providing the services to us without any profit. The indirect costs associated with IPC's providing these services to us will be allocated to us based on the number of employees employed by us in relation to the number of employees employed by both IPC and us.

   Financing arrangements. Under the inter-company agreement, IPC has agreed to continue to provide us with ongoing financing and other forms of credit enhancements such as letters of credit and guarantees of our obligations from time to time, upon reasonable notice by us, up to the aggregate of $50 million during the period beginning July 1, 1999 through June 30, 2001. IPC has two sources of funds from which it can fund our working capital needs. The first is from its cash flow; and the second is through its $55 million revolving credit agreement. As of March 31, 1999, availability under the revolving credit facility was limited to $26.6 million of which $24.9 million was utilized for borrowings and letters of credit. However, IPC will not advance funds to us, if at the time of any request for an advance, IPC (1) is not in compliance with its obligations under the indenture for its senior discount notes or (2) does not meet certain financial and other covenants in its revolving credit agreement measuring operating performance. Amounts borrowed from IPC may be used by us to fund our working capital, debt service and operating losses.

   Under the working capital facility, any working capital loans from IPC will be made at a rate per annum equal to 2% over the base rate under IPC's revolving credit agreement. The base rate under IPC's revolving credit agreement is equal to the higher of (1) the rate of interest announced publicly by Citibank, N.A. at its head office in New York as the base rate of Citibank and (2) 1/2 of 1% per annum above the federal funds rate, as defined in the revolving credit agreement.

   The inter-company agreement provides that any letters of credit or other forms of credit enhancement provided by IPC and with respect to which IPC is liable under the revolving credit agreement or otherwise which are outstanding on the date of the closing of this offering shall continue in full force and effect at no cost to us on their same terms and conditions until their expiration.

   The cost to us of any letters of credit or other forms of credit enhancement provided by IPC after this offering will be equal to IPC's cost of obtaining letters of credit under the revolving credit agreement. All other costs under the revolving credit agreement will continue to be borne by IPC.

   Indenture obligations. In connection with its recapitalization transaction on April 30, 1998, IPC issued and sold $247.4 million in principal amount of 10 7/8% senior discount notes due 2008 under an indenture. The indenture contains certain restrictive financial and operating covenants that limit the discretion of the management of IPC and its restricted subsidiaries, which includes all of IPC's material subsidiaries, including IXnet. Pursuant to the inter-company agreement, we have agreed to be bound by the covenants and other restrictions, limitations and other obligations of the indenture. A copy of the indenture is filed as an exhibit to the registration statement of which this prospectus is a part. The following summary of certain provisions of the indenture does not purport to be complete and is qualified in its entirety by reference to the full text of the indenture.

   The notes are general unsecured senior obligations of IPC and rank on parity with all other senior unsecured indebtedness of IPC.

   The financial and operating covenants include the following:

  . a limitation on incurring any indebtedness unless IPC and its restricted subsidiaries, as a group, would not exceed a specified ratio of indebtedness to earnings;

  . a limitation on making any restricted payment, as defined in the indenture, including payment of dividends, prepayment of subordinated indebtedness and the repurchase of capital stock;

  . a limitation on the ability of IPC to sell or to permit any subsidiary to issue or sell capital stock of a subsidiary, unless the proceeds are used for permitted capital expenditures;

  . a limitation on entering into agreements or arrangements that could limit any restricted subsidiary's ability to pay dividends or make other payments or transfers to IPC;

  . a limitation on making guarantees or entering into transactions with affiliates;

  . a limitation on incurring certain indebtedness secured by liens without equally and ratably securing the notes;

  .  a limitation on entering into sale-leaseback transactions; and

  .  a limitation on selling non-current assets.

   In addition, the indenture limits the ability of IPC to merge with, or to transfer all or substantially all of its assets to, another person. The notes provide for acceleration upon events of default.

   Credit agreement obligations. In connection with its recapitalization transaction, IPC entered into a five-year revolving credit agreement with a syndicate of lenders (with General Electric Capital Corporation as administrative agent and collateral agent to such lenders). The revolving credit agreement provides access to up to $55 million of working capital loans, including a sublimit of $10 million for the issuance of letters of credit. The obligations under the revolving credit agreement are secured senior obligations of IPC and its material subsidiaries. We are a guarantor under the revolving credit agreement and have agreed to be bound by its covenants and other restrictions, limitations and obligations. A copy of the revolving credit agreement is filed as an exhibit to the registration statement of which this prospectus is a part. The following summary of certain provisions of the revolving credit agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the revolving credit agreement.

   The revolving credit agreement contains certain restrictive financial and operating covenants that limit the discretion of the management of IPC and its subsidiaries, including the following:

  .  a limitation on incurring indebtedness;

  . a limitation on paying dividends, prepaying subordinated indebtedness, repurchasing capital stock or making other restricted payments, as defined in the agreement;

  . a limitation on selling or issuing capital stock of a subsidiary, other than the issuance of common stock in this offering and under the 1999 Stock Option Plan;

  .  a limitation on transactions with affiliates;

  .  a limitation on investing in non-subsidiary companies or entities;

  . a limitation on selling or otherwise disposing of assets, other than in the ordinary course of business; and

  . a limitation on merging or consolidating with any other entity or making large capital expenditures.

   In addition, the revolving credit agreement requires IPC and its subsidiaries to provide financial information to the lenders, maintain specified financial ratios relating to earnings and interest coverage and maintain a first priority security interest, in favor of the lenders, over all of its pledged collateral. Accordingly, all of our and our subsidiaries' capital stock and real and personal property (including tangible and intangible property) are pledged as collateral under IPC's revolving credit agreement to support the borrowings of IPC. The lenders have the right to cause the registration of shares of our common stock for public sale if we or IPC default under the terms of the agreement and they foreclose on those shares of our common stock owned by IPC. The revolving credit agreement provides for acceleration upon events of default.

 Real Estate.

   Under the inter-company agreement, we have agreed with IPC regarding the allocation of costs incurred for our occupancy of portions of IPC-leased office facilities.

   With respect to our largest occupied space, 88 Pine Street, New York, NY, where our executive and sales offices are located, IPC has agreed, subject to the consent of its landlord, to assign the lease, currently in the name of an IPC subsidiary and covering the 6th floor and certain other space in that building that we occupy to us. We will indemnify IPC for its continuing liabilities to the landlord as assignor of this lease.

   Our London, England executive, sales and network operations center occupies two floors of a building under long-term lease to IPC. We will, in the future, explore a formal sub-lease arrangement, if practicable. Until such time, and also with respect to our occupancy of portions of IPC-leased branch office facilities in Boston, Massachusetts, Chicago, Illinois, Los Angeles and San Francisco, California, Philadelphia, Pennsylvania and Toronto, Canada, all costs incurred by IPC for such space, for maintenance of it and for electric and other utility costs, telephone system usage, etc. will be charged to us as incurred for actual discernable costs and otherwise allocated between the companies based upon the square footage occupied by each of us.

   In the event that we elect, in the future, to relocate our portion of the shared facilities in advance of the respective lease expiration, we will indemnify IPC from costs that they subsequently incur for such vacant space to the extent that IPC cannot efficiently absorb it for its needs.

 Transfer of Internet Address.

   We use the internet for both our internal needs and to provide service to our customers. Currently, we use Internet Protocol (IP) address space previously assigned to IPC. Under the inter-company agreement, we and IPC will request that the American Registry for Internet Numbers ("ARIN"), the entity which assigns IP address space to end-users, transfer to us the block of IP addresses, previously assigned to IPC. We, in turn, will transfer to IPC the smaller block of IP addresses that we own. ARIN's guidelines provide for the transfer of IP address space as a result of mergers, acquisitions, reorganizations and other corporate organizational changes.

   Network services. We will continue to provide IPC with the IXPrime dedicated voice service and its frame relay network at rates specified in the inter-company agreement.

   Installation and maintenance services. Under the inter-company agreement, IPC will continue to provide us with installation services, which include circuit testing and acceptance, line installations and DLIC installations at the rates specified therein. IPC will also continue to provide us with maintenance services, which include circuit transmission testing, equipment replacement and DLIC support, at the response times and at the rates specified in the inter-company agreement. IPC will also continue to provide us with staging and integration services, which are utilized for large scale projects requiring customer premises equipment, and include,staging facilities, engineers and technicians to order, accept and assemble customer configurations at the rates specified in the inter-company agreement. The inter-company agreement also provides for our purchase from IPC of new, used and refurbished turret systems at the purchase prices specified therein.

   IPC enhanced compensation program. The inter-company agreement provides for
the continuation of the IPC Enhanced Compensation Program for   years after
the closing of this offering. Under the IPC Enhanced Compensation Program IPC account executives receive bonuses as an incentive to market our services and attract new customers to IXnet.

   Product Distribution. IPC has granted to us distribution rights for sales by us of some of its products in connection with sales of our services.

   Deconsolidation. Under the inter-company agreement, we are prohibited, for two and one half years from May 1998, from taking any action that would result in the deconsolidation for United States federal income tax purposes of us and IPC, unless we receive the prior written consent from the board of directors of IPC.

 Registration Rights Agreement

   After the closing of this offering, IPC will own % of our outstanding shares of common stock or % if the underwriters exercise their over-allotment option. IPC may not freely sell such shares to the public without registration under the Securities Act. See "Shares Eligible for Future Sale--General." Accordingly, we have entered into a registration rights agreement with IPC to provide it with certain registration rights relating to the shares of our common stock which it holds. These registration rights generally become effective after 180 days following the date of this prospectus.

   IPC may request up to two registrations (each, a "demand registration") under the Securities Act of all or any portion of our shares covered by the registration rights agreement, and we will be obligated to register such shares as requested by IPC.

   IPC will designate certain terms of each offering effected pursuant to a demand registration, which may take any form, including an underwritten public offering or a shelf registration. If a demand registration will be an underwritten offering, IPC may select the investment banker(s) and manager(s), subject to our reasonable objection, as well as any financial printer, solicitation and/or exchange agent and counsel for the offering. We may select our own outside counsel and independent auditors.

   We would only be obligated to register shares as a result of a demand registration if the reasonably anticipated aggregate public offering price was
at least $    million.

   If we are eligible to utilize a "short form" registration statement on Form S-3 (or successor form) to register an offering of our securities, IPC may request that we file a registration statement on Form S-3 (an "S-3 registration"), covering all or a portion of our securities, provided that the
aggregate offering price is at least $   million. IPC may request one S-3
registration every two years. A request for an S-3 registration will not be counted as a demand registration.

   We are not required to undertake a demand registration within 120 days of the effective date of a previous demand registration, other than a demand registration that was effected as a shelf registration. Also, we have the right to postpone the filing or effectiveness of any demand registration for up to 120 days if, in the reasonable judgment of our board of directors, such registration would reasonably be expected to have a material adverse effect on any existing proposal or plans by our company to engage in certain material transactions; provided, however, that we may exercise this right only once in any 12-month period.

   The registration rights agreement also provides for certain "piggyback" registration rights for IPC. Whenever we propose to register any of our securities under the Securities Act for ourselves or others, we shall provide prompt notice to IPC and include in such registration all shares of our stock which IPC requests to be included, subject to customary cutback and holdback provisions (each, a "piggyback registration").

   The registration rights agreement contains indemnification and contribution provisions by us for the benefit of IPC and by IPC for the benefit of us and any underwriters with respect to information provided by IPC.

   IPC may transfer shares covered by the registration rights agreement, and the holders with a minimum amount of such transferred shares will be entitled to the benefits of, and the obligations under, the registration rights agreement. Such transferees will be entitled to the rights available to IPC described above; provided, however, that the holder or holders of a majority of the shares covered by the registration rights agreement will be entitled to exercise certain of such rights.

   The registration rights will remain in effect with respect to any shares of our common stock for a period of five years from the closing of the offering, or until:

  . such shares have been sold pursuant to an effective registration statement under the Securities Act;

  . such shares have been sold to the public pursuant to Rule 144 under the Securities Act, or any successor provision;

  . such shares have been otherwise transferred and the new certificates replacing them do not bear a legend restricting further transfer without registration under the Securities Act or any similar state law;

  .  such shares have ceased to be outstanding; or

  . in the case of shares held by a transferee of IPC that is not our affiliate, when such shares become eligible for sale pursuant to Rule 144(k) under the Securities Act, or any successor provision.

 Compensation for Use of Tax Losses and Tax-Sharing Agreement

   We, IPC and our respective United States subsidiaries will continue to be members of an affiliated group of corporations that file United States federal income tax returns on a consolidated basis. We and our domestic subsidiaries and IPC and its other domestic subsidiaries have entered into a tax-sharing agreement under which the tax liability will be allocated between us and IPC. Under the tax-sharing agreement, we or IPC may be required to pay compensation to the other for tax losses which reduced the combined tax liability. The tax-sharing agreement will provide for similar arrangements with respect to state, local and foreign taxation.

IPC's Acquisition of IXnet

   In June 1995, IPC invested $5.5 million in return for shares of our common stock, which, following such issuance of shares, was equal to 80% of our outstanding stock. Pursuant to installment and share purchase agreements and as part of the acquisition of our stock by IPC, we purchased all of the common stock held by three of our five stockholders, including those of Robert Mazer and Charles Auster's spouse, for cash and other deferred consideration. The deterred consideration may be made upon a change of control or if none occurs in the year 2000. Payment is based upon a valuation formula. Following IPC's investment, David Walsh and Anthony Servidio retained ownership of 20% of our outstanding stock subject to an agreement which allowed IPC, or Messrs. Walsh or Servidio, to force a sale of the shares held by Messrs. Walsh and Servidio to IPC upon a change in control or in the year 2000. The installment and share purchase agreements with Robert Mazer and a third party remain outstanding. Based upon data as of March 31, 1999, we believe that any obligation under the initial acquisition agreement is not material. Mr. Mazer is a partner of the law firm of Vinson and Elkins, Washington D.C. and is our counsel for regulatory matters.

   In connection with IPC's recapitalization transaction, we, IPC and Messrs. Walsh and Servidio entered into a share exchange and termination agreement, dated as of December 18, 1997, whereby Messrs. Walsh and Servidio agreed to
exchange their shares of IXnet common stock for    % and    % of IPC common
stock, respectively. Ten percent of the shares were to be paid upon receipt by IPC of a release of any obligation it may have had under the installment share purchase agreements. The retained shares were forfeited to IPC on

June 18, 1998. On April 30, 1998, pursuant to the terms of a stock transfer agreement, Mr. Auster and his spouse released us and IPC from any obligation to make a future payment to Mrs. Auster under the installment share purchase
agreement in exchange for    % of IPC common stock, transferred to them by
Messrs. Walsh and Servidio.

Employment Agreements

   We are party to employment agreements with a number of our executive officers that provide for, among other terms, specified salaries and severance arrangements. See "Management--Employment Agreements."

Ownership of IPC Stock by our Directors and some of our Executive Officers

   Our directors and some of our executive officers own substantial amounts of IPC stock and options to purchase IPC stock. The stock options were granted to certain executive officers as compensation under the IPC Information Systems, Inc. 1998 Stock Incentive Plan. See "Principal Stockholders." Such ownership could create, or appear to create, potential conflicts of interest when directors and officers are faced with decisions that could have different implications for us and IPC.

Guarantees

   IPC provides various forms of credit enhancement to us. These include letters of credit, unconditional guarantees of equipment acquisitions and financings and trade payables. We have guaranteed IPC borrowings under its revolving credit agreement and we have pledged our assets to secure such guarantee.

IPC's Contribution of Capital to IXnet

   Since 1995, IPC has provided us with approximately $100 million to fund our operations. Following the $73 million capital contribution from IPC, in March 1999, we remain indebted to them for approximately $25 million.

                         DESCRIPTION OF CAPITAL STOCK

   Upon the closing of this offering, our authorized capital stock will
consist of     shares of common stock, $0.01 par value per share. There were shares of our common stock outstanding immediately prior to the offering,
held of record by one stockholder. We have reserved for issuance     shares
pursuant to the 1999 Stock Option Plan.

   The following summary of our capital stock and certain provisions of our certificate of incorporation and bylaws is qualified in its entirety by the provisions of the certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus is a part.

Common Stock

   Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors, and are entitled to receive any dividends that are declared by our Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after we pay our liabilities. Holders of our common stock have no preemptive or other subscription rights and no rights to convert their common stock into any other securities, and there are no redemptive provisions with respect to such shares. Each outstanding share of common stock is, and all shares of common stock paid for in this offering will be, fully paid and non-assessable.

Registration Rights

   We have entered into an agreement with IPC to provide it with registration rights relating to the shares of our common stock which it holds. We granted the lenders under the revolving credit agreement registration rights which they may exercise if we or IPC default under the terms of the revolving credit agreement and the lenders foreclose on the shares of our stock owned by IPC. See "Certain Relationships and Related Transactions--Registration Rights Agreement," and for more information regarding the revolving credit agreement see "Certain Relationships and Related Transactions--Revolving Credit Agreement Obligations."

Delaware Anti-Takeover Law and Certain Charter Provisions

   We have waived the provisions of Section 203 of the Delaware General Corporation Law ("Section 203") in our certificate of incorporation. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" transaction with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's voting stock. Had the provision not been waived, or if, in the future, we elect to be governed by Section 203, the statute could prohibit or delay the accomplishment of mergers or other takeover or "change in control" attempts with respect to us and, accordingly, may discourage attempts to acquire us.

Transfer Agent and Registrar

   ChaseMellon Shareholder Services, L.L.C., New York, New York has agreed to be the transfer agent and registrar for our common stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

General

   After this offering, we will have     shares of common stock outstanding.
If the underwriters exercise the over-allotment option in full, we will have shares of common stock outstanding. All of the shares of our common stock sold in this offering will be freely tradable without restriction under the Securities Act unless such shares are acquired by an "affiliate" of IXnet as that term is defined in Rule 144 promulgated under the Securities Act, which shares will remain subject to the resale limitations of Rule 144.

   The shares of our common stock that will continue to be held by IPC after this offering constitute "restricted securities" within the meaning of Rule 144, and will be eligible for sale by IPC in the open market after this offering, subject to the applicable requirements of Rule 144 and certain contractual lockup provisions, both of which are described below.

Rule 144

   Generally, Rule 144 provides that a person who has beneficially owned "restricted" shares for at least one year will be entitled to sell on the open market in brokers' transactions within any three month period a number of shares that does not exceed the greater of:

  .  1% of the then outstanding shares of common stock; and

  . the average weekly trading volume in the common stock on the open market during the four calendar weeks preceding such sale.

   Sales under Rule 144 are also subject to certain post-sale notice requirements and the availability of current public information about us.

   Under Rule 144(k), a stockholder who is not currently, and who has not been for at least three months before the sale, an affiliate of ours who owns restricted shares that have been outstanding for at least two years may resell those restricted shares without compliance with the above requirements. The one- and two-year holding periods described above do not begin to run until the full purchase price is paid by the person acquiring the restricted shares from us or an affiliate of ours.

   If an affiliate currently owns shares of our common stock or otherwise acquires shares of our common stock, the shares held by such person may only be sold under Rule 144 in brokers' transactions and subject to the volume limitations described above without regard to duration held. Shares properly sold in reliance upon Rule 144 to persons who are not affiliates are thereafter freely tradable without restriction unless subsequently acquired by an affiliate.

   Sales of substantial amounts of our common stock in the open market, or the availability of such shares for sale, could adversely affect the price of our common stock. Any shares distributed by IPC will be eligible for immediate resale in the public market without restrictions by persons other than our affiliates.

Rule 701

   In general, under Rule 701 as promulgated under the Securities Act, any of our employees, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written agreement outstanding prior to the effective date of this offering is eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144. After the closing of this offering, shares will be eligible for sale under Rule 701.

Registration Rights

   Pursuant to the registration rights agreement, IPC and its transferees will be entitled to certain registration rights with respect to the shares our of common stock that IPC owns. See "Certain Relationships and Related Transactions--Registration Rights Agreement." The lenders under the revolving credit agreement are also entitled to certain registration rights. See "Certain Relationships and Related Transactions--Revolving Credit Agreement Obligations." After a sale of these shares pursuant to any such registration, the registered shares will become freely tradable without restriction under the Securities Act subject to restrictions imposed by lock-up agreements described below. Any such sale of our common stock could have a material adverse effect on the trading price of our common stock.

Lock-Up Agreements

   IPC, the executive officers and directors of IXnet and IPC, and certain stockholders of IPC have signed lock-up agreements under which they agree to be restricted from the transfer or sale of any IXnet or IPC common stock for a period of 180 days from the date of this prospectus, without prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation, which consent may be granted from any time, or from time to time, without notice. See "Underwriting."

   Prior to the offering, there has been no market for our common stock. No predictions can be made of the effect, if any, that market sales of shares of common stock or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of our common stock could adversely affect the prevailing market price of the common stock, as well as impair our ability to raise capital through the issuance of additional equity securities.

                                 UNDERWRITING

   Subject to the terms and conditions contained in an underwriting agreement
dated     1999, the underwriters named below, who are represented by
Donaldson, Lufkin & Jenrette Securities Corporation, Salomon Smith Barney Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, First Union Capital Markets Corp. and DLJdirect Inc., have severally agreed to purchase the number of shares of our common stock shown opposite their names below.

                                                                      Number of
               Underwriters:                                           Shares
Donaldson, Lufkin & Jenrette Securities Corporation..................
Salomon Smith Barney Inc.............................................
Merrill Lynch, Pierce, Fenner & Smith Incorporated...................
First Union Capital Markets Corp.....................................
DLJdirect Inc........................................................
                                                                         ---
  Total..............................................................

   The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares included in this offering are subject to approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to purchase and accept delivery of all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

   The underwriters propose to initially offer some of our shares directly to the public at the public offering price shown on the cover page of this prospectus and some of the shares to dealers at the public offering price less
a concession not in excess of $    per share. The underwriters may allow, and
such dealers may re-allow, a concession not in excess of $    per share on
sales to other dealers. After the initial offering of the shares to the public, the representatives may change the public offering price and such concessions. The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

   The following table shows the underwriting fees we will pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.

                                                       No Exercise Full Exercise
     Per Share........................................
     Total............................................

   We will pay the offering expenses, estimated to be $    million.

   We have granted to the underwriters an option, exercisable for 30 days from
the date of the underwriting agreement, to purchase up to     additional
shares at the public offering price less the underwriting fees. The underwriter may exercise such option solely to cover over-allotments, if any, made in connection with this offering. To the extent that the underwriters exercise such option, each underwriter will become obligated, subject to certain conditions, to purchase a number of additional shares approximately proportionate to such underwriter's initial purchase commitment.

   IXnet and IPC have agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriters may be required to make in respect of any of those liabilities.

   IXnet, IPC, the executive officers and directors of IXnet and IPC, and certain stockholders of IPC have agreed that, for a period of 180 days from the date of this prospectus, they will not, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation:

  . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of IXnet or IPC common stock or any securities convertible into or exercisable or exchangeable for such common stock or

  . enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any such common stock

(regardless of whether any of the transactions described in clause (1) or (2) is to be settled by the delivery of IXnet or IPC common stock, or such securities, in cash or otherwise). In addition, during such period, IXnet and IPC have agreed not to file any registration statement with respect to, and each of its executive officers, directors and certain stockholders have agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of IXnet or IPC common stock or any securities convertible into or exercisable or exchangeable for IXnet or IPC common stock without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation.

   The representatives may, from time to time, engage in transactions with and perform services for IXnet in the ordinary course of this business.

   Prior to the offering, there has been no established trading market for the common stock. The initial public offering price for the common stock offered here will be determined by negotiation among IXnet, and the representatives. The factors to be considered in determining the initial public offering price include the history of and the prospects for the industry in which IXnet's past and present operations, historical results of operations, and prospects for future earnings, the recent market prices of securities of generally comparable companies and the general condition of the securities markets at the time of the offering.

   Application has been made to list the common stock on the Nasdaq National Market.

   Other than in the United States, no action has been taken by IXnet or the underwriters that would permit a public offering of the shares of common stock included in this offering in any jurisdiction where action for that purpose is required. The shares included in this offering may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisement in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rule and regulations of such jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to the offering of the common stock and the distribution of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy any shares of common stock included in this offering in any jurisdiction where that would not be permitted or legal.

   In connection with this offering, certain underwriters may engage in transaction that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may overallot this offering, creating a syndicate short position. In addition, the underwriters may bid for and purchase shares of common stock in the open market to cover syndicate short positions or to stabilize the price of the common stock. These activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

   Under Rule 2720 of the Conduct Rules of the NASD, Salomon Smith Barney Inc. may be deemed to have a "conflict of interest" with us by virtue of the fact that its affiliates may be deemed to beneficially own greater than 10% of our outstanding common stock by virtue of its ownership of IPC common stock. In such a situation, the NASD requires that, among other things, the price can be no higher than that recommended by a "qualified independent underwriter" meeting certain standards. In accordance with this requirement, Donaldson, Lufkin & Jenrette Securities Corporation has agreed to act as a qualified independent underwriter in the offering and will recommend a maximum offering price for the shares of our common stock in compliance with the requirements of Rule 2720. In connection with its role as a qualified independent underwriter, Donaldson, Lufkin & Jenrette Securities Corporation is performing due diligence investigations and is reviewing and participating in the preparation of this prospectus and the registration statement of which this prospectus forms a part. We have agreed to pay $5,000 to Donaldson, Lufkin & Jenrette Securities Corporation as a fee for its services as a qualified independent underwriter.


                                 LEGAL MATTERS

   Our counsel, Thacher Proffitt & Wood, New York, New York, will pass upon the validity of the common stock offered by this prospectus. Our special counsel, Vinson & Elkins L.L.P., Washington, D.C., will pass upon certain regulatory matters. Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts, will pass upon certain legal matters related to this offering for the underwriters.

                                    EXPERTS

   The combined and consolidated financial statements of IXnet, Inc. as of September 30, 1997 and 1998 and for the years ended September 30, 1996, 1997 and 1998 and the financial statements of MXNet Inc. as of and for the year ended May 31, 1997, included in this Prospectus, have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The consolidated financial statements of Saturn Global Network Services Holdings Limited as of April 30, 1997 and 1998 and for the years ended April 30, 1996, 1997 and 1998, included in this Prospectus, have been so included in reliance on the report of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                            ADDITIONAL INFORMATION

   We filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the shares of common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedule filed therewith. For further information with respect to IXnet and the common stock offered hereby, reference is made to the registration statement and the exhibits and schedule filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance, reference is made to a copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

   You may inspect a copy of the registration statement and exhibits and schedule filed therewith without charge:

  . At the Public Reference Room of the Commission, Room 1024--Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

  . At the public reference facilities as the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 or Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661;

  . By writing to the Commission, Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

  . At the offices of The Nasdaq Stock Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006; or

  . From the Internet site maintained by the Commission at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

   Some locations may charge prescribed or other fees for copies.

                         INDEX TO FINANCIAL STATEMENTS

Combined and Consolidated Financial Statements for IXnet, Inc.

Report of Independent Accountants......................................   F-2

Combined and Consolidated Balance Sheets at September 30, 1997 and 1998
 and March 31, 1999 (unaudited)........................................   F-3

Combined and Consolidated Statements of Operations for the Years Ended
 September 30, 1996, 1997 and 1998 and for the Six Months Ended March
 31, 1998 and 1999 (unaudited).........................................   F-4

Combined and Consolidated Statements of Cash Flows for the Years Ended
 September 30, 1996, 1997 and 1998 and for the Six Months Ended March
 31, 1998 and 1999 (unaudited).........................................   F-5

Combined and Consolidated Statements of Changes in Stockholder's
 (Deficit) Equity for the Years Ended September 30, 1996, 1997 and 1998
 and for the Six Months Ended March 31, 1999 (unaudited)...............   F-6

Notes to Combined and Consolidated Financial Statements................   F-7

Consolidated Financial Statements for Saturn Global Network Services
 Holdings Limited

Condensed Consolidated Balance Sheets at April 30, 1998 and October 31,
 1998 (unaudited)......................................................  F-22

Condensed Consolidated Statements of Operations for the Six Months
 Ended October 31, 1997 and 1998 (unaudited)...........................  F-23

Condensed Consolidated Statements of Cash Flows for the Six Months
 Ended October 31, 1997 and 1998 (unaudited)...........................  F-24

Notes to Condensed Consolidated Financial Statements (unaudited).......  F-25

Report of Independent Accountants......................................  F-28

Consolidated Statements of Operations for the Years Ended April 30,
 1996, 1997, and 1998..................................................  F-29

Consolidated Balance Sheets at April 30, 1997 and 1998.................  F-30

Consolidated Statements of Cash Flows for the Years Ended April 30,
 1996, 1997 and 1998...................................................  F-31

Notes to Consolidated Financial Statements.............................  F-32

Financial Statements for MXNet Inc.

Report of Independent Accountants......................................  F-45

Balance Sheets as of May 31, 1997 and November 30, 1997 (unaudited)....  F-46

Statements of Operations for the Year Ended May 31, 1997 and for the
 Six Months Ended November 30, 1996 and 1997 (unaudited)...............  F-47

Statements of Cash Flows for the Year Ended May 31, 1997 and for the
 Six Months Ended November 30, 1996 and 1997 (unaudited)...............  F-48

Statement of Stockholder's Deficit for the Year Ended May 31, 1997.....  F-49

Notes to Financial Statements..........................................  F-50

                       Report of Independent Accountants

To the Stockholder of
 IXnet, Inc.:

In our opinion, the accompanying combined and consolidated balance sheets and the related combined and consolidated statements of operations, cash flows and changes in stockholder's (deficit) equity present fairly, in all material respects, the financial position of IXnet, Inc. (the "Company") at September 30, 1997 and 1998, and the results of its operations and cash flows for the years ended September 30, 1996, 1997, and 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

                                             PricewaterhouseCoopers LLP

New York, New York
May 14, 1999

                                  IXNET, INC.

                    COMBINED AND CONSOLIDATED BALANCE SHEETS

             (Dollar amounts in thousands, except per share amount)

                             ---------------------

                                                   September 30,
                                                 ------------------  March 31,
                                                   1997      1998       1999
                                                 --------  --------  ----------
                                                                     (unaudited)
                    ASSETS
Current assets:
  Cash and cash equivalents....................  $    525  $  1,255   $  4,061
  Trade receivables, less allowance for
   doubtful accounts of $325, $621 and $1,046,
   respectively................................     4,997     9,844     14,814
  Prepaid expenses and other current assets....     2,581     2,707      2,966
                                                 --------  --------   --------
    Total current assets.......................     8,103    13,806     21,841
Property, plant and equipment, net.............    18,581    36,351     47,595
Goodwill, net..................................       860     9,023     54,761
Other assets...................................       102     1,152      1,247
                                                 --------  --------   --------
    Total assets...............................  $ 27,646  $ 60,332   $125,444
                                                 ========  ========   ========
LIABILITIES AND STOCKHOLDER'S (DEFICIT) EQUITY
Current liabilities:
  Accounts payable.............................  $    512    $7,028   $  8,010
  Accrued liabilities..........................     3,344     9,007     18,893
  Current portion of capital leases............     2,723     4,057      4,885
  Current portion of notes payable.............       --        --       4,941
                                                 --------  --------   --------
    Total current liabilities..................     6,579    20,092     36,729
Note payable to parent.........................    20,072    43,629     25,522
Lease obligations, net of current portion......     9,576    11,570     13,907
Notes payable, net of current portion..........       --        --       7,031
                                                 --------  --------   --------
    Total liabilities..........................    36,227    75,291     83,189
                                                 --------  --------   --------
Commitments and contingencies
Stockholder's (deficit) equity:
  Common stock--$0.01 par value, authorized
   2,000 shares; 1,000 shares issued and
   outstanding.................................       --        --         --
  Paid-in capital..............................    13,323    34,261    112,515
  Accumulated deficit..........................   (22,070)  (49,709)   (69,826)
  Cumulative translation adjustment............       166       489       (434)
                                                 --------  --------   --------
    Total stockholder's (deficit) equity.......    (8,581)  (14,959)    42,255
                                                 --------  --------   --------
    Total liabilities and stockholder's
     (deficit) equity..........................  $ 27,646  $ 60,332   $125,444
                                                 ========  ========   ========

          See Notes to Combined and Consolidated Financial Statements.

                                  IXNET, INC.

               COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS

            (Dollar amounts in thousands, except per share amounts)

                             ---------------------

                                                             Six months ended
                                Year ended September 30,         March 31,
                                ---------------------------  ------------------
                                 1996      1997      1998      1998      1999
                                -------  --------  --------  --------  --------
                                                                (unaudited)
Revenue.......................  $ 3,459  $ 17,838  $ 35,853  $ 15,318  $ 32,611
Cost of revenue...............    4,406    19,823    35,652    15,413    30,934
Sales and marketing expense...    1,057     4,172     8,455     3,213     4,878
General and administrative
 expense......................    2,868     3,439     5,001     2,331     2,815
Depreciation and
 amortization.................      998     3,460     9,060     2,924     9,508
Special charge................      --        --      1,350       --        --
                                -------  --------  --------  --------  --------
    Loss from operations......   (5,870)  (13,056)  (23,665)   (8,563)  (15,524)
Interest expense, net.........     (247)   (2,040)   (3,527)   (1,521)   (4,318)
Other income (expense), net...      --        117        26         3       (18)
                                -------  --------  --------  --------  --------
    Loss before provision for
     income taxes.............   (6,117)  (14,979)  (27,166)  (10,081)  (19,860)
Provision for income taxes....       62       229       473       171       257
                                -------  --------  --------  --------  --------
    Net loss..................  $(6,179) $(15,208) $(27,639) $(10,252) $(20,117)
                                =======  ========  ========  ========  ========
Basic and diluted loss per
 share........................  $(6,179) $(15,208) $(27,639) $(10,252) $(20,117)
                                =======  ========  ========  ========  ========
Basic and diluted weighted
 average number of shares
 outstanding..................    1,000     1,000     1,000     1,000     1,000
                                =======  ========  ========  ========  ========


          See Notes to Combined and Consolidated Financial Statements.

                                  IXNET, INC.

               COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS

                         (Dollar amounts in thousands)

                             ---------------------

                                       Year ended            Six months ended
                                      September 30,              March 31,
                                ---------------------------  ------------------
                                 1996      1997      1998      1998      1999
                                -------  --------  --------  --------  --------
                                                                (unaudited)
Cash flows from operating
 activities:
 Net loss.....................  $(6,179) $(15,208) $(27,639) $(10,252) $(20,117)
 Adjustments to reconcile net
  loss to net cash used in
  operating activities:
   Depreciation and
    amortization..............      817     3,279     6,865     2,508     6,226
   Amortization of goodwill...      181       181     2,195       416     3,282
   Provision for doubtful
    accounts..................      --        325     1,674       378       529
   Changes in operating assets
    and liabilities:
     Trade receivables........   (2,162)   (3,178)   (5,957)   (2,370)   (2,016)
     Prepaid expenses and
      other current assets....     (188)   (2,435)       38       432       616
     Other assets.............      (16)      (36)     (173)     (139)       85
     Accounts payable.........      584      (108)    2,217       172    (1,653)
     Accrued liabilities......      723     2,511     5,687     2,689     1,441
                                -------  --------  --------  --------  --------
     Net cash used in
      operating activities....   (6,240)  (14,669)  (15,093)   (6,166)  (11,607)
                                -------  --------  --------  --------  --------
Cash flows from investing
 activities:
 Capital expenditures.........   (4,858)   (3,495)  (12,930)   (5,680)   (7,683)
 Acquisition of Saturn Global
  Network Holdings Services
  Limited, net of cash
  acquired....................      --        --        --        --    (34,713)
 Other........................      --        --       (842)      --        --
                                -------  --------  --------  --------  --------
   Net cash used in investing
    activities................   (4,858)   (3,495)  (13,772)   (5,680)  (42,396)
                                -------  --------  --------  --------  --------
Cash flows from financing
 activities:
 Financings from parent,
  net.........................    5,552    12,887    23,476     9,333    54,893
 Paid-in capital..............    2,260     5,535     9,478     3,977     5,254
 Principal payments on
  capital leases..............     (221)   (1,818)   (3,125)   (1,376)   (2,152)
 Repayment of notes payable...      --        --        --        --       (555)
                                -------  --------  --------  --------  --------
   Net cash provided by
    financing activities......    7,591    16,604    29,829    11,934    57,440
                                -------  --------  --------  --------  --------
Effect of exchange rate
 changes on cash..............      (36)      469      (234)     (156)     (631)
                                -------  --------  --------  --------  --------
Net (decrease) increase in
 cash.........................   (3,543)   (1,091)      730       (68)    2,806
Cash and cash equivalents,
 beginning of period..........    5,159     1,616       525       525     1,255
                                -------  --------  --------  --------  --------
Cash and cash equivalents, end
 of period....................  $ 1,616  $    525  $  1,255  $    457  $  4,061
                                =======  ========  ========  ========  ========
Cash paid during the period
 for-
 Interest.....................  $   352  $  2,040  $  3,527  $  1,521  $  4,318
Non-cash investing and
 financing activities-
 Capital contributed by
  parent:
   Acquisition of remaining
    20% of International
    Exchange Networks, Ltd....  $   --   $    --   $  4,800  $    --   $    --
   Acquisition of MXNet Inc.,
    net of cash acquired......      --        --      6,660     6,660       --
   Capitalization of note
    payable to parent.........      --        --        --        --     73,000
 Installment purchase of
  indefeasible rights of
  use.........................      --        --      3,600       --        --
 Capital lease obligations
  entered into during the
  period......................    4,633     9,685     6,414     3,489     5,345
Acquisition of Saturn-
 Fair value of assets
  acquired....................  $   --   $    --   $    --   $    --   $ 58,456
 Less: Fair value of
  liabilities assumed and
  note issued.................      --        --        --        --     23,743
                                -------  --------  --------  --------  --------
 Acquisition of Saturn, net
  of cash acquired............  $   --   $    --   $    --   $    --   $ 34,713
                                =======  ========  ========  ========  ========

          See Notes to Combined and Consolidated Financial Statements.

                                  IXNET, INC.

   COMBINED AND CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S (DEFICIT)
                                     EQUITY

                         (Dollar amounts in thousands)

                             ---------------------

                         Common Stock                       Cumulative
                         ------------- Paid-in  Accumulated translation          Comprehensive
                         Shares Amount capital    deficit   adjustment   Total       loss
                         ------ ------ -------- ----------- ----------- -------  -------------
Balance, September 30,
 1995................... 1,000   $--   $  5,528  $   (683)     $ --     $ 4,845
 Paid-in capital........   --     --      2,260       --         --       2,260
 Net loss...............   --     --        --     (6,179)       --      (6,179)   $ (6,179)
 Translation
  adjustment............   --     --        --        --         (36)       (36)        (36)
                         -----   ----  --------  --------      -----    -------    --------
   Total comprehensive
    loss................                                                           $ (6,215)
                                                                                   ========
Balance, September 30,
 1996................... 1,000    --      7,788    (6,862)       (36)       890
 Paid-in capital........   --     --      5,535       --         --       5,535
 Net loss...............   --     --        --    (15,208)       --     (15,208)   $(15,208)
 Translation
  adjustment............   --     --        --        --         202        202         202
                         -----   ----  --------  --------      -----    -------    --------
   Total comprehensive
    loss................                                                           $(15,006)
                                                                                   ========
Balance, September 30,
 1997................... 1,000    --     13,323   (22,070)       166     (8,581)
 Paid-in capital........   --     --     20,938       --         --      20,938
 Net loss...............   --     --        --    (27,639)       --     (27,639)   $(27,639)
 Translation
  adjustment............   --     --        --        --         323        323         323
                         -----   ----  --------  --------      -----    -------    --------
   Total comprehensive
    loss................                                                           $(27,316)
                                                                                   ========
Balance, September 30,
 1998................... 1,000    --     34,261   (49,709)       489    (14,959)
 Paid-in capital
  (unaudited)...........   --     --     78,254       --         --      78,254
 Net loss (unaudited)...   --     --        --    (20,117)       --     (20,117)   $(20,117)
 Translation adjustment
  (unaudited)...........   --     --        --        --        (923)      (923)       (923)
                         -----   ----  --------  --------      -----    -------    --------
   Total comprehensive
    loss (unaudited)....                                                           $(21,040)
                                                                                   ========
Balance, March 31, 1999
 (unaudited)............ 1,000   $--   $112,515  $(69,826)     $(434)   $42,255
                         =====   ====  ========  ========      =====    =======


          See Notes to Combined and Consolidated Financial Statements.

                                  IXNET, INC.

            NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

                             ---------------------

1. Background and Basis of Presentation:

   IXnet, Inc. ("IXnet" or the "Company") provides communications services tailored to the specialized needs of the worldwide financial services community. The Company established and operates an extranet, a global network connecting members of the financial services community as well as multiple offices within the same firm. The Company's services include globally available services including managed voice and data services, switched voice communications and content hosting and distribution of news, research, analytics and market data.

   In connection with an anticipated public offering of the businesses comprising IXnet, the Company was incorporated in Delaware on May 4, 1999, as a wholly owned subsidiary of IPC Information Systems, Inc. ("IPC"). On May 12, 1999, IPC contributed 100% of the outstanding common stock of International Exchange Networks, Ltd. ("IEXN") to the Company.

   IEXN was incorporated in Delaware on March 8, 1993, with 10,000 shares of common stock (par value $0.01) authorized. On June 23, 1995, IPC acquired 2,280 shares of IEXN (80% of the outstanding common stock after the acquisition) and acquired the remaining 560 shares on April 30, 1998. On March 31, 1999, IEXN capitalized to paid-in capital $73.0 million of its then outstanding note payable to IPC.

   MXNet Inc. ("MXNet") was incorporated in Delaware on May 24, 1996, as a wholly owned subsidiary of National Discount Brokers Group, Inc. with 3,000 shares of common stock (par value $0.01) authorized and 100 shares issued and outstanding. On February 13, 1998, IPC acquired the outstanding common stock of MXNet which was contributed to IEXN on May 12, 1999.

   The financial statements present the consolidated financial position, results of operations, changes in stockholder's (deficit) equity and cash flows of IEXN and its subsidiaries combined with the financial position, results of operations, changes in stockholder's deficit and cash flows of MXNet as of and for the periods that they were under common control. Additionally, the financial statements present the issued and outstanding shares of IXnet as if they had been in place for all periods presented. The financial statements include certain corporate expenses (see Note 11) incurred by IPC that have been charged to the Company on a direct or allocated basis. Management believes these allocations are reasonable.

   The Company is currently incurring operating losses, which are expected to continue into the foreseeable future. In addition, as the business grows, additional working capital may be required along with the funding of the Company's capital requirements. IPC has committed to fund such requirements from its cash flows and its Revolving Credit Facility (see Note 9) through September 2000.

   The combined and consolidated financial statements may not be representative of the financial position, results of operations, changes in stockholder's (deficit) equity and cash flows of the Company under future operating agreements with IPC.

                                  IXNET, INC.

                             ---------------------


2. Summary of Significant Accounting Policies:

 Principles of Combination and Consolidation

   The financial statements as of September 30, 1997 and for the years ended September 30, 1996 and 1997, include the historical financial information of IEXN and its consolidated subsidiaries. The financial statements as of September 30, 1998 and March 31, 1999, and for the year ended September 30, 1998 and for the six months ended March 31, 1998 and 1999, combine the historical financial information of IEXN and its consolidated subsidiaries with the historical financial information of MXNet from the date of its acquisition. Intercompany balances and transactions within and between IEXN and MXNet have been eliminated.

 Cash and Cash Equivalents

   The Company places cash with high-credit quality financial institutions. Temporary cash investments with original maturities of three months or less are considered cash equivalents. Temporary cash investments are stated at cost, which approximates fair value. These investments are not subject to significant market risk.

 Revenue Recognition

   Revenue is recognized as services are provided. Installation revenue is deferred and recognized ratably over the average contract term.

 Property, Plant and Equipment

   Property, plant and equipment are stated at cost and depreciated or amortized on a straight-line basis over their estimated useful lives or related contract terms, beginning in the year the asset is placed into service. Direct costs related to the installation of network equipment are capitalized and depreciated over the life of the asset, while on-going maintenance is expensed as incurred.

 Goodwill

   Goodwill represents the excess of the purchase price over the fair value of the identifiable net assets acquired in acquisitions accounted for as purchase acquisitions. Goodwill is amortized on a straight-line basis over the periods benefited. The Company reviews for the impairment of goodwill when events and circumstances indicate the carrying amount of an asset may not be recoverable, based on estimated undiscounted future cash flows compared with the carrying value of goodwill. Goodwill includes the push down of amounts recorded in connection with IPC's acquisitions of IEXN and MXNet.

                                  IXNET, INC.

                             ---------------------


 Income Taxes

   The Company recognizes deferred income taxes for the tax consequences in future years of differences between the tax bases of assets and liabilities and the financial reporting amounts at each year end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount that is "more likely than not" to be realized. The provision for income taxes is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

   The Company is included in the consolidated federal income tax return of IPC and computes its federal income tax provision on a separate return basis. Under the tax sharing arrangement with its parent, the Company has been reimbursed currently for the benefit derived from inclusion of its tax losses in the consolidated federal income tax return. Any difference between the amount of the federal income tax provision or benefit determined on a separate return basis and the amount received under the tax sharing arrangement is treated as a contribution to paid-in capital.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the amounts of revenues and expenses during the period reported. Actual results could differ from those estimates.

 Foreign Currency Translation Adjustment

   The balance sheets and statements of operations of the Company's foreign operations are recorded using the local currency as the functional currency. Assets and liabilities of these foreign operations are translated at the year-end exchange rates and revenue and expense amounts are translated at the average rates of exchange prevailing during the periods reported. Translation adjustments arising from the use of differing exchange rates from period to period are included in the cumulative translation adjustment account in stockholder's (deficit) equity.

 Unaudited Interim Financial Statements

   In the opinion of management, the accompanying unaudited interim financial statements include all necessary adjustments for a fair presentation of the financial position of the Company as of March 31, 1999, and the results of its operations and its cash flows for the six months ended March 31, 1998 and 1999, in conformity with generally accepted accounting principles applied on a consistent basis. The results of operations for the six months ended March 31, 1998 and 1999 are not necessarily indicative of the results to be expected for the full year.

                                  IXNET, INC.

                             ---------------------


 Earnings Per Share

   Basic and diluted loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during each period. Historical per share data has been computed to reflect the shares of IXnet issued on May 4, 1999 as if they had been issued and outstanding for all periods presented.

 Effects of Recently Issued Accounting Standards

   In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The disclosures prescribed by SFAS No. 131 will be effective for the Company's year ending September 30, 1999. Financial statement disclosures for prior periods are required to be restated. The Company is in the process of evaluating the disclosure requirements. The adoption of SFAS No. 131 will have no impact on the Company's financial position, results of operations or cash flows.

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. This standard is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company does not currently use derivative financial instruments.

   In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company does not anticipate the adoption of this standard to have a material effect on its financial position, results of operations or cash flows.

3. Comprehensive Loss:

   Effective October 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." This statement requires the Company to include within its financial statements information on comprehensive income, which is defined as all activity impacting equity from non-owner sources. For the Company, comprehensive loss includes net loss and foreign currency translation adjustments.

                                  IXNET, INC.

                             ---------------------


   The Company's total comprehensive loss for the six months ended March 31, 1998 and 1999 was as follows (in thousands):

                                                            Six months ended
                                                                March 31,
                                                            ------------------
                                                              1998      1999
                                                            --------  --------
                                                               (unaudited)
   Net loss................................................ $(10,252) $(20,117)
   Translation adjustment..................................      163      (923)
                                                            --------  --------
   Total comprehensive loss................................ $(10,089) $(21,040)
                                                            ========  ========

4. Acquisitions:

 IEXN

   During June 1995, IPC acquired an 80% interest in IEXN for $5.5 million in cash. The acquisition was accounted for using the purchase method of accounting and resulted in $1.3 million of goodwill of which $860,000 and $679,000 remains at September 30, 1997 and 1998, respectively. Under the initial acquisition agreement, the Company is obligated to pay additional consideration to former shareholders using a formula based upon operating results of IPC and IXnet and IPC's market capitalization through the second, third or fourth quarters of fiscal 2000. Based upon data as of March 31, 1999, the Company's obligation calculated under this agreement is not material. In April 1998, IPC acquired the remaining 20% interest in IEXN held by two management shareholders in exchange for 457,140 shares of IPC common stock, valued at $4.8 million. The acquisition of the remaining interest was accounted for using the purchase method of accounting and resulted in $4.8 million of goodwill of which $4.4 million remains at September 30, 1998. IEXN goodwill is being amortized over seven years from the date of the original acquisition.

 MXNet

   In February 1998, IPC acquired, by the issuance of a promissory note in the amount of $6.7 million, all of the issued and outstanding common stock of MXNet, a wholly-owned subsidiary of National Discount Brokers Group, Inc. The promissory note plus accrued interest was paid on April 8, 1998. This acquisition was accounted for using the purchase method of accounting and resulted in $5.5 million of goodwill of which $4.0 million remains at September 30, 1998.

   In conjunction with the MXNet acquisition, the fair value of MXNet's assets, net of cash acquired, of $1.8 million and liabilities assumed of $731,000 were excluded from the 1998 combined and consolidated statement of cash flows.

                                  IXNET, INC.

                             ---------------------


   The following unaudited pro forma statement of operations data for the years ended September 30, 1997 and 1998, gives effect to the acquisition of MXNet as if it had occurred on October 1, 1996 and 1997, respectively (in thousands):

                                                               Year ended
                                                              September 30,
                                                            ------------------
                                                              1997      1998
                                                            --------  --------
   Revenue................................................. $ 18,663  $ 36,386
   Loss before provision for income taxes.................. $(18,804) $(28,669)

   Pro forma adjustments include: (i) financial results of MXNet for the year ended September 30, 1997; (ii) financial results of MXNet from October 1, 1997 to the date of acquisition; and (iii) amortization of goodwill over 2.25 years. The pro forma financial information presented above is not necessarily indicative of the operating results which would have been achieved had the acquisition occurred at October 1, 1996 or 1997, or of the results to be achieved thereafter.

 Saturn Global Network Services Holdings Ltd.

   On December 18, 1998, the Company acquired all of the issued and outstanding common shares of Saturn Global Network Services Holdings Limited ("Saturn") from Marshalls 106 Limited ("Marshalls") (the "Saturn Acquisition"). The purchase price included the payment of cash in the amount of $35.7 million (paid by the Company through borrowings from IPC) and the issuance by the Company of a promissory note, guaranteed by IPC, in the amount of $7.5 million bearing interest at the UK Sterling Base Rate, as defined, plus three percent and payable over three years (the "Marshalls Note"). In addition, the Company assumed indebtedness of Saturn due to Marshalls in the amount of $5.0 million payable over 24 months with interest at 9.25% (the "Saturn Note").

   Saturn, a UK holding company, owns telecommunication network operating subsidiaries in the United Kingdom, USA, Hong Kong, Australia, Japan and Singapore. It had an established business of selling managed premium grade voice and data communication services to the financial community, similar to IXnet, but focused in Europe and the Asia/Pacific region. The acquisition was accounted for using the purchase method of accounting and resulted in $49.2 million of goodwill.

   The following unaudited pro forma statement of operations data for the six months ended March 31, 1998 and 1999 gives effect to the Saturn Acquisition as if it had occurred on October 1, 1997 and 1998, respectively (in thousands):

                                                            Six months ended
                                                                March 31,
                                                            ------------------
                                                              1998      1999
                                                            --------  --------
                                                               (unaudited)
   Revenue................................................. $ 27,977  $ 37,370
   Loss before provision for income taxes.................. $(15,414) $(22,547)

                                  IXNET, INC.

                             ---------------------


   Pro forma adjustments include (i) amortization of goodwill over 10 years;
(ii) interest expense on the Saturn Note and the Marshalls Note; and (iii) interest expense on borrowings from IPC at a U.S. bank prime rate plus one quarter of one percent. The pro forma financial information presented above is not necessarily indicative of the operating results which would have been achieved had the Saturn Acquisition occurred on October 1, 1997 or 1998, or of the results to be achieved thereafter.

5. IPC Merger and Special Charge:

   On April 30, 1998, Arizona Acquisition Corp. ("AAC") was merged into IPC (the "Merger"). In connection with the Merger, IPC issued $247.4 million aggregate principal amount at maturity of 10 7/8% Senior Discount Notes due 2008 (the "Notes"). The Notes were issued under an indenture between IPC, as issuer, and United States Trust Company of New York, as trustee. The indenture contains various covenants and conditions which impose limitations on IPC and its subsidiaries (including IXnet), including, (i) indebtedness, (ii) restricted payments, (iii) dividends, (iv) issuance and sale of capital stock of subsidiaries, (v) issuance of guarantees by subsidiaries, (vi) certain transactions with shareholders and affiliates, (vii) liens, (viii) sale-leaseback transactions, (ix) asset sales, and (x) maintaining various financial ratios.

   In connection with the Merger, IEXN incurred a special charge for bonuses ($475,000) and the cancellation of IPC stock options ($875,000) related to its employees.

6. Property, Plant and Equipment:

   Property, plant and equipment is comprised of the following (in thousands):

                                                     September 30,   March 31,
                                                    --------------- -----------
                                       Useful Lives  1997    1998      1999
                                       ------------ ------- ------- -----------
                                                                    (unaudited)
Network equipment..................... 2 to 5 years $ 3,871 $15,893   $25,150
Network equipment under capital
 leases...............................      5 years  14,303  20,717    26,062
Indefeasible rights of use............     IRU term     434   4,448     4,658
Machinery and equipment...............      5 years   1,331   3,321     4,627
Furniture and fixtures................      5 years     389     550       760
Leasehold improvements................   Lease term   1,592   2,127     2,349
                                                    ------- -------   -------
  Total depreciable property, plant
   and equipment......................               21,920  47,056    63,606
  Less accumulated depreciation and
   amortization.......................                3,864  10,719    16,567
                                                    ------- -------   -------
                                                     18,056  36,337    47,039
  Construction in progress............                  525      14       556
                                                    ------- -------   -------
                                                    $18,581 $36,351   $47,595
                                                    ======= =======   =======

                                  IXNET, INC.

                             ---------------------


   Included in accumulated depreciation and amortization at September 30, 1997 and 1998, and March 31, 1999 was $2.4 million, $5.8 million, and $8.2 million, respectively, representing accumulated depreciation of network equipment under capital leases.

7. Benefit Plans:

 Pension Plans

   The Company participates in IPC's defined contribution plan covering all eligible US employees. According to plan provisions, IPC contributions are discretionary and are subject to approval by IPC's board of directors. Eligible employees may contribute up to 15% of their annual compensation. The Company was charged $16,000, $48,000 and $103,000 in connection with IPC's contributions to the plan on behalf of the Company's employees for the years ended September 30, 1996, 1997 and 1998, respectively.

 IPC's Stock Option and Incentive Plans

   Under IPC's 1994 Stock Option and Incentive Plan (the "1994 Option Plan") and 1998 Stock Option Plan (the "1998 Option Plan"), certain employees of the Company received grants of stock options.

   A summary of IPC's stock option plan and changes related to employees of the Company as of September 30, 1996, 1997 and 1998 and for the years then ended is presented below.

                                                                        Weighted
                                                                        Average
                                                               Option   Exercise
                                                               Shares    Price
                                                              --------  --------
   Beginning balance (1994 Option Plan)......................  133,000   $ 7.14
     Options granted.........................................  102,000   $ 9.02
     Options forfeited.......................................   (4,000)  $ 9.50
                                                              --------   ------
   Outstanding at September 30, 1996.........................  231,000   $ 7.93
     Options granted.........................................  186,000   $ 7.25
     Options forfeited.......................................  (53,334)  $ 7.53
     Options exercised.......................................  (26,666)  $ 6.83
                                                              --------   ------
   Outstanding at September 30, 1997.........................  337,000   $ 7.71
     Options forfeited.......................................   (4,002)  $ 7.63
     Options exercised.......................................   (4,998)  $ 8.00
     Options exercised and retired at merger................. (328,000)  $ 7.70
     Options granted (1998 Option Plan)......................  401,734   $10.50
                                                              --------   ------
   Outstanding at September 30, 1998.........................  401,734   $10.50
                                                              ========   ======

                                  IXNET, INC.

                             ---------------------


   There were 77,000 and 53,445 options exercisable at September 30, 1996 and 1997, respectively. No options were exercisable at September 30, 1998.

   The weighted average fair value per share of options granted was $4.28, $3.31 and $4.10 for the years ended September 30, 1996, 1997 and 1998, respectively.

   The weighted average contractual life of stock options outstanding at September 30, 1998 was 9.7 years.

   In connection with the Merger, IPC terminated the 1994 Option Plan and replaced it with the 1998 Option Plan. Under the 1998 Option Plan, employees generally vest in stock options over a five-year period, subject to certain accelerated vesting provisions based on IPC common stock achieving specified fair market levels for specified periods.

 Stock-Based Compensation

   IXnet applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock based compensation plans. Accordingly, no compensation expense has been recognized for either stock option plan. The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation". However, in connection with the Merger, the Company recognized compensation expense in the amount of $875,000 in the year ended September 30, 1998, representing payments to IXnet option holders upon cancellation of their IPC stock options. Had compensation expense for employees of the Company receiving stock options under IPC's 1994 and 1998 Option Plans been determined based on the fair value at the grant date for awards in the years ended September 30, 1996, 1997, and 1998, consistent with the provisions of SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below (in thousands):

                                                   Year ended September 30,
                                                   ---------------------------
                                                    1996      1997      1998
                                                   -------  --------  --------
   Net loss--as reported.......................... $(6,179) $(15,208) $(27,639)
   Net loss--pro forma............................ $(6,250) $(15,859) $(28,114)

   The fair value of each option grant is estimated on the date of the grant using the "Black-Scholes Option-Pricing Model" with the following weighted average assumptions used for grants: zero dividend yield and expected volatility of 50% for the years ended September 30, 1996, 1997 and 1998; weighted average risk-free interest rate of 6.45%, 6.01% and 5.61% for the years ended September 30, 1996, 1997 and 1998, respectively; and expected lives of 4 years for the years ended September 30, 1996 and 1997 and 3 years for the year ended September 30, 1998.

                                  IXNET, INC.

                             ---------------------


8. Supplemental Financial Data:

   Prepaid expenses and other current assets include the following (in thousands):

                                                                  September 30,
                                                                  -------------
                                                                   1997   1998
                                                                  ------ ------
   Value added tax recoverable................................... $1,802 $1,211
   Prepaid telecommunication transport lines and circuits........    598    376
   Deposits......................................................    --     750
   Other.........................................................    181    370
                                                                  ------ ------
                                                                  $2,581 $2,707
                                                                  ====== ======

   Accounts payable include the following (in thousands):

                                                                     September
                                                                        30,
                                                                    -----------
                                                                    1997  1998
                                                                    ---- ------
   Installment purchase of IRU..................................... $--  $3,600
   Trade accounts payable..........................................  512  3,428
                                                                    ---- ------
                                                                    $512 $7,028
                                                                    ==== ======

   Accrued liabilities include the following (in thousands):

                                                       September 30,  March 31,
                                                       ------------- -----------
                                                        1997   1998     1999
                                                       ------ ------ -----------
                                                                     (unaudited)
   Carrier costs...................................... $1,323 $3,815   $10,849
   Compensation and benefits..........................    591  2,206     2,178
   Deferred revenue...................................    535    615       935
   Other..............................................    895  2,371     4,931
                                                       ------ ------   -------
                                                       $3,344 $9,007   $18,893
                                                       ====== ======   =======

9. IPC's Revolving Credit Facility:

   All of the Company's capital stock and real and personal property (including tangible and intangible property), are pledged as collateral under IPC's revolving credit agreement.

   In April 1998, IPC entered into a five-year $55.0 million senior collateralized revolving credit agreement, as amended, (the "Revolving Credit Facility"), with Morgan Stanley Senior Funding, Inc., as syndication agent, General Electric Capital Corporation, as Administration Agent, and other lender parties, to be used for working capital and other general corporate purposes. The Revolving Credit Facility is subject to borrowing base limitations based upon eligible accounts receivable and inventory. At September 30, 1998, the borrowing base under the Revolving Credit Facility

                                  IXNET, INC.

                             ---------------------

approximated $33.6 million of which $29.6 million was available to be borrowed. The Revolving Credit Facility provides a $10.0 million sublimit for the issuance of letters of credit, of which $4.0 million was outstanding as of September 30, 1998. As of March 31, 1999, the borrowing base was $26.6 million of which $1.7 million was available to be borrowed.

   The Revolving Credit Facility contains various covenants and conditions, including restrictions on (i) asset dispositions, (ii) mergers and acquisitions, (iii) capital expenditures, (iv) restricted payments, (v) the incurrence of indebtedness, (vi) loans and investments, (vii) liens, (viii) certain transactions with affiliates, and (ix) issuance of equity, and (x) requires maintenance of various financial ratios.

10. Commitments and Contingencies:

 Operating Leases

   The Company has entered into various operating leases for real estate, equipment, and telecommunication transport lines and circuits.

   Future minimum lease payments required under noncancellable operating leases at September 30, 1998 are as follows (in thousands):

   Fiscal
   ------
   1999................................................................. $ 8,344
   2000.................................................................   6,510
   2001.................................................................   4,904
   2002.................................................................   2,294
   2003.................................................................   1,858
   Thereafter...........................................................   2,511
                                                                         -------
                                                                         $26,421
                                                                         =======

   Expenses under operating leases were $756,000, $8.3 million and $13.3 million for the years ended September 30, 1996, 1997 and 1998, respectively.

 Indefeasible Rights of Use

   In June 1998, IEXN entered into a 25 year IRU agreement for participation in an international submarine cable system. The purchase price of this IRU was $4.0 million with $400,000 paid during the year ended September 30, 1998, and the remainder due in equal monthly installments of $300,000 commencing in October 1998. As of September 30, 1998, $3.6 million was outstanding. In addition, the agreement provides for the payment of annual operation and maintenance charges.

 Capital Leases

   The Company has entered into capital lease agreements for certain network equipment.

                                  IXNET, INC.

                             ---------------------


   Future minimum lease payments required under noncancellable capital leases at September 30, 1998 are as follows (in thousands):

   Fiscal
   ------
   1999................................................................ $ 5,258
   2000................................................................   4,892
   2001................................................................   4,678
   2002................................................................   2,670
   2003................................................................   1,126
                                                                        -------
                                                                         18,624
   Less, amounts representing interest.................................   2,997
                                                                        -------
   Net present value of minimum lease payments under capital leases.... $15,627
                                                                        =======

 Employment Agreements

   The Company has executed employment contracts with certain senior executives for future services that vary in length up to 5 years, for which the Company has a minimum commitment aggregating $3.6 million at September 30, 1998.

11. Transactions with IPC:

   IPC provided certain corporate functions on behalf of IXnet (relating to accounting, executive management, legal, administrative, human resources, information systems, insurance and other corporate functions). These expenses have been allocated to IXnet based on its direct and indirect utilization of specific services. Indirect expenses were allocated based on IXnet's headcount in proportion to combined IXnet and IPC headcount. Included in general and administrative expenses were $534,000, $853,000 and $1.5 million for the years ended September 30, 1996, 1997 and 1998, respectively. Amounts due to IPC for these expenses are included in note payable to parent.

   Note payable to parent includes net cash advances, payments of third-party liabilities on behalf of IXnet and amounts due for direct and indirect services performed by IPC, offset in part by tax benefits related to IXnet which were utilized by IPC in its consolidated tax return. Interest expense in the amounts of $91,000, $1.1 million and $2.2 million for the years ended September 30, 1996, 1997 and 1998, was charged based on a U.S. bank prime rate plus one quarter of one percent on the average net amount outstanding each month. In addition, the Company uses IPC technicians to install certain network equipment. Costs incurred for these technicians for the years ended September 30, 1996, 1997 and 1998 were $29,000, $250,000 and $325,000, respectively.

   IXnet provides domestic and international long distance telecommunications services to IPC as well as private line services between IPC's domestic locations. Amounts charged to IPC were $18,000, $165,000, and $170,000 for the years ended September 30, 1996, 1997, and 1998, respectively.

                                  IXNET, INC.

                             ---------------------


12. Income Taxes:

   Pre tax earnings consisted of the following (in thousands):

                                                    Year ended September 30,
                                                    ---------------------------
                                                     1996      1997      1998
                                                    -------  --------  --------
   United States................................... $(6,263) $(15,425) $(28,218)
   Foreign.........................................     146       446     1,052
                                                    -------  --------  --------
   Total pretax earnings........................... $(6,117) $(14,979) $(27,166)
                                                    =======  ========  ========

   The provision for income taxes consisted of the following (in thousands):

                                                    Year ended September 30,
                                                    ---------------------------
                                                     1996      1997      1998
                                                    -------  --------  --------
   Current:
     Federal....................................... $   --   $    --   $    --
     State and local...............................     --        --        --
     Foreign.......................................     --        --        358
                                                    -------  --------  --------
                                                    $   --   $    --   $    358
                                                    =======  ========  ========
   Deferred:
     Federal....................................... $   --   $    --   $    --
     State and local...............................     --        --        --
     Foreign.......................................      62       229       115
                                                    -------  --------  --------
                                                         62       229       115
                                                    -------  --------  --------
   Income tax provision............................ $    62  $    229  $    473
                                                    =======  ========  ========

   The components of net deferred tax liabilities are as follows (in thousands):

                                                   September 30,
                         ----------------------------------------------------------------------
                                      1997                                1998
                         ---------------------------------  -----------------------------------
                          United States                      United States
                         ----------------                   -----------------
                         Federal   State   Foreign  Total   Federal    State   Foreign  Total
                         -------  -------  ------- -------  --------  -------  ------- --------
Deferred tax assets:
 Amortization of
  intangibles........... $   --   $   --    $ --   $   --   $    481  $    80   $ --   $    561
 Accounts receivable....     114       19     --       133       217       36     --        253
 Accrued expenses.......      30        5     --        35       477       80     --        557
 Net operating loss.....   8,034    1,344      58    9,436    17,512    2,927     --     20,439
                         -------  -------   -----  -------  --------  -------   -----  --------
   Total deferred tax
    assets..............   8,178    1,368      58    9,604    18,687    3,123     --     21,810
Deferred tax
 liabilities:
 Amortization of
  intangibles...........      23        4     --        27       --       --      --        --
 Excess book over tax
  depreciation..........     473       79     349      901     1,402      234     406     2,042
                         -------  -------   -----  -------  --------  -------   -----  --------
 Net deferred tax
  (liability) asset.....   7,682    1,285    (291)   8,676    17,285    2,889    (406)   19,768
   Less valuation
    allowance...........  (7,682)  (1,285)    --    (8,967)  (17,285)  (2,889)    --    (20,174)
                         -------  -------   -----  -------  --------  -------   -----  --------
   Net deferred tax
    liability........... $   --   $   --    $(291) $  (291) $    --   $   --    $(406) $   (406)
                         =======  =======   =====  =======  ========  =======   =====  ========

                                  IXNET, INC.

                             --------------------


   IEXN and MXNet are included in the IPC consolidated federal income tax return and the benefits of their net operating losses have been realized on such return. Amounts received from IPC in respect of these benefits have been recorded as capital contributions. Such income tax benefits will be recognized in the future to the extent they would be realized on a separate return basis.

   The following table summarizes the significant differences between the U.S. federal statutory income tax rate and the Company's effective tax rate for financial statement purposes.

                                                          Year ended
                                                         September 30,
                                                       ---------------------
                                                       1996    1997    1998
                                                       -----   -----   -----
   U.S. federal statutory income tax rate............. (35.0)% (35.0)% (35.0)%
   State and local taxes, net of federal income tax
    effect............................................  (5.9)   (5.9)   (5.9)
   Change in valuation allowance......................  40.9    41.3    41.2
   Other..............................................   1.0     1.1     1.4
                                                       -----   -----   -----
                                                         1.0 %   1.5 %   1.7 %
                                                       =====   =====   =====

13. Geographic Information:

   The Company operates principally in one industry which involves the operation of an international voice and data network providing a variety of dedicated private line, managed data and switched voice services, which has been specifically designed to meet the specialized telecommunications requirements of the financial trading community.

   Information about the Company's operations by geographic area is as follows (in thousands):

                                                    Year ended September 30,
                                                    ---------------------------
                                                     1996      1997      1998
                                                    -------  --------  --------
   Revenue:
     United States................................. $   683  $  7,733  $ 21,261
     United Kingdom................................   2,776     9,736    12,632
     Other.........................................     --        369     1,960
                                                    -------  --------  --------
                                                    $ 3,459  $ 17,838  $ 35,853
                                                    =======  ========  ========
   Operating loss:
     United States................................. $(6,040) $(13,648) $(25,272)
     Foreign.......................................     170       592     1,607
                                                    -------  --------  --------
                                                    $(5,870) $(13,056) $(23,665)
                                                    =======  ========  ========

                                  IXNET, INC.

                             ---------------------


                                                                  September 30,
                                                                 ---------------
                                                                  1997    1998
                                                                 ------- -------
   Assets:
     United States.............................................. $16,488 $45,362
     United Kingdom.............................................   8,737   8,339
     Other......................................................   2,421   6,631
                                                                 ------- -------
                                                                 $27,646 $60,332
                                                                 ======= =======

   For the years ended September 30, 1996 and 1997, 68% and 45%, respectively, of total revenue was from one customer. For the year ended September 30, 1998, two customers accounted for 37% (23% and 14%, respectively) of total revenue. For the six months ended March 31, 1999, two customers accounted for 25% (14% and 11%, respectively) of total revenue.

                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED

               CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

                          (U.S. dollars in thousands)

                             ---------------------

                                                           April 30, October 31,
                                                             1998       1998
                                                           --------- -----------
                         ASSETS
Current assets:
  Cash and cash equivalents..............................   $  323     $ 1,136
  Accounts receivable....................................    3,688       3,581
  Prepayment.............................................      248         116
  Sales taxes recoverable................................       72          30
                                                            ------     -------
    Total current assets.................................    4,331       4,863
                                                            ------     -------
Non-current assets:
  Property and equipment, net............................    4,936       5,226
  Other assets...........................................       20         --
                                                            ------     -------
    Total non-current assets.............................    4,956       5,226
                                                            ------     -------
Total Assets.............................................   $9,287     $10,089
                                                            ======     =======
          LIABILITIES AND SHAREHOLDER'S DEFICIT
Current liabilities:
  Related party payables.................................   $5,261     $ 5,651
  Current portion of long term debt......................       88         177
  Accounts payable.......................................    4,912       3,016
  Accrued liabilities....................................    3,120       6,636
  Taxation liabilities...................................       86          36
                                                            ------     -------
    Total current liabilities............................   13,467      15,516
                                                            ------     -------
Non-current liabilities:
  Long term debt.........................................      190         325
  Deferred taxation......................................       44          25
                                                            ------     -------
    Total non-current liabilities........................      234         350
                                                            ------     -------
Commitments and contingencies
Shareholder's deficit
  Common shares (par value Pound Sterling 1; authorized
   500,000 shares; issued and outstanding 483,100
   shares)...............................................      784         784
  Accumulated deficit....................................   (6,618)     (8,165)
  Contributed capital....................................    1,041       1,236
  Cumulative foreign currency translation adjustments....      379         368
                                                            ------     -------
    Total shareholder's deficit..........................   (4,414)     (5,777)
                                                            ------     -------
Total Liabilities and Shareholder's Deficit..............   $9,287     $10,089
                                                            ======     =======

    The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED

          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

                          (U.S. dollars in thousands)

                             ---------------------

                                                                Six Months
                                                                   Ended
                                                                October 31,
                                                              ----------------
                                                               1997     1998
                                                              -------  -------
Revenue...................................................... $12,457  $13,966
Cost of products and services................................  10,564   12,074
                                                              -------  -------
Gross profit.................................................   1,893    1,892
Selling, general and administrative..........................   2,936    3,492
                                                              -------  -------
Operating loss...............................................  (1,043)  (1,600)
Interest income..............................................      11        7
Interest expense.............................................     --       (19)
                                                              -------  -------
Loss before income taxes.....................................  (1,032)  (1,612)
Income tax provision (benefit)...............................      91      (65)
                                                              -------  -------
Net loss..................................................... $(1,123) $(1,547)
                                                              =======  =======


    The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED

          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

                          (U.S. dollars in thousands)

                             ---------------------

                                                                 Six Months
                                                                    Ended
                                                                 October 31,
                                                               ----------------
                                                                1997     1998
                                                               -------  -------
Cash flows provided by operating activities:
Net loss.....................................................  $(1,123) $(1,547)
Adjustments to reconcile net loss to operating cash flow:
  Depreciation and amortization..............................      610      792
  Changes in other assets and liabilities:
    Accounts receivable......................................      (13)     107
    Prepayment and other current assets......................       74      175
    Accounts payable.........................................   (1,366)  (1,896)
    Accrued liabilities and other liabilities................    2,828    3,467
                                                               -------  -------
      Net cash flows provided by operating activities........    1,010    1,098
                                                               -------  -------
Cash flows used in investing activities:
  Purchase of property and equipment.........................   (1,002)  (1,082)
                                                               -------  -------
      Net cash flows used in investing activities............   (1,002)  (1,082)
                                                               -------  -------
Cash flows provided by financing activities:
  (Repayment of) proceeds from Marshalls funding.............     (158)     389
  Contributed capital........................................      186      195
  Net long term borrowing....................................      --       224
                                                               -------  -------
      Net cash flows provided by financing activities........       28      808
                                                               -------  -------
Effect of exchange rate changes..............................      423      (11)
                                                               -------  -------
Increase in cash and cash equivalents........................      459      813
Cash and cash equivalents at beginning of period.............      309      323
                                                               -------  -------
Cash and cash equivalents at end of period...................  $   768  $ 1,136
                                                               =======  =======


    The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

                             ---------------------

1. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all necessary adjustments (consisting of normal recurring accruals and appropriate intercompany elimination adjustments) for a fair presentation of the financial position of Saturn Global Network Services Holdings Limited ("Saturn", or the "Company") as of October 31, 1998, and the results of its operations and its cash flows for the six months ended October 31, 1998 and 1997, in conformity with United States generally accepted accounting principles for interim financial information applied on a consistent basis. The results of operations for the six months ended October 31, 1998 and 1997 are not necessarily indicative of the results to be expected for the full year. These financial statements should be read in conjunction with Saturn's audited financial statements for the fiscal year ended April 30, 1998.

2. Effect of Recently Issued Accounting Standards

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. This standard is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company does not currently use derivative financial instruments.

   In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. The Company does not anticipate the adoption of this standard to have a material effect on its financial position, results of operations or cash flows.

3. Comprehensive Income

   Effective October 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." This statement requires the Company to include within its financial statements information on comprehensive income, which is defined as all activity impacting equity from non-owner sources. For the Company, comprehensive income includes net income and foreign currency translation adjustments.

   Total comprehensive loss, net of taxes, was $801,000 and $1.6 million for the six months ended October 31, 1997 and 1998, respectively.

4. Major Suppliers and Customers

   The Company is dependent on a limited number of suppliers of equipment for its telecommunication network. Certain key items of equipment, including routers and data switches are purchased from a single source due to technology, availability, price, quality and other considerations. In the event that a supply of key single-sourced equipment was suddenly delayed or curtailed the Company's ability to develop the common network could be adversely affected in the short term. The Company attempts to mitigate this risk by working closely with key suppliers.

                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED

                             ---------------------


5. Segmental Information

   The Company has adopted SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information" which affects the way the Company reports certain information about its operating segments.

Factors management use to identify the Group reportable segments

   The Group is managed on a regional basis. Management considers each region to be a separate reportable segment. The regions are managed separately because each segment requires different product and marketing strategies and operates under different regulatory environments.

Measurement of segment profit (loss) and segment assets

   The accounting policies adopted by each segment are the same as those described in the summary of significant accounting policies. Saturn's management evaluates performance based on profit (loss) from operations before interest, exchange differences and income taxes.

Segmental analysis

   Summarized financial information concerning the Group's reportable segments is shown in the following table. The "Corporate" column includes corporate related items and income and expense not allocated to reportable segments and is included to reconcile segmental data to total company data.

   The following table presents revenue by geographical region based on billing location and long-lived assets by geographical region based on the location of the assets.

   Segmental analysis for the six months ended October 31, 1997 and 1998:

                           Europe  Australia  USA     Asia   Corporate  Total
                           ------  --------- ------  ------  --------- -------
                                     (U.S. Dollars in thousands)
1997
----
Revenues from customers..  $2,127   $7,690   $1,266  $1,374   $   --   $12,457
Depreciation and
 amortization............     140      458       54      44       --       696
Operating profit (loss)..     (28)     171       32     (89)  (1,129)   (1,043)
Total segment assets.....   2,677    3,882    1,032     767       --     8,358
Capital expenditures.....   1,796      462      431     226       --     2,915
                           Europe  Australia  USA     Asia   Corporate  Total
                           ------  --------- ------  ------  --------- -------
                                     (U.S. Dollars in thousands)
1998
----
Revenues from customers..  $5,013   $4,840   $1,510  $2,603   $   --   $13,966
Depreciation and
 amortization............     338      363       72      95       --       868
Operating profit (loss)..    (203)      55     (496)   (278)    (678)   (1,600)
Total segment assets.....   4,105    2,965    1,409   1,610       --    10,089
Capital expenditures.....     427      440       24     232       --     1,123

                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED

                             ---------------------


6. Subsequent Events

 (a) Sale of the Company

   On December 18, 1998, Marshalls Finance Limited ("Marshalls"), the parent company, completed the sale of the Company to International Exchange Networks Limited ("IEXN"), a subsidiary of IPC Information Systems, Inc.

 (b) Commercial Disputes

   Since the sale of the Company by Marshalls, certain claims have been made by suppliers of telecommunications circuits in relation to alleged payables under commercial arrangements. These claims are being vigorously contested and are in the process of negotiation; costs relating to these claims will be recorded on an actual or estimated basis in the Company's financial statements for the current financial year. The directors believe that the maximum payment that could arise as a result of claims currently in negotiation is approximately $220,000. Had this amount been recorded as an expense in the year in which the related services were allegedly received, cost of sales would have increased for the six month periods ended October 31, 1997 and 1998 by $88,000 and $75,000, respectively.

 (c) Amounts Payable to Marshalls

   At April 30, 1998, the Company owed Marshalls $5.3 million which had increased to $5.7 million at the date of disposal of the Company by Marshalls.

   Since the disposal of the Company by Marshalls:

     (1) An amount of $730,000 was paid on the Company's behalf by IEXN in consideration for the agreement by the Company to reassign this payable amount to IEXN.

     (2) An amount of approximately $5 million was converted into a loan note repayable by the Company to Marshalls in 24 equal monthly installments of $222,000, an effective rate of interest of 9.25%.

                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED

                       Report of Independent Accountants

To the Shareholders of Saturn Global Network Services Holdings Limited:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and of cash flows present fairly, in all material respects, the financial position of Saturn Global Network Services Holdings Limited and its subsidiaries at April 30, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended April 30, 1998, in conformity with generally accepted accounting principles in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards in the United Kingdom, which are substantially consistent with those of the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          PricewaterhouseCoopers

London, United Kingdom
May 11, 1999

                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                             ---------------------

                                                      Years Ended April 30,
                                                     -------------------------
                                                      1996     1997     1998
                                                     -------  -------  -------
                                                        (U.S. Dollars in
                                                           thousands)
Revenues............................................ $18,304  $22,386  $25,116
Cost of products and services.......................  17,302   20,322   22,063
                                                     -------  -------  -------
Gross profit........................................   1,002    2,064    3,053
Selling.............................................     504      858      982
General and administrative..........................     782    2,474    4,177
                                                     -------  -------  -------
Operating loss......................................    (284)  (1,268)  (2,106)
Interest income.....................................      32       34       22
Interest expense....................................     --       --        (2)
                                                     -------  -------  -------
Loss before income taxes............................    (252)  (1,234)  (2,086)
Income taxes........................................      56      (32)    (110)
                                                     -------  -------  -------
Net loss............................................ $  (196) $(1,266) $(2,196)
                                                     =======  =======  =======




  The accompanying notes are an integral part of these consolidated financial statements.

                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED

                          CONSOLIDATED BALANCE SHEETS

                             ---------------------

                                                           April 30,
                                                  ----------------------------
                                                      1997           1998
                                                  -------------  -------------
                                                  (U.S. Dollars in thousands)
                     ASSETS
Current Assets
 Cash and cash equivalents....................... $         309  $         323
 Accounts receivable--British Telecommunications
  plc............................................           --             282
--Others.........................................         2,773          3,406
 Prepayment--British Telecommunications plc......           124            --
--Others.........................................           364            248
 Sales and other taxes recoverable...............            10             72
                                                  -------------  -------------
     Total current assets........................         3,580          4,331
                                                  -------------  -------------
Non-current assets
 Property and equipment net......................         3,989          4,936
 Deferred taxation...............................           --              20
                                                  -------------  -------------
     Total non-current assets....................         3,989          4,956
                                                  -------------  -------------
     Total assets................................ $       7,569  $       9,287
                                                  =============  =============
      LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities
 Related party payables (refer Note 11).......... $       6,558  $       5,261
 Current portion of long term debt...............           --              88
 Accounts payable--British Telecommunications
  plc............................................            92            815
--Others.........................................         2,055          4,097
 Accrued liabilities--British Telecommunications
  plc............................................           --              97
--Others.........................................         1,259          1,427
 Deferred revenue................................         1,209          1,337
 Employee liabilities............................           223            243
 Taxation liabilities............................            27             86
 Other liabilities...............................            24             16
                                                  -------------  -------------
     Total current liabilities...................        11,447         13,467
                                                  -------------  -------------
Non-current liabilities
 Long term debt..................................           --             190
 Deferred taxation...............................           --              44
                                                  -------------  -------------
     Total non-current liabilities...............           --             234
                                                  -------------  -------------
Commitments and Contingencies (refer Note 10)
Shareholder's Deficit
 Common shares (par value (Pounds)1; authorized
  500,000 shares; issued and outstanding 100 at
  April 30, 1997, and 483,100 at April 30,
  1998)..........................................           --             784
 Accumulated deficit.............................        (4,422)        (6,618)
 Contributed Capital.............................           657          1,041
 Cumulative foreign currency translation
  adjustments....................................          (113)           379
 Divisional deficit..............................           --             --
                                                  -------------  -------------
     Total shareholder's deficit.................        (3,878)        (4,414)
                                                  -------------  -------------
     Total Liabilities and Shareholder's
      Deficit.................................... $       7,569  $       9,287
                                                  =============  =============

  The accompanying notes are an integral part of these consolidated financial statements.

                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             ---------------------

                                                      Years Ended April 30,
                                                     -------------------------
                                                      1996     1997     1998
                                                     -------  -------  -------
                                                        (U.S. Dollars in
                                                           thousands)
Cash flows used in operating activities:
 Net loss..........................................  $  (196) $(1,266) $(2,196)
 Adjustments to reconcile net loss to operating
  cash flow:
   Loss on sale of equipment.......................      --       --         6
   Depreciation and amortisation...................      678     1059    1,392
   Deferred Taxation...............................      --       --        24
   Changes in other assets and liabilities
     Accounts receivable--Marshalls................      --     1,742   (2,791)
     --British Telecommunications plc..............      --       --      (292)
     --Others......................................      914     (742)    (961)
     Prepayment--British Telecommunications plc....      174      141       92
     --Others......................................     (113)    (128)      61
     Sales and other taxes recoverable.............        4       37      (67)
     Accounts payable--British Telecommunications
      plc..........................................      --        93      735
     --Others......................................   (3,716)   1,897    2,344
     Accrued liabilities--British
      Telecommunications plc.......................      --       --        95
     --Others......................................    2,150   (1,026)     256
     Deferred revenue..............................      --     1,216      274
     Employee liabilities..........................       88      133       44
     Taxation liabilities..........................      (11)      27       54
     Other liabilities.............................      --        27       (8)
                                                     -------  -------  -------
      Net cash flows (used)/provided by operating
       activities..................................      (28)   3,210     (938)
                                                     -------  -------  -------
Cash flows used in investing activities:
 Purchase of property and equipment................   (1,236)  (2,119)  (2,456)
 Proceeds from disposal and retirement of
  equipment........................................      --         4        6
                                                     -------  -------  -------
      Net cash flows used in investing activities..   (1,236)  (2,115)  (2,450)
                                                     -------  -------  -------
Cash flows provided by financing activities:
 Proceeds from Marshalls funding...................    1,521     (645)   2,925
 Repayment of long term borrowing..................      --       --       (14)
                                                     -------  -------  -------
      Net cash provided/(used) by financing
       activities..................................    1,521     (645)   2,911
                                                     -------  -------  -------
Effect of exchange rate changes....................       42     (745)     491
Increase/(decrease) in cash and cash equivalents...      299     (295)      14
Cash and cash equivalents at beginning of year.....      305      604      309
                                                     -------  -------  -------
Cash and cash equivalents at end of year...........  $   604  $   309  $   323
                                                     =======  =======  =======
Supplemental disclosure of cash flow information:
 Cash paid during the year for:
   Income taxes....................................  $     6  $     1  $    26
   Interest........................................  $   --   $   --   $     2
 Non-cash investing and financing activities:
   Property acquired under capital leases..........  $   --   $   --   $   292
   Intercompany balance settled by issuance of
    common stock...................................  $   --   $   --   $   784

  The accompanying notes are an integral part of these consolidated financial statements.

                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             ---------------------

1. Principal Activities

   Saturn Global Network Services Holdings Limited ("the Company" or "SGNS Limited") was restructured in 1997 as the holding company for the Saturn Global Network Services ("SGN") group of companies. Prior to the formation of SGNS Limited, the SGN group of companies were wholly owned subsidiaries of the Marshalls Finance Limited Group ("Marshalls" or "parent company"). SGN is a provider of international managed services for end to end non switched voice, data and video telecommunications. The extensive international network currently comprises points of presence in over 30 countries, with a worldwide network management center in the United Kingdom.

2. Significant Accounting Policies

   The financial statements of the Company have been prepared under generally accepted accounting principles in the United States. The accounting policies are stated below.

 Basis of Presentation

   The origins of the Company began in Australia in August 1992 with the first SGN company, SGN Pty Limited, a subsidiary of M W Marshall Pty ("MWM") to leverage MWM's experience in addressing complex telecommunication networking needs within the financial services sector. In order to separately identify its telecommunication line of business from its finance activities, in May 1997 Marshalls established a fully recognizable group structure for SGN under the holding company, SGNS Limited.

   Marshalls provides the Company with general and administrative services including legal, finance and other services. These expenses are allocated to the Company based on incremental costs. Management believe these costs allocations were made on a reasonable basis.

   The consolidated financial statements for the 1996 and 1997 fiscal years include the accounts of the SGN group of companies. The consolidated financial statements for the 1998 fiscal year include the accounts of the company and its wholly-owned subsidiaries (the "Group") and reflect the results of operations for the Group from May 1, 1997. All significant inter-company accounts and transactions have been eliminated.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet date and the reported amounts of revenues and expenses in the reporting period. Actual results may differ from the estimates used in the financial statements.

                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED

                             ---------------------


 Translation of Foreign Currencies

   The functional currency is the currency of the country in which the operations are conducted. Assets and liabilities of those operations where the functional currency is not US dollars are translated into US dollars at the exchange rate in effect at the balance sheet date. Non US entity revenues and expenses are translated into US dollars at the average rates that prevailed during the period. The resultant net translation gains and losses are reported as foreign currency translation adjustments in shareholder's deficit.

   Other transactions denominated in foreign currency are translated at the rate prevailing at the time of the transaction. Monetary assets and liabilities denominated in foreign currencies have been translated at rates in effect at the balance sheet date. Gains and losses resulting from transactions in other than the functional currency are reflected in the net loss.

 Income taxes

   Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in future years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded to reduce the deferred tax asset if it is more likely than not that some portion of the asset will not be realised.

 Cash and cash equivalents

   Cash and cash equivalents are defined as highly liquid investments with original maturities of 90 days or less.

 Property and Equipment

   Property and equipment are stated at historical cost less depreciation calculated on a straight-line basis over the expected useful lives of the relevant assets. Major renewals and improvements are capitalised while maintenance and repairs are expensed when incurred. The cost and related accumulated depreciation applicable to assets retired are removed from the accounts and the gain or loss on disposition is recognized in income.

                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED

                             ---------------------


   Depreciation is calculated with reference to expected useful lives, which are generally as follows:

   Leased buildings............................................... 2 to 10 years
   Network assets.................................................  3 to 5 years
   Office equipment and furniture.................................  3 to 5 years
   Computer equipment and software applications...................  3 to 5 years

   The Company evaluates the carrying value of fixed assets not held for sale by considering the future undiscounted cash flow expected to arise from the use of that asset. At the time such evaluations indicate that future cash flows are insufficient to recover the carrying value of such assets the assets are adjusted to their fair value.

 Revenue Recognition

   Communications revenues are recognized when services are rendered in accordance with usage of the Company's network. Certain network services are billed in advance in accordance with the contractual agreement and related revenues are initially deferred and recognized as services are provided.

 Employee Benefits

   The Group operates defined contribution pension plans. Such plans vary according to the customary plan prevailing in the country concerned and the contributions to the schemes are charged in results of operations.

 Financial Instruments

   The Company does not use derivative financial instruments for the purpose of hedging currency risk and managing interest rate exposures which exist as part of ongoing business operations. As a policy, the Company does not engage in speculative or leveraged transactions, nor does the Company hold or issue financial instruments for trading purposes.

 Dividends

   Dividends paid are recognized when declared by the Supervisory Board. Dividends are payable in Pounds Sterling. No dividends have been paid to date.

 Recent Pronouncements

   In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income", which requires that all elements of changes in equity arising from events and transactions with non-owner sources are reported with equal prominence within the financial statements. The Company will adopt

                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED

                             ---------------------

SFAS No. 130 in the financial year ending April 30, 1999, as it is effective for years beginning after December 15, 1997.

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. This standard is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company does not currently use derivative financial instruments.

   In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. The Company does not anticipate the adoption of this standard to have a material effect on its financial position, results of operations or cash flows.

3. Income taxes

   Income tax expense consists of:

                                                                Years Ended
                                                                 April 30,
                                                              ----------------
                                                              1996 1997  1998
                                                              ---- ----  -----
                                                               (U.S. Dollars
                                                               in thousands)
   Currently payable
   United Kingdom............................................ $51  $(31) $ (23)
   International.............................................   5    (1)   (63)
                                                              ---  ----  -----
   Total currently receivable/(payable)......................  56   (32)   (86)
                                                              ---  ----  -----
   Deferred
   United Kingdom............................................ --    --     (24)
   International............................................. --    --     --
                                                              ---  ----  -----
   Total deferred............................................ --    --     (24)
                                                              ---  ----  -----
   Total Benefit/(Provision) for Income Taxes................ $56  $(32) $(110)
                                                              ===  ====  =====

   A reconciliation between income tax credit/(expense) at the mainstream corporation tax rate of 33% for the years ended April 30, 1996 and 1997, and 31% for the year ended April 30, 1998 to the Group's effective tax rate is as follows:

                                                               1996  1997  1998
                                                               ----  ----  ----
                                                                %     %     %
   UK Statutory tax rate......................................  33    33    31
   Differences in tax rates...................................   9     4     5
   Deferred tax valuation allowance adjustments...............  21   (42)  (20)
   Permanent differences...................................... (35)    5   (14)
   Other Differences..........................................  (6)   (3)   (7)
                                                               ---   ---   ---
   Effective tax credit/(expense).............................  22    (3)   (5)
                                                               ===   ===   ===

                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED

                             ---------------------


   The tax effects of the temporary differences and carry forwards that give rise to significant portions of deferred tax assets and liabilities at April 30, 1997 and 1998 are as follows:

                                                                  April 30,
                                                                --------------
                                                                1997    1998
                                                                -----  -------
                                                                (U.S. Dollars
                                                                in thousands)
   Deferred tax assets:
   Operating losses carried forward............................ $ 747  $   960
   Other temporary differences.................................   121      345
                                                                -----  -------
     Total deferred tax asset..................................   868    1,305
   Less: valuation allowances..................................  (868)  (1,285)
                                                                -----  -------
                                                                  --        20
                                                                =====  =======
   Deferred tax liabilities:
   Temporary differences on property and equipment.............   --       (24)
   Other temporary differences.................................   --       (20)
                                                                -----  -------
     Total deferred tax liability..............................   --       (44)
                                                                -----  -------
   Net deferred tax liability.................................. $ --   $   (24)
                                                                =====  =======

   Estimated net operating loss carry forwards at April 30, 1997 and 1998 and their expiration dates are shown below.

                                         1997                    1998
                                ----------------------- -----------------------
                                                 Net                     Net
                                 Expiration   Operating  Expiration   Operating
Country of tax jurisdiction         Dates       loss        Dates       loss
---------------------------     ------------- --------- ------------- ---------
                                          (U.S. Dollars in thousands)
Australia...................... No expiration  $1,570   No expiration  $2,140
Hong Kong...................... No expiration     166   No expiration     166
                                                        30 April 2002
                                                          to 30 April
Japan.......................... 30 April 2002     293            2003     300
Singapore...................... No expiration      14   No expiration      29
                                               ------                  ------
                                               $2,043                  $2,635
                                               ======                  ======

                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED

                             ---------------------


4. Accounts Receivable--Others

   Accounts receivable--others consist of the following:

                                                                 At April 30,
                                                                 --------------
                                                                  1997    1998
                                                                 ------  ------
                                                                 (U.S. Dollars
                                                                 in thousands)
   Accounts receivable--others.................................. $2,775  $3,339
   Less: allowance for doubtful accounts........................    (16)    (50)
                                                                 ------  ------
                                                                  2,759   3,289
   Other receivables............................................     14     117
                                                                 ------  ------
                                                                 $2,773  $3,406
                                                                 ======  ======

5. Property and Equipment

   Property and equipment, which is stated at cost, consists of the following:

                                                                At April 30,
                                                               ----------------
                                                                1997     1998
                                                               -------  -------
                                                                (U.S. Dollars
                                                                in thousands)
   Leased land and buildings.................................. $    65  $   132
   Network assets.............................................   5,777    7,067
   Computer equipment and software applications...............     241      217
   Office equipment and furniture.............................     112      199
                                                               -------  -------
                                                                 6,195    7,615
   Less: accumulated depreciation.............................  (2,206)  (2,679)
                                                               -------  -------
   Property and equipment, net................................ $ 3,989  $ 4,936
                                                               =======  =======

   Total depreciation and amortisation expense for the years ended April 30, 1997 and 1998 amounted to $1.1 million and $1.4 million, respectively. Accumulated depreciation pertaining to leased assets for the years ended April 30, 1997 and 1998 amounted to $nil and $14,000, respectively.

                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED

                             ---------------------


6. Capital Lease Commitments

   The Company leases certain telecommunications equipment under long-term capital leases.

   Future minimum lease payments for assets held under capital lease arrangements at April 30, 1998 are as follows:

   (U.S. Dollars in thousands)
   ---------------------------
   1999.................................................................. $113
   2000..................................................................  113
   2001..................................................................   98
                                                                          ----
   Total minimum lease payments..........................................  324
   Less: amount representing interest....................................  (46)
                                                                          ----
   Present value of minimum lease payments...............................  278
   Less capital lease obligations included in current portion of long-
    term debt............................................................  (88)
                                                                          ----
   Long term capital lease obligations................................... $190
                                                                          ====

7. Financial Instruments

 Fair Value of Financial Instruments

   The carrying amount of accounts receivable and accounts payable, approximates fair value due to the short-term maturity of these instruments.

   The Company invests its excess cash in deposits with major banks throughout the world. The Company has a policy of making investments only with commercial banks that have at least an "A" (or equivalent) credit rating.

 Concentration of Credit Risk

   Concentration of credit risk with respect to trade receivables is limited due to the large number of customers comprising the Company's customer base. Ongoing credit evaluations of customers' financial conditions are performed and generally, no collateral is required. The company maintains reserves for potential credit losses and such losses in the aggregate have not exceeded management's expectations.

                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED

                             ---------------------


8. Statement of Shareholder's Equity

                           Common Stock                          Cumulative
                          --------------                           foreign
                          Number                                  currency                  Total
                            of           Contributed Accumulated translation Divisional shareholder's
                          Shares  Amount   Capital     deficit   adjustment   deficit      deficit
                          ------- ------ ----------- ----------- ----------- ---------- -------------
                                                  (U.S. Dollars in thousands)
Balance at May 1, 1995..      --  $ --     $  --       $   --       $ --      $(2,210)     $(2,210)
Net loss................      --    --        --           --         --         (196)        (196)
Foreign currency
 translation
 adjustment.............      --    --        --           --         --         (153)        (153)
Shareholder
 contribution...........      --    --        --           --         --          284          284
                          ------- -----    ------      -------      -----     -------      -------
Balance at April 30,
 1996...................      --    --        --           --         --       (2,275)      (2,275)
Net loss................      --    --        --        (1,266)       --          --        (1,266)
Foreign currency
 translation
 adjustment.............      --    --        --           --          25         --            25
Effect of reorganization
 (i)....................      100   --        284       (3,156)      (138)      2,275         (735)
Shareholder
 contribution...........      --    --        373          --         --          --           373
                          ------- -----    ------      -------      -----     -------      -------
Balance at April 30,
 1997...................      100   --        657       (4,422)      (113)        --        (3,878)
New issue...............  483,000   784       --           --         --          --           784
Net loss................      --    --                  (2,196)       --          --        (2,196)
Foreign currency
 translation
 adjustment.............      --    --        --           --         492         --           492
Shareholder
 contribution...........      --    --        384          --         --          --           384
                          ------- -----    ------      -------      -----     -------      -------
Balance at April
 30,1998................  483,100 $ 784    $1,041      $(6,618)     $ 379         --       $(4,414)
                          ======= =====    ======      =======      =====     =======      =======

---------------------
(i) Refer to Note 2: Basis of Presentation

 Authorised Share Capital

   There is only one class of share--Ordinary Shares of (Pounds)1 each. The rights attaching to these shares are set out in the Articles of Association and The Companies (Tables A to F) Regulations 1985.

   There are no unusual or special rights conferred upon the shares. The only rights ascribed to the shares are those exercisable under UK Company Law.

 Foreign Currency Translation Adjustment

   The equity account includes the results of translating all balance sheet assets and liabilities at current exchange rates. Income statement items are translated at the average exchange rate for the

                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED

                             ---------------------

period. The foreign currency translation adjustment is $(153,000), $25,000 and $492,000 for the years ended April 30, 1996, 1997 and 1998, respectively.

   Net currency transaction loss/(gain) included in net loss for the years ended April 30, 1996, 1997 and 1998 were $(682,000), $447,000 and $1.0 million respectively.

9. Employee Benefits

 Defined contribution plans

   The Group sponsors various defined contribution schemes that cover the majority of world-wide employees. The percentage contribution rate varies according to seniority, age, length of service and local country standards. Total Group contributions charged to income for defined contribution plans for the years ended April 30, 1996, 1997 and 1998 were $15,000, $34,000 and
$68,000, respectively.

10. Commitments and Contingent Liabilities

   Rentals for office space and commitments under supplier contracts amounted to approximately $15.9 million, $18.2 million and $19.9 million in the years ended April 30, 1996, 1997 and 1998 respectively.

   At April 30, 1998 the approximate future minimum lease payments under non-cancellable operating leases that have initial or remaining non-cancellable lease terms in excess of one year were as follows:

   (U.S. Dollars in thousands)
   ---------------------------
   1999................................................................. $4,224
   2000.................................................................    431
                                                                         ------
                                                                         $4,655
                                                                         ======

   There are no material contingent liabilities that have not been provided for in these financial statements.

11. Related Party Transactions

   In the normal course of business, the Company engaged in several transactions with Marshalls. The Company received revenues of $10.8 million, $9.3 million and $7.7 million from Marshalls for providing network services for the years ended April 30, 1996, 1997 and 1998. Trade receivables from Marshalls in respect of these services at April 30, 1996, 1997 and 1998 were $1.4 million, $1.5 million and $1.7 million, respectively.

                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED

                             ---------------------


   The Company occupies certain office space where the lessee is Marshalls. The Company reimbursed Marshalls rent expense of $39,000, $126,000 and $151,000 for the years ended April 30, 1996, 1997 and 1998, respectively. Had the Company sub-leased the office space as an unaffiliated entity, management estimates that additional rent expense would have been $210,000, $227,000 and $229,000 for the years ended April 30, 1996, 1997 and 1998, respectively, which has been reflected in these accounts. In respect of office space under a non-cancellable sub-lease with a Marshalls Group related entity, the Company reimbursed charges of $102,000 for the year ended April 30, 1998 and under the terms of the lease there is no renewal option.

   As disclosed in Note 2, Marshalls provides the Company with general and administrative services including legal, finance and other services. For the years ended April 30, 1996, 1997 and 1998 the costs amounted to $74,000, $146,000 and $225,000, respectively.

   In 1995, the Company received an advance from Marshalls in the form of a non-interest bearing loan. The loan has no formal repayment term.

   Details of amounts outstanding under the loan, and the net trading balance with Marshalls are shown below:

                                               Non interest Net trading
                                               bearing loan   balance   Total
                                               ------------ ----------- ------
                                                 (U.S. dollars in thousands)
Balance at April 30, 1996.....................    $5,157      $   780   $5,937
  Repayment of funds advanced.................      (645)         --      (645)
  Amounts invoiced to Marshalls companies.....       --        (9,347)  (9,347)
  Settlements/other transactions..............       --        10,245   10,245
  Effect of exchange rate changes.............       368          --       368
                                                  ------      -------   ------
Balance at April 30, 1997.....................     4,880        1,678    6,558
  Additional funds advanced...................     2,925          --     2,925
  Capitalisation of new issue of common
   stock......................................      (784)         --      (784)
  Amounts invoiced to Marshalls companies.....       --        (7,648)  (7,648)
  Settlements/other transactions..............       --         4,473    4,473
  Effect of exchange rate changes.............        49         (312)    (263)
                                                  ------      -------   ------
Balance at April 30, 1998.....................    $7,070      $(1,809)  $5,261
                                                  ======      =======   ======
  Average quarterly inter-company balance
   during year April 30, 1998.................    $6,217      $  (416)  $5,801
                                                  ======      =======   ======

                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED

                             ---------------------


   During the period covered by these financial statements, substantially all of the Company's assets were pledged as collateral under certain financing agreements entered into by Marshalls. These financing agreements limited the Company from incurring additional indebtedness and liens on assets. The Company was released from these obligations on December 18, 1998.

   British Telecommunications, plc ("BT") had until December 18,1998, an indirect interest in the Company through its 30.7% shareholding interest in Marshalls. In 1996, 1997 and 1998, the Company received revenues of $nil, $nil and $645,000, respectively, from BT for providing network management services to its customers. In addition the cost of services provided by BT for network services to the company was $2.9 million, $2.8 million and $2.6 million for the years ended April 30, 1996, 1997 and 1998, respectively. In the normal course of business, the Company leases circuits under non-cancellable operating leases from BT. The future rental payments of approximately $729,000 under the leases are included in the table of future minimum lease payments (see Note 10).

12. Segmental Information

   The Company has adopted SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information", which affects the way the Company reports certain information about its operating segments.

 Factors management use to identify the Group reportable segments

   The Group is managed on a regional basis. Management considers each region to be a separate reportable segment. The regions are managed separately because each segment requires different product and marketing strategies and operates under different regulatory environments.

 Measurement of segment profit (loss) and segment assets

   The accounting policies adopted by each segment are the same as those described in the summary of significant accounting policies. Saturn's management evaluates performance based on profit (loss) from operations before interest, exchange differences and income taxes.

 Segmental analysis

   Summarised financial information concerning the Group's reportable segments is shown in the following table. The "Corporate" column includes corporate related items and income and expense not allocated to reportable segments and is included to reconcile segmental data to total company data.

   The following table presents revenue by geographical region based on billing location and long-lived assets by geographical region based on the location of the assets.

                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED

                             ---------------------


 Segmental analysis for the year ended April 30, 1996

                           Europe  Australia  USA     Asia   Corporate  Total
                           ------  --------- ------  ------  --------- -------
                                     (U.S. Dollars in thousands)
Revenues from customers..  $  --    $17,546  $  758  $  --    $  --    $18,304
Depreciation and
 amortization............      17       625      36     --       --        678
Operating profit (loss)..     (89)       43    (206)    (52)      20      (284)
Total segment assets.....     114     6,180     257      60      --      6,611
Capital expenditures.....      40       995     184      17      --      1,236

 Segmental analysis for the year ended April 30, 1997

                           Europe  Australia  USA     Asia   Corporate  Total
                           ------  --------- ------  ------  --------- -------
                                     (U.S. Dollars in thousands)
Revenues from customers..  $  --    $20,972  $1,706  $ (292)  $  --    $22,386
Depreciation and
 amortization............      34       923      86      16      --      1,059
Operating profit (loss)..      57       363     (76)   (409)  (1,203)   (1,268)
Total segment assets.....     116     6,279     632     542      --      7,569
Capital expenditures.....      51     1,743     117     208      --      2,119

 Segmental analysis for the year ended April 30, 1998

                           Europe  Australia  USA     Asia   Corporate  Total
                           ------  --------- ------  ------  --------- -------
                                     (U.S. Dollars in thousands)
Revenues from customers..  $9,309   $10,026  $2,717  $3,064   $  --    $25,116
Depreciation and
 amortization............     332       806     123     117       14     1,392
Operating profit (loss)..     296       167      26    (162)  (2,433)   (2,106)
Total segment assets.....   3,452     3,269   1,113   1,413       40     9,287
Capital expenditures.....     726       707     537     483        3     2,456

13. Major Suppliers and Customers

   The Company is substantially dependent on a limited number of suppliers of equipment for its telecommunication network. Certain key items of equipment, including routers and data switches are purchased from a single source due to technology, availability, price, quality and other considerations. In the event that a supply of key single-sourced equipment was suddenly delayed or curtailed the Company's ability to develop its common network could be adversely affected in the short term. The Company attempts to mitigate this risk by working closely with key suppliers.

   The Company is also substantially dependent on sales to Marshalls, in the years ended April 30, 1996, 1997 and 1998, approximately 58%, 42% and 30%, respectively, of total revenues were generated from sales to Marshalls.

                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED

                             ---------------------


14. Subsequent events

 (a) Sale of the Company

   On December 18, 1998 Marshalls Finance Limited, the parent company, completed the sale of the Company to International Exchange Networks Limited, a subsidiary of IPC Information Systems Inc.

 (b) Commercial disputes

   Since the sale of the company by Marshalls certain claims have been made by suppliers of telecommunications circuits in relation to amounts allegedly payable under commercial arrangements. These claims are being vigorously contested and are in the process of negotiation; costs relating to these claims will be recorded on an actual or estimated basis in the Company's financial statements for the current financial year. The directors believe that the maximum payment that could arise as a result of claims currently in negotiation is approximately $220,000. Had this amount been recorded as an expense in the year in which the related services were allegedly received, cost of sales would have increased in the year ended April 30, 1997 by $45,000 and in the year ended April 30, 1998 by $175,000.

 (c) Amounts payable to Marshalls

   At April 30, 1998, the company owed Marshalls $5.3 million, and this amount increased to $5.7 million at the date of disposal of the company by Marshalls.

   Since the disposal of the company by Marshalls;

     (1) An amount of $730,000 was paid on the company's behalf by iXnet in consideration for the agreement by the company to reassign this payable amount to iXnet.

     (2) An amount of $5.0 million was converted into a Loan Note repayable by the Company to Marshalls in 24 equal monthly instalments of $222,000, an effective rate of interest of 9.25%.

                       Report of Independent Accountants

To the Stockholder of
 MXNet Inc.:

In our opinion, the accompanying balance sheet and the related statements of operations, cash flows and stockholder's deficit present fairly, in all material respects, the financial position of MXNet Inc. (the "Company") at May 31, 1997, and the results of its operations and cash flows for the year then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

                                             PricewaterhouseCoopers LLP

New York, New York
April 15, 1999

                                   MXNET INC.

                                 BALANCE SHEETS
            (Dollar amounts in thousands, except per share amounts)

                             ---------------------

                                                  May 31, 1997 November 30, 1997
                                                  ------------ -----------------
                                                                  (unaudited)
                     ASSETS
Current assets:
  Cash..........................................    $   275         $   137
  Accounts receivable...........................        --              180
  Rebilled expenses.............................         35             147
  Prepaid expenses..............................         55              50
  Officer loan receivable.......................        --               60
                                                    -------         -------
    Total current assets........................        365             574
Fixed assets, net...............................      1,323           1,604
Other assets....................................         10              10
                                                    -------         -------
    Total assets................................    $ 1,698         $ 2,188
                                                    =======         =======
     LIABILITIES AND STOCKHOLDER'S DEFICIT
Current liabilities:
  Accounts payable and accrued expenses.........    $   106         $   185
  Due to affiliates, net........................      2,380           3,200
                                                    -------         -------
    Total current liabilities...................      2,486           3,385
                                                    -------         -------
Commitments and contingencies
Stockholder's deficit:
  Common stock, par value $.01, 3,000 shares
   authorized, 100 shares issued and
   outstanding..................................        --              --
  Contributed capital...........................        450             685
  Accumulated deficit...........................     (1,238)         (1,882)
                                                    -------         -------
    Total stockholder's deficit.................       (788)         (1,197)
                                                    -------         -------
    Total liabilities and stockholder's
     deficit....................................    $ 1,698         $ 2,188
                                                    =======         =======

   The accompanying notes are an integral part of these financial statements.

                                   MXNET INC.

                            STATEMENTS OF OPERATIONS
            (Dollar amounts in thousands, except per share amounts)

                             ---------------------

                                                                      Six
                                                      Year Ended Months Ended
                                                       May 31,   November 30,
                                                         1997     1996    1997
                                                      ---------- ------  ------
                                                                  (unaudited)
Revenues:
  Web site design and consulting....................   $   347   $  116  $  153
  Subscription and royalties........................         8      --      433
                                                       -------   ------  ------
    Total revenues..................................       355      116     586
                                                       -------   ------  ------
Operating expenses:
  Payroll and related costs.........................       808      354     534
  Selling, general and administrative...............       448      159     390
  Depreciation and amortization.....................       318       81     306
                                                       -------   ------  ------
    Total operating expenses........................     1,574      594   1,230
                                                       -------   ------  ------
    Net loss........................................   $(1,219)  $ (478) $ (644)
                                                       =======   ======  ======


   The accompanying notes are an integral part of these financial statements.

                                   MXNET INC.
                            STATEMENTS OF CASH FLOWS
                         (Dollar amounts in thousands)

                             ---------------------

                                                                 Six Months
                                                     Year Ended     Ended
                                                      May 31,   November 30,
                                                        1997     1996    1997
                                                     ---------- -------  -----
                                                                 (unaudited)
Cash flows from operating activities:
  Net loss..........................................  $(1,219)  $  (478) $(644)
  Adjustments to reconcile net loss to net cash used
   in operating activities:
    Depreciation and amortization...................      318        81    306
    Changes in operating assets and liabilities:
      Accounts receivable...........................      --        --    (180)
      Rebilled expenses.............................      (35)      --    (112)
      Prepaid expenses..............................      (54)        1      5
      Other assets..................................      (10)      (13)   --
      Accounts payable and accrued expenses.........      102        54     79
                                                      -------   -------  -----
         Net cash used in operating activities......     (898)     (355)  (546)
                                                      -------   -------  -----
Cash flows from investing activities:
  Purchase of fixed assets..........................   (1,641)   (1,099)  (587)
                                                      -------   -------  -----
         Net cash used in investing activities......   (1,641)   (1,099)  (587)
                                                      -------   -------  -----
Cash flows from financing activities:
  Due to affiliates.................................    2,372     1,319    820
  Contributed capital...............................      442       167    235
  Loan to officer...................................      --        --     (60)
                                                      -------   -------  -----
         Net cash provided by financing activities..    2,814     1,486    995
                                                      -------   -------  -----
         Net increase (decrease) in cash for the
          period....................................      275        32   (138)
Cash, beginning of period...........................      --        --     275
                                                      -------   -------  -----
Cash, end of period.................................  $   275   $    32  $ 137
                                                      =======   =======  =====

   The accompanying notes are an integral part of these financial statements.

                                   MXNET INC.

                       STATEMENT OF STOCKHOLDER'S DEFICIT
              (Dollar amounts in thousands, except share amounts)

                             ---------------------

                                 Common Stock
                                 ------------- Contributed Accumulated
                                 Shares Amount   Capital     Deficit    Total
                                 ------ ------ ----------- ----------- -------
Balance at June 1, 1996.........  100    $--      $  8       $   (19)  $   (11)
Contributed capital.............  --      --       442           --        442
Net loss........................  --      --       --         (1,219)   (1,219)
                                  ---    ----     ----       -------   -------
Balance at May 31, 1997.........  100    $--      $450       $(1,238)  $  (788)
                                  ===    ====     ====       =======   =======




   The accompanying notes are an integral part of these financial statements.

                                   MXNET INC.

                         NOTES TO FINANCIAL STATEMENTS

                             ---------------------

1. Organization and Basis of Presentation:

   MXNet Inc. (the "Company") was incorporated in the State of New Jersey on May 24, 1996, as a wholly-owned subsidiary of the Sherwood Group, Inc. ("SGI") which is a wholly-owned subsidiary of National Discount Brokers Group, Inc. ("NDB") under the name Market Distribution Concepts, Inc., which was subsequently changed to MXNet Inc. The Company is engaged in the business of the delivery of certain licensed information through its network as well as design and consultation work associated with the development and maintenance of a web site for NDB.

   The financial statements include certain corporate expenses (see Note 4) incurred by SGI that have been charged to the Company on a direct or allocated basis. Management believes these allocations are reasonable. The financial statements may not necessarily reflect the results of operations, financial position, changes in stockholder's deficit and cash flows of the Company had it been a separate, stand-alone entity during the periods presented.

   As discussed in Note 8, all of the outstanding shares of the Company were acquired by IPC Information Systems, Inc. in February 1998. The accompanying financial statements do not reflect any adjustments in connection with the sale.

2. Significant Accounting Policies:

 Revenue Recognition

   The Company's revenue has been derived primarily from consulting fees earned in connection with web site design and subscription and royalty fees earned in connection with the delivery of licensed information on the Company's network. Revenue from consulting and design work is recognized as services are provided. Royalty and subscription revenue are recognized monthly based on contractual royalty fees per number of subscribers.

 Fixed Assets

   Computer equipment and furniture and fixtures are depreciated using the straight-line method over their estimated useful lives ranging from two to three years. The cost of additions and betterments are capitalized, and repairs and maintenance costs are charged to selling, general and administrative expense in the period incurred. Leasehold improvements are amortized over the shorter of their useful life or the lease term.

 Cash

   The Company maintains its cash balance in a high-credit quality financial institution.

                                  MXNET, INC.

                             ---------------------


 Rebilled Expenses

   Rebilled expenses represent expenses incurred by the Company on behalf of its customers that are subsequently reimbursed by customers. Rebilled expenses are excluded from the statements of operations.

 Concentration of Credit Risk

   For the year ended May 31, 1997 and the six months ended November 30, 1996 (unaudited), revenue earned from NDB accounted for all of the Company's revenue (see Note 4). For the six months ended November 30, 1997, revenue earned from NDB accounted for approximately 26% (unaudited) of the Company's revenue and one unrelated customer accounted for approximately 74% (unaudited) of the Company's revenue.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates. Significant estimates made by the Company include the useful lives and recoverability of fixed assets.

 Income Taxes

   The Company recognizes deferred income taxes for the tax consequences in future years of differences between the tax bases of assets and liabilities and the financial reporting amounts at each year end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount that is "more likely than not" to be realized. The provision for income taxes is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

   The Company is included in the consolidated federal income tax return of NDB and computes its federal income tax provision on a separate return basis.

 Unaudited Interim Financial Statements

   In the opinion of management, the accompanying unaudited interim financial statements include all necessary adjustments for a fair presentation of the financial position of the Company as of November 30, 1997, and the results of its operations and its cash flows for the six months ended November 30, 1996 and 1997, in conformity with generally accepted accounting principles

                                  MXNET, INC.

                             ---------------------

applied on a consistent basis. The results of operations for the six months ended November 30, 1996 and 1997 are not necessarily indicative of the results to be expected for the full year.

3. Fixed Assets:

   Fixed assets consist of the following (in thousands):

                                                May 31, 1997 November 30, 1997
                                                ------------ -----------------
                                                                (unaudited)
   Computer equipment..........................    $1,434         $2,007
   Furniture, fixtures and leasehold
    improvements...............................       207            221
                                                   ------         ------
                                                    1,641          2,228
   Less, accumulated depreciation and
    amortization...............................       318            624
                                                   ------         ------
                                                   $1,323         $1,604
                                                   ======         ======

4. Related-Party Transactions:

   In addition to the revenue earned from NDB, discussed in Note 1, SGI has funded the operations of the Company through cash advances made to the Company. Beginning in September 1996, in connection with certain administrative duties performed by SGI, including accounting, human resources and other functions, the Company was charged approximately $13,000 per month or approximately $120,000 during the year ended May 31, 1997. For the six months ended November 30, 1996 and 1997, such charges amounted to approximately $40,000 (unaudited) and $80,000 (unaudited), respectively. These expenses were allocated to MXNet based on its direct and indirect utilization of specific services.

5. Commitments:

 Leases

   The Company leases office space in Jersey City, New Jersey, under a non-cancelable operating lease expiring in July 1999. Future minimum lease payments under this lease at May 31, 1997 are as follows (in thousands):

     1998.................................................................. $ 70
     1999..................................................................   70
     2000..................................................................   12
                                                                            ----
                                                                            $152
                                                                            ====

   Rent expense was approximately $64,000 for the year ended May 31, 1997.

                                  MXNET, INC.

                             ---------------------


6. Employee Savings Plan:

   The Company's employees are covered by a savings plan administered by SGI of the Company that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code (the "Savings Plan"). Under the Savings Plan, participating employees may defer a portion of their pretax earnings up to the Internal Revenue Service's annual contribution. For the year ended May 31, 1997, the Company contributed approximately $2,000 to the Savings Plan.

7. Income Taxes:

   The components of net deferred tax assets, consist of the following at May 31, 1997 (in thousands):

   Operating loss carryforwards.......................................... $ 450
   Depreciation and amortization.........................................   (51)
                                                                          -----
   Net deferred tax asset................................................   399
   Less, valuation allowance.............................................  (399)
                                                                          -----
     Net deferred tax asset.............................................. $ --
                                                                          =====

   The valuation allowance increased $391,000 during the year ended May 31, 1997 in conjunction with the increase in the net deferred tax asset resulting from the Company's continuing operating losses.

   MXNet is included in NDB's consolidated income tax returns and the benefits of its net operating losses have been realized on such returns. Amounts received from NDB in respect of these benefits, $442,000 and $235,000 for the year ended May 31, 1997 and for the six months ended November 30, 1997, respectively, have been recorded as a capital contribution. Such income tax benefits will be recognized in the future to the extent they would be realized on a separate return basis. As a result, the Company has no provision/benefit for income taxes.

8. Subsequent Event:

   In February 1998, the Company was acquired by IPC Information Systems, Inc. for $6.7 million. In connection with the sale of the Company, the amounts due to affiliates were settled.

  [Graphic: A statement at the top of the diagram reads, "Access to High Quality Communications Services and Multiple Trading Partners Through a Single High Speed Connection." Below this statement there is a diagram of a cloud representing the IXnet Extranet. The following descriptions are arranged around the cloud and are connected to the cloud with straight lines representing network connections: Broker/Dealers, Asset Managers, Exchanges, Interdealer Brokers, Securities firms, Electronic Trading Firms, Real Time Content providers, and Commodities Trading Firms. Extending downward from the cloud is a representation of a high speed customer site connection. The connection illustrates various securities, content and applications (dedicated voice, market data, switched voice, managed bandwidth, electronic trading, frame relay, and hoot & holler) that we deliver to the customer site. The diagram of the customer site includes representations of various customer access codes, CANs. These include a bandwidth manager, a router, and a DLIC. In addition, there are representations of various customer owned equipment including a turret system, a turret, a workstation, a PBX, and a telephone. Services are shown as they flow from the Extranet, down the high speed connection and through a CAN or CANs to an end-user device on the customer's desktop or on his corporate wide area network. A legend on the left side of the page associates individual service types with their commercial names. These include: Dedicated Voice Lines--MetroLink, Electronic Trading, Market Data Delivery--Liquidity, Managed Frame Relay--IXFrame, Switched Voice-- IXPrime, Voice GUPN--IXGlobal, Managed Bandwidth--IXLink, and Hoot & Holler-- DigiHoot.]

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
      , 1999


                                 [IXnet LOGO]


                            Shares of Common Stock

                               ----------------

                                  PROSPECTUS

                               ----------------


                         Donaldson, Lufkin & Jenrette

                             Salomon Smith Barney

                              Merrill Lynch & Co.

                       First Union Capital Markets Corp.

                                DLJdirect Inc.

-------------------------------------------------------------------------------

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the company have not changed since the date hereof.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Until    , 1999 (25 days after the date of this prospectus), all dealers that effect transactions in these shares of common stock may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter in this offering and when selling previously unsold allotments or subscriptions.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   IXnet will pay all of the expenses incurred in connection with the offering described in this registration statement. Such expenses, other than underwriting commissions and discounts, are estimated to be as follows:

     Securities and Exchange Commission registration fee(1)............ $ 41,700
     National Association of Securities Dealers filing fee(1)..........   19,044
     Nasdaq National Market listing fee(1).............................    *
     Legal fees and expenses...........................................    *
     Blue Sky fees and expenses........................................   15,000
     Accounting fees and expenses......................................    *
     Transfer agent's fees and expenses................................    *
     Printing and engraving fees.......................................    *
     Miscellaneous.....................................................    *
                                                                        --------
       Total...........................................................    *
                                                                        ========

---------------------

   * To be filed by amendment.

     ---

(1) Actual expenses based upon the registration and sale of     shares at $
    per share. All other expenses are estimated.

Item 14. Indemnification of Directors and Officers.

   Section 145 of the Delaware General Corporation Law ("DGCL"), inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such person against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

   Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him, and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

   Section 6 of IXnet's Certificate of Incorporation provides that a director shall not be personally liable to IXnet or its shareholders for damages for breach of his fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is expressly prohibited by the DGCL. Article IV, Section 1 of IXnet's By-laws requires IXnet, among other things, to indemnify to the fullest extent permitted by the DGCL, any person who is or was or has agreed to become a director or officer of IXnet, who was or is made a party to, or is threatened to be made a party to, or is otherwise involved in, any threatened, pending or completed action, suit or proceeding, including actions or suits by or in the right of IXnet, by reason of such agreement or service or the fact that such person is, was or has agreed to serve as a director, officer, employee or agent of another corporation or organization at the request of IXnet.

   Article IV, Section 5 of IXnet's By-laws also empowers IXnet to purchase and maintain insurance to protect itself and its directors and officers, and those who were or have agreed to become directors or officers, against any liability, regardless of whether or not IXnet would have the power to indemnify those persons against such liability under the law. IXnet intends to purchase directors' and officers' liability insurance policies which insure its directors and officers and the directors and officers of its subsidiaries in certain instances as soon as practicable.

Item 15. Recent Sales of Unregistered Securities.

   Since its date of incorporation, IXnet has had only one transaction in which it issued or sold its securities. IXnet issued 1,000 shares of its common stock, par value $.01 per share, in May 1999, to IPC Information Systems, Inc. in exchange for all of the stock of International Exchange Networks, Ltd. IPC is currently the sole holder of the outstanding stock of IXnet. The transaction was intended to be exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(2) thereunder because the securities were not offered to the public. No underwriters were involved in connection with the sale of these securities. International Exchange Networks, Ltd. has not issued or sold any of its securities within the three years preceding the filing of this registration statement.

Item 16. Exhibits and Financial Statement Schedules.

   The exhibits filed as a part of this Registration Statement are as follows:

   (a) List of Exhibits. (Filed herewith unless otherwise noted.)

 Exhibit No.                             Description
 -----------                             -----------
  1.1        Form of Underwriting Agreement, by and among IXnet, Inc., IPC
             Information Systems, Inc., Donaldson, Lufkin & Jenrette Securities
             Corporation, Salomon Smith Barney Inc., Merrill Lynch, Pierce,
             Fenner & Smith Incorporated and First Union Capital Markets Corp.*


  2.1        Agreement for the Sale/Purchase of the Issued Share Capital of
             Saturn Global Network Services Holdings Limited dated August 7,
             1998 (as amended on December 18, 1998) among Marshalls 106
             Limited, Marshalls Finance Limited, International Exchanges
             Networks, Ltd and IPC Information Systems, Inc. (1)

 2.1.1       Deed constituting unsecured Guaranteed Subordinated Loan Notes
             2000/2002, dated December 18, 1998, made between Saturn Global
             Network Services Holdings Limited, International Exchange
             Networks, Ltd. and IPC Information Systems, Inc.

 2.1.2       Deed constituting unsecured Guaranteed Subordinated Loan Note
             2000/2002, dated December 18, 1998, made between International
             Exchange Networks Ltd. and IPC Information Systems, Inc.


  2.2        Stock Purchase Agreement, dated February 13, 1998, by and between
             IPC, MXNet and National Discount Brokers Group, Inc.


  3.1        Certificate of Incorporation of IXnet, Inc.*


  3.2        Bylaws of IXnet, Inc.*


  4.1        Specimen Stock Certificate.*


  5.1        Opinion of Thacher Proffitt & Wood regarding legality of shares.*


 10.1        Inter-Company Agreement, dated   , 1999, between IPC Information
             Systems, Inc. and IXnet, Inc.*


 Exhibit No.                             Description
 -----------                             -----------
 10.2        Tax Sharing Agreement, dated   , 1999, by and between IPC
             Communications, Inc. and IXnet, Inc.*


 10.3        Registration Rights Agreement, dated      , 1999, by and between
             IPC Communications, Inc. and IXnet, Inc.*


 10.4        Share Exchange and Termination Agreement, dated as of December 18,
             1997, by and among International Exchange Networks, Ltd, IPC
             Communications, Inc., David Walsh and Anthony Servidio. (2)


 10.5        Employment Agreement, dated as of   , 1999, by and between
             International Exchange Networks, Ltd. and David A. Walsh.*


 10.6        Employment Agreement, dated as of   , 1999, by and between
             International Exchange Networks, Ltd. and Charles F. Auster.*


 10.7        Employment Agreement, dated as of   , 1999, by and between
             International Exchange Networks, Ltd. and Anthony Servidio.*


 10.8        Employment Agreement, dated as of   , 1999, by and between
             International Exchange Networks, Ltd. and William E. Walsh.*


 10.9        Employment Agreement, dated as of   , 1999, by and between
             International Exchange Networks, Ltd. and John Faccibene.*


 10.10       Employment Agreement, dated as of   , 1999, by and between
             International Exchange Networks, Ltd. and Paul Pluschkell.*


 10.11 Employment Agreement, dated as of August 6, 1998, by and between Saturn Global Network Services (UK) Limited and Peter Hase.*


 10.12 Employment Agreement, dated as of August 6, 1998, by and between Saturn Global Network Services Pty Ltd. and Drew Kelton.*


 10.13       IXnet, Inc. 1999 Stock Option Plan.*


 10.14       IPC Information Systems, Inc. 1998 Stock Incentive Plan. (3)


 10.15       Indenture, dated as of April 30, 1998, between IPC Information
             Systems, Inc. and the United States Trust Company of New York, as indenture trustee. (4)


 10.16       Credit Agreement, dated as of April 30, 1998, among IPC
             Information Systems, Inc., IPC Funding Corp., Morgan Stanley
             Senior Funding, Inc. ("MSSF"), as syndication agent and arranger, Goldman Sachs Credit Partners L.P., as documentation agent,
             General Electric Capital Corporation, as collateral agent, and MSSF, as administrative agent. (4)

 10.17       International Purchase and Sale Agreement, date as of July 23,
             1996, by and between International Exchange Networks, Ltd. and
             Newbridge Networks Inc.


 21.1        Subsidiaries of IXnet, Inc.


 23.1        Consent of PricewaterhouseCoopers LLP.


 23.2        Consent of PricewaterhouseCoopers.


 23.3        Consent of Thacher Proffitt & Wood (included in Exhibit 5.1).*


 24.1        Power of Attorney (included on signature page).


 27.1        Financial Data Schedule for year ended September 30, 1996.

 Exhibit No.                          Description
 -----------                          -----------

 27.2        Financial Data Schedule for year ended September 30, 1997.

 27.3        Financial Data Schedule for year ended September 30, 1998.

 27.4        Financial Data Schedule for six months ended March 31, 1999.

---------------------
 * To be filed by amendment.
(1) Previously filed as an exhibit to IPC Information Systems' Report on Form 8-K, filed January 4, 1999, and incorporated herein by reference.
(2) Previously filed as an exhibit to IPC Information Systems' Report on Form 8-K, filed December 24, 1997, and incorporated herein by reference.
(3) Previously filed as an exhibit to IPC Information Systems' Registration Statement on Form S-4, filed February 13, 1998, and incorporated herein by reference.
(4) Previously filed as an exhibit to IPC Information Systems' Report on Form 8-K, filed May 15, 1998, and incorporated herein by reference.

(b) Financial Statement Schedules.

   All schedules have been omitted as not applicable or not required under the rules of Regulation S-X or the information has been provided in the Combined and Consolidated Financial Statements or the Notes thereto.

Item 17. Undertakings.

   IXnet hereby undertakes:

  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by IXnet pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification by IXnet for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of IXnet pursuant to the foregoing provisions, or otherwise, IXnet has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by IXnet of expenses incurred or paid by a director, officer or controlling person of IXnet in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, IXnet will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, IXnet has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on May , 1999.

                                          IXnet, Inc.

                                                     /s/ David A. Walsh
                                          By:
                                             ----------------------------------
                                                        David A. Walsh
                                                   Chief Executive Officer

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David A. Walsh and Charles F. Auster, and each of them, as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign the Form S-1 Registration Statement and any and all amendments thereto, including post effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                 Name                            Title                   Date
                 ----                            -----                   ----

          /s/ David A. Walsh           Chief Executive Officer       May 21, 1999
______________________________________  and Director (Principal
            David A. Walsh              executive officer)

         /s/ Gerald E. Starr           President and Director        May 21, 1999
______________________________________
           Gerald E. Starr

        /s/ Charles F. Auster          Executive Vice President,     May 21, 1999
______________________________________  Chief Operating Officer
          Charles F. Auster             and Director

          /s/ Brian L. Reach           Chief Financial Officer       May 21, 1999
______________________________________  (Principal accounting
            Brian L. Reach              officer)

                                       Director                      May   , 1999
______________________________________
        Richard M. Cashin, Jr.


                 Name                            Title                   Date
                 ----                            -----                   ----

                                       Director                      May   , 1999
______________________________________
          Douglas T. Hickey

         /s/ John T. Sharkey           Director                      May 21, 1999
______________________________________
           John T. Sharkey

         /s/ Douglas J. Mello          Director                      May 21, 1999
______________________________________
           Douglas J. Mello

         /s/ Richard W. Smith          Director                      May 21, 1999
______________________________________
           Richard W. Smith

                                       Director                      May   , 1999
______________________________________
            Peter A. Woog


                               INDEX TO EXHIBITS

 Exhibit No.                             Description
 -----------                             -----------
  1.1        Form of Underwriting Agreement, by and among IXnet, Inc., IPC
             Information Systems, Inc., Donaldson, Lufkin & Jenrette Securities
             Corporation, Salomon Smith Barney Inc., Merrill Lynch, Pierce,
             Fenner & Smith Incorporated and First Union Capital Markets Corp.*


  2.1        Agreement for the Sale/Purchase of the Issued Share Capital of
             Saturn Global Network Services Holdings Limited dated August 7,
             1998 (as amended on December 18, 1998) among Marshalls 106
             Limited, Marshalls Finance Limited, International Exchanges
             Networks, Ltd and IPC Information Systems, Inc. (1)

 2.1.1       Deed constituting unsecured Guaranteed Subordinated Loan Notes
             2000/2002, dated December 18, 1998, made between Saturn Global
             Network Services Holdings Limited, International Exchange
             Networks, Ltd. and IPC Information Systems, Inc.

 2.1.2       Deed constituting unsecured Guaranteed Subordinated Loan Note
             2000/2002, dated December 18, 1998, made between International
             Exchange Networks Ltd. and IPC Information Systems, Inc.


  2.2        Stock Purchase Agreement, dated February 13, 1998, by and between
             IPC, MXNet and National Discount Brokers Group, Inc.


  3.1        Certificate of Incorporation of IXnet, Inc.*


  3.2        Bylaws of IXnet, Inc.*


  4.1        Specimen Stock Certificate.*


  5.1        Opinion of Thacher Proffitt & Wood regarding legality of shares.*


 10.1        Inter-Company Agreement, dated   , 1999, between IPC Information
             Systems, Inc. and IXnet, Inc.*


 10.2        Tax Sharing Agreement, dated   , 1999, by and between IPC
             Communications, Inc. and IXnet, Inc.*


 10.3        Registration Rights Agreement, dated      , 1999, by and between
             IPC Communications, Inc. and IXnet, Inc.*


 10.4        Share Exchange and Termination Agreement, dated as of December 18,
             1997, by and among International Exchange Networks, Ltd, IPC
             Communications, Inc., David Walsh and Anthony Servidio. (2)


 10.5        Employment Agreement, dated as of   , 1999, by and between
             International Exchange Networks, Ltd. and David A. Walsh.*


 10.6        Employment Agreement, dated as of   , 1999, by and between
             International Exchange Networks, Ltd. and Charles F. Auster.*


 10.7        Employment Agreement, dated as of   , 1999, by and between
             International Exchange Networks, Ltd. and Anthony Servidio.*


 10.8        Employment Agreement, dated as of   , 1999, by and between
             International Exchange Networks, Ltd. and William E. Walsh.*


 10.9        Employment Agreement, dated as of   , 1999, by and between
             International Exchange Networks, Ltd. and John Faccibene.*


 10.10       Employment Agreement, dated as of   , 1999, by and between
             International Exchange Networks, Ltd. and Paul Pluschkell.*


 10.11 Employment Agreement, dated as of August 6, 1998, by and between Saturn Global Network Services (UK) Limited and Peter Hase.*


 10.12 Employment Agreement, dated as of August 6, 1998, by and between Saturn Global Network Services Pty Ltd. and Drew Kelton.*


 Exhibit No.                            Description
 -----------                            -----------
 10.13       IXnet, Inc. 1999 Stock Option Plan.*


 10.14       IPC Information Systems, Inc. 1998 Stock Incentive Plan. (3)


 10.15       Indenture, dated as of April 30, 1998, between IPC Information
             Systems, Inc. and the United States Trust Company of New York, as indenture trustee. (4)


 10.16       Credit Agreement, dated as of April 30, 1998, among IPC
             Information Systems, Inc., IPC Funding Corp., Morgan Stanley
             Senior Funding, Inc. ("MSSF"), as syndication agent and arranger, Goldman Sachs Credit Partners L.P., as documentation agent,
             General Electric Capital Corporation, as collateral agent, and MSSF, as administrative agent. (4)

 10.17       International Purchase and Sale Agreement, date as of July 23,
             1996, by and between International Exchange Networks, Ltd. and
             Newbridge Networks Inc.


 21.1        Subsidiaries of IXnet, Inc.


 23.1        Consent of PricewaterhouseCoopers LLP.


 23.2        Consent of PricewaterhouseCoopers.


 23.3        Consent of Thacher Proffitt & Wood (included in Exhibit 5.1).*


 24.1        Power of Attorney (included on signature page).


 27.1        Financial Data Schedule for year ended September 30, 1996.

 27.2        Financial Data Schedule for year ended September 30, 1997.

 27.3        Financial Data Schedule for year ended September 30, 1998.

 27.4        Financial Data Schedule for six months ended March 31, 1999.

---------------------
 * To be filed by amendment.
(1) Previously filed as an exhibit to IPC Information Systems' Report on Form 8-K, filed January 4, 1999, and incorporated herein by reference.
(2) Previously filed as an exhibit to IPC Information Systems' Report on Form 8-K, filed December 24, 1997, and incorporated herein by reference.
(3) Previously filed as an exhibit to IPC Information Systems' Registration Statement on Form S-4, filed February 13, 1998, and incorporated herein by reference.
(4) Previously filed as an exhibit to IPC Information Systems' Report on Form 8-K, filed May 15, 1998, and incorporated herein by reference.

                                     II-9